   As filed with the Securities and Exchange Commission on June 17, 1999
                                                          Registration 333-76985

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                              AMENDMENT NO. 3
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------
                                 AUDIBLE, INC.
             (Exact name of registrant as specified in its charter)

        Delaware                      7375                   22-3407945
     (State or other            (Primary Standard         (I.R.S. Employer
     jurisdiction of               Industrial          Identification Number)
    incorporation or           Classification Code
      organization)                  Number)

                               ----------------
                               Andrew J. Huffman
                     President and Chief Executive Officer
                                 Audible, Inc.
                            65 Willowbrook Boulevard
                               Wayne, N.J. 07470
                                 (973) 890-4070
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------
                                   Copies to:

     Edwin M. Martin, Jr., Esquire            Brian D. Goldstein, Esquire
       Nancy A. Spangler, Esquire           Testa, Hurwitz & Thibeault, LLP
         Piper & Marbury L.L.P.                     125 High Street
         1200 19th Street, N.W.                     Boston, MA 02110
         Washington, D.C. 20036                      (617) 248-7000
             (202) 861-3900

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
                                                          Proposed
                                             Proposed      Maximum
  Title of Each Class         Amount         Maximum      Aggregate   Amount of
  of Securities To Be         To Be       Offering Price  Offering   Registration
       Registered           Registered       Per Unit     Price(1)      Fee(2)
---------------------------------------------------------------------------------
Shares of Common Stock,
 par value $.01......... 4,600,000 Shares     $10.00     $46,000,000      $0
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act.
(2) A registration fee of $12,788 was paid at the time of the initial filing of this registration statement based on the estimated aggregate offering price.

                               ----------------

  The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities, and it is not soliciting an offer to buy + +these securities, in any state where the offer or sale is not permitted. +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION DATED JUNE 17, 1999

                                4,000,000 Shares


                                  Common Stock

                                   --------

  All of the shares of common stock are being offered by Audible. Prior to this offering, there has been no public market for the common stock. The initial public offering price is expected to be between $8.00 and $10.00 per share.

  We have granted the underwriters a 30-day option to purchase a maximum of 600,000 additional shares to cover over allotments of shares.

  We have applied to list the common stock on the Nasdaq National Market under the symbol "ADBL."

Investing in the common stock involves risks. See "Risk Factors" starting on page 7.

                                                        Underwriting
                                               Price to Discounts and  Proceeds
                                                Public   Commissions  to Audible
                                               -------- ------------- ----------
Per Share.....................................  $           $           $
Total.........................................  $           $           $

  Delivery of the shares of common stock will be made on or about      , 1999.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

           J.P. Morgan & Co.

                                                    Volpe Brown Whelan & Company

                Wit Capital Corporation

                   The date of this prospectus is      , 1999

                                   [Graphics]

                                 ------------

                               TABLE OF CONTENTS

                                     Page
                                     ----
Prospectus Summary..................   3
Risk Factors........................   7
Use of Proceeds.....................  15
Dividend Policy.....................  15
Capitalization......................  16
Dilution............................  17
Selected Historical Financial Data..  18
Management's Discussion and
 Analysis of Financial Condition
 and Results of Operations..........  20
Business............................  29

                                                                       Page
                                                                       ----
Management............................................................  41
Related Transactions and Relationships................................  48
Principal Stockholders................................................  51
Description of Capital Stock..........................................  54
Shares Eligible for Future Sale.......................................  58
Underwriting..........................................................  60
Notice to Canadian Residents..........................................  63
Validity of the Shares................................................  64
Experts...............................................................  64
Additional Information................................................  64
Index to Financial Statements......................................... F-1

                                 ------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                               ----------------

   Until   , 1999, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                               ----------------

   We have applied for federal registration of the marks Audible, audible.com, AudibleReady, AudibleManager and Audible MobilePlayer. Other trademarks and service marks appearing in this prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in the prospectus. The summary is not complete and does not contain all the information you should consider before buying shares in this offering. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors," including the risk that we are a development stage company with a limited operating history with which you can evaluate our business and our future prospects. Except where we state otherwise, we present information in this prospectus assuming (1) the conversion of all outstanding shares of convertible preferred stock into an aggregate of 13,400,996 shares of common stock upon the closing of this offering, (2) our common stock will be sold at $9.00 per share, which is the mid-point of the range shown on the cover of this prospectus, (3) the underwriters will not exercise their over-allotment option and (4) the filing of the amended and restated certificate of incorporation. All share numbers reflect a three for two stock split effected as a stock dividend on May 26, 1999.

                                    Audible

   We are a leading provider of premium spoken audio content, such as audio versions of books and newspapers and radio programs, that is delivered over the Internet and can be played back on personal computers and hand-held electronic devices. The Audible service allows consumers to purchase and download content from our Web site, store it in digital files and play it back on personal computers and electronic devices. Our Web site, audible.com, contains the largest and most diverse collection of premium digital spoken audio content available for download on the Internet, most of which is currently available only through us either through exclusive arrangements or because, to our knowledge, no one else currently has digital rights to this content. Visitors to audible.com can browse through descriptions of audio titles and listen to samples online before purchasing their selections. A customer can download content immediately or schedule download for a later time. A customer can also schedule recurring delivery of many subscription-based periodicals and radio programs.

   More than 15,000 hours of premium audio content are available at audible.com, including over 3,000 audio versions of books from publishers such as Bantam Doubleday Dell Publishing and Random House Publishing, each a division of Random House, Inc., Dove Audio, Harper Audio, Simon & Schuster Audio and Time Warner AudioBooks. We also have audio versions of periodicals such as The New York Times, The Wall Street Journal and The Economist, and radio programs such as Car Talk, Fresh Air, Marketplace and News From Lake Wobegon.

   The market for the Audible service results from the increasing usage of the Internet and the recent introduction of a variety of hand-held electronic devices that have audio capabilities. Unlike traditional radio broadcasts, the Audible service offers customers access to content of their choice and the ability to listen to what they want, when and where they want--whether commuting, exercising, relaxing or sitting at their personal computers. Unlike traditional and online bookstores, which are subject to physical inventory constraints and shipping delays, we provide a selection that is readily available in a digital format that can be quickly delivered over the Internet. In addition, we provide customers with lower priced spoken audio content because we do not incur the manufacturing and distribution costs of audio content stored on cassette tapes and compact discs.

   Customers use our AudibleManager software on their personal computers to download and playback audio content or transfer it to hand-held electronic devices that, enabled with our Audible Player or similar software, are compatible with our service. We have discontinued the manufacture of our own device, the Audible MobilePlayer, to focus our efforts on enabling the Audible service to be used on a variety of electronic devices. We have historically derived the majority of our revenue from the sale of the MobilePlayer devices, and we expect this revenue to decrease and eventually phase out as we sell our remaining inventory. In the future, we will depend upon others to manufacture and promote as "AudibleReady" devices capable of playing our content. The first of these AudibleReady devices only became commercially available in March 1999. We have agreements with Casio, Compaq, Everex and Philips to bundle our software with their hand-held electronic devices and promote our service. These devices may be available in limited quantities for the next several quarters. We also have an agreement with Diamond Multimedia to make the next version of its Rio Internet Music Player compatible with the Audible service.

   We help publishers, producers, authors, device manufacturers and our Web site affiliates to create incremental sources of revenue. We provide a new source of revenue for publishers of newspapers, magazines, journals, newsletters, professional publications and business information and producers of radio broadcasts by creating a new market for content that is too timely for distribution on cassette tape and too specialized for widely broadcast radio programs. In addition, our service provides companies that distribute or promote our service and manufacturers of hand-held audio-enabled electronic devices with a wide selection of content to offer to their customers. We also derive revenue from other services, including technology integration services.

   We were incorporated in 1995 and commenced commercial operations in October 1997. Our principal executive offices are located at 65 Willowbrook Boulevard, Wayne, New Jersey 07470, and our telephone number at that location is (973) 890-4070.

                                  The Offering

 Common stock offered.........................  4,000,000 shares.
 Common stock to be outstanding after this      25,003,265 shares.
  offering....................................
 Use of proceeds..............................  We estimate that we will receive approximately $32.5
                                                million from this offering. We
                                                expect to use the net proceeds
                                                from this offering for
                                                marketing activities, for the
                                                acquisition and production of
                                                new audio content and the
                                                extension and renewal of
                                                existing content licensing
                                                arrangement, for acquisition of
                                                companies or technologies and
                                                for general and corporate
                                                purposes, including obtaining
                                                and extending technology
                                                licensing arrangements,
                                                increasing personnel,
                                                increasing production and
                                                server system capacities, and
                                                to finance operating losses
                                                that we expect to incur as we
                                                expand our customer base.
 Proposed Nasdaq National Market symbol.......  ADBL

--------------------
   This table is based on shares outstanding as of March 31, 1999. This table excludes:

    . 9,000,000 shares of common stock we have reserved for issuance under our 1999 Stock Incentive Plan; and

    . 1,769,905 shares of common stock issuable upon exercise of outstanding warrants.

                             Summary Financial Data
                     (In thousands, except per share data)

                                                                      Three Months
                         November 3, 1995                                 Ended
                          (inception) to  Year Ended December 31,       March 31,
                           December 31,   -------------------------  ----------------
                               1995        1996     1997     1998     1998     1999
                         ---------------- -------  -------  -------  -------  -------
                                                                       (unaudited)
Statement of operations
 data:
Revenue:
 Content and services...      $  --       $   --   $     3  $   132  $    30  $    58
 Hardware...............         --           --        57      244       90       57
 Other..................         --           --       --       --       --       200
                              ------      -------  -------  -------  -------  -------
 Total revenue..........         --           --        60      376      120      315
                              ------      -------  -------  -------  -------  -------
Operating expenses:
 Cost of content and
  services revenue......         --           --        78      372       75      152
 Cost of hardware
  revenue...............         --           --       252      556      255       63
 Production expenses....         --           684    1,982    1,639      486      495
 Research and
  development...........          49        1,810    2,672    1,641      389      320
 Write-down related to
  hardware business.....         --           --       --       952      --       --
 Sales and marketing....         --           256    1,227    1,453      272      396
 General and
  administrative........         --           787    1,921    1,838      481      431
                              ------      -------  -------  -------  -------  -------
  Total operating
   expenses.............          49        3,536    8,133    8,453    1,958    1,857
                              ------      -------  -------  -------  -------  -------
   Loss from operations.         (49)      (3,536)  (8,073)  (8,076)  (1,838)  (1,542)
                              ------      -------  -------  -------  -------  -------
   Other (income)
    expense, net........         --           (27)     (44)      62        6      (68)
                              ------      -------  -------  -------  -------  -------
Net loss................      $  (49)     $(3,509) $(8,029) $(8,138) $(1,844) $(1,474)
                              ======      =======  =======  =======  =======  =======
Basic and diluted net
 loss per common share..      $(0.02)     $ (1.10) $ (1.49) $ (1.15) $ (0.28) $ (0.20)
Weighted average shares
 outstanding............       2,250        3,177    5,379    7,097    6,558    7,452
Pro forma basic and
 diluted net loss per
 common share (1).......                                      (0.50)            (0.07)
Pro forma weighted
 average shares
 outstanding (1)........                                     16,292            20,728

                                                     March 31, 1999
                                         ---------------------------------------
                                                                    Pro Forma
                                           Actual    Pro Forma(2) As Adjusted(3)
                                         ----------- ------------ --------------
                                         (unaudited)
Balance sheet data:
Cash and cash equivalents...............   $ 9,652      $9,652       $42,132
Total assets............................    10,991      10,991        43,471
Noncurrent liabilities..................       377         377           377
Redeemable preferred stock..............    28,719          --            --
Total stockholders' (deficit) equity ...   (20,950)      7,769        40,249

--------
(1) The "pro forma" summary statement of operations data for the year ended December 31, 1998 and the three months ended March 31, 1999 reflects the conversion of the outstanding shares of preferred stock into 13,400,996 shares of common stock as though this event occurred as of the beginning of each period.
(2) The "pro forma" summary balance sheet data as of March 31, 1999 reflects the event described in note 1 as if such event had occurred as of March 31, 1999.
(3) The "pro forma as adjusted" summary balance sheet data as of March 31, 1999 reflects the event described in note 2 and the issuance of our common stock in this offering and the application of the net proceeds as described in "Use of Proceeds."

                                  RISK FACTORS

   This offering involves a high degree of risk. You should consider carefully the risks described below and the other information in this prospectus before deciding to invest in shares of our common stock.

We are a development stage company with a limited operating history with which you can evaluate our business and our future prospects.

   Our limited operating history and small number of customers makes predicting our future operating results difficult. We are a development stage company. From the time we were incorporated in November 1995 until September 1997, we generated no revenue while we developed our secure delivery system and a prototype audio playback device, created our audible.com Web site and established relationships with providers of audio content. Although we began earning limited revenue in October 1997, we have continued to focus our resources on refining and enhancing our Web site and our playback and management software and in expanding our content selections and developing relationships with manufacturers of hand-held electronics devices. We have limited history of selling content to users of hand-held electronic devices manufactured by other parties which only recently became AudibleReady. We have spent only limited resources on promoting and marketing our service to consumers. We expect to spend significant resources on expanding and developing our service and brand name over the next several quarters. As a result, we have a limited history of operations and a small number of initial customers upon which you can evaluate our business model and our prospects.

We have limited revenue, we have a history of losses and we may not be profitable in the future.

   Our limited revenue and history of losses makes it uncertain when or if we will become profitable. Our failure to achieve profitability within the time frame expected by investors may adversely affect our business and the market price of our common stock. We had total revenue of $376,000 for the year ended December 31, 1998 and $315,000 for the three months ended March 31, 1999. 65% of this revenue during 1998 was derived from sales of hardware, which we expect to decline as we sell our remaining inventory of the Audible MobilePlayer. We had content and services revenue of only $132,000 for the year ended December 31, 1998 and $58,000 for the three months ended March 31, 1999. We had operating expenses of $8.4 million for 1998 and $1.9 million for the three months ended March 31, 1999. As of March 31, 1999, we have incurred net operating losses of approximately $21.2 million since inception, and we expect to continue to incur significant losses for the foreseeable future.

Our business is changing rapidly, which could cause our quarterly operating results to vary and our stock price to fluctuate.

   We have both limited revenue and a limited operating history. Accordingly, predicting our future quarterly results based on past quarters' results is largely speculative. Our limited revenue will make relatively minor fluctuations in revenue much more significant on a percentage basis. Our revenue is dependent on the availability and sales of AudibleReady devices and a steady growth in sales of our content to purchasers of these devices. Our operating results may also be affected by the availability of content and technical difficulties with our Web site and the Internet. Our revenues and operating results can vary significantly from quarter to quarter due to a number of factors, not all of which are in our control, and some of which are described in these Risk Factors. Because most of our expenses, such as employee compensation and rent, are relatively fixed in the short term, we may be unable to adjust our spending to compensate for unexpected revenue shortfalls. Accordingly, any significant shortfall in relation to our expectations could cause significant declines in our operating results. This would likely affect the market price of our common stock in a manner which may be unrelated to our long-term operating performance.

The market for our service is uncertain and consumers may not be willing to use the Internet to purchase spoken audio content.

   Downloading of audio content from the Internet is a relatively new method of distribution and its growth and market acceptance is highly uncertain. Our success will depend in large part on consumer willingness to purchase and download spoken audio content over the Internet. Purchasing this content over the Internet involves changing purchasing habits, and if consumers are not willing to purchase and download this content over the Internet, our revenue will be limited and our business will be materially adversely affected. We believe that acceptance of this method of distribution may be subject to network capacity constraints, hardware limitations, company computer security policies, the ability to change user habits and the quality of the audio content delivered.

We may not be able to license or produce sufficiently compelling audio content to attract and retain customers and grow our revenue.

   If we are unable to obtain licenses from the creators and publishers of content to have that content available on our Web site on terms acceptable to us or if a significant number of content providers terminate their agreements with us, we would have less content available for our customers, which would limit our revenue growth and materially adversely affect our financial performance. Our future success depends upon our ability to accumulate and deliver premium spoken audio content over the Internet. Although we currently collaborate with the publishers of periodicals and other branded print materials to convert their written material into original spoken audio content, the majority of our content originates from producers of audiobooks, radio broadcasts, conferences, lectures and other forms of spoken audio content. Although many of our agreements with content providers are for initial terms of one to three years, our content providers may choose not to renew their agreements with us or may terminate their agreements early if we do not fulfill our contractual obligations. We cannot be certain that our content providers will enter into new agreements with us on the same or similar terms as those currently in effect or that additional content providers will enter into agreements on terms acceptable to us.

Manufacturers of electronic devices may not manufacture, make available or sell a sufficient number of products suitable for our service, which would limit our revenue growth.

   If manufacturers of electronic devices do not manufacture, make available or sell a sufficient number of devices promoted as AudibleReady, or if these devices do not achieve sufficient market acceptance, we will not be able to grow revenue and our business will be materially adversely affected. The Compaq Aero, the first third party device promoted as AudibleReady, only became commercially available in March 1999 and is available only in limited quantities. Compaq and Everex have experienced delays in their delivery schedule of their electronic devices due to parts shortages. Although the content we sell can be played on personal computers, we believe that a key to our future success is the ability to playback this content on hand-held electronic devices. Because we do not intend to continue to manufacture our own AudibleReady devices, we depend on manufacturers, such as Philips, Casio, Everex, Compaq and Diamond Multimedia, to develop and sell their own products and promote them as AudibleReady.

We must establish, maintain and strengthen our brand names, trademarks and service marks in order to acquire customers and generate revenue.

   If we fail to promote and maintain our brand names, our business, operating results and financial condition could be materially adversely affected. We believe that building awareness of the "Audible," "audible.com" and "AudibleReady" brand names is critical to achieving widespread acceptance of our service by customers, content providers, device manufacturers and marketing and distribution companies with which we have business relationships. To promote our brands, we will need to substantially increase our marketing expenditures. We have applied for trademark and service mark registrations of our brand names in the United States. The application for "audible.com" has been allowed and the applications for "Audible" and "AudibleReady" have received adverse actions by the Patent and Trademark Office. There can be no assurance that any of our brand names will be registered as trademarks or that we will effectively protect the use of these names.

Increasing availability of digital audio technologies may increase competition and reduce our gross margins, market share and profitability.

   If we do not continue to enhance our service and adapt to new technology, we will not be able to compete with new and existing distributors of spoken audio, we will lose market share and our business will be materially adversely effected. The market for the Audible service is new, rapidly evolving and intensely competitive. We expect competition to intensify as advances in and standardization of digital audio distribution, download, security, management and playback technologies reduce the cost of starting a digital audio delivery system or a service that gathers audio content. To remain competitive, we must continue to either license or internally develop technology that will enhance the features of the Audible service, our software that manages the downloading and playback of audio content, our ability to compress audio files for downloading and storage and our download, security and playback technologies. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect our financial performance.

Our industry is highly competitive and we cannot assure you that we will be able to compete effectively.

   We face competition in all aspects of our business and we cannot assure you that we will be able to compete effectively. We compete for consumers of audio content with other Internet-based audio distributors and distributors of audio on cassette tape or compact disc. We compete with others for relationships with manufacturers of electronic devices with audio playback capabilities. The business of providing content over the Internet is experiencing rapid growth and is characterized by rapid technological changes, changes in consumer habits and preferences and the emergence of new and established companies. We compete with (1) traditional and online retail stores, catalogs, clubs and libraries that sell, rent or loan audiobooks on cassette tape or compact disc, such as AudioBook Club, Borders, Barnes & Noble and Amazon.com, (2) Web sites that offer streaming access to spoken audio content using tools such as the RealPlayer or Windows Media Player, such as Broadcast.com, (3) other companies offering services similar to ours, such as Audiohighway.com and Command Audio and (4) on-line and Internet portal companies such as America Online, Inc., Yahoo! Inc., Excite, Inc., Lycos Corporation, Infoseek Corporation and Microsoft Network, with the potential to offer audio content. Many of these companies have financial, technological, promotional and other resources that are much greater than those available to us and could use or adapt their current technology, or could purchase technology, to provide a service directly competitive with the Audible service.

Capacity constraints and failures, delays or overloads could interrupt our service and reduce the attractiveness of our service to existing or potential customers.

   Any capacity constraints or sustained failure or delay in using our Web site could reduce the attractiveness of the Audible service to consumers, which would materially adversely affect our financial performance. Our success depends on our ability to electronically distribute spoken audio content through our Web site to a large number of customers efficiently and with few interruptions or delays. Accordingly, the performance, reliability and availability of our Web site, our transaction processing systems and our network infrastructure are critical to our operating results. We have experienced periodic systems interruptions including planned system maintenance, hardware and software failures triggered by high traffic levels, and network failure in the Internet and our Internet service providers. We believe the complexities of our software and hardware and the potential instability of the Internet due to rapid user growth mean that periodic interruptions to our service are likely to continue. A significant increase in visitors to our Web site or simultaneous download requests could strain the capacity of our Web site, software, hardware and telecommunications systems, which could lead to slower response times or system failures. These interruptions may make it difficult to download audio content from our Web site in a timely manner.

We could be liable for substantial damages if there is unauthorized duplication of the content we sell.

   We believe that we are able to license premium audio content in part because our service has been designed to reduce the risk of unauthorized duplication and playback of audio files. If these security measures fail, our content may be vulnerable to unauthorized duplication or playback. If others duplicate the content we provide without authorization, content providers may terminate their agreements with us and hold us liable for substantial damages. Although we maintain general liability insurance, including insurance for errors or omissions, we cannot assure you that the amount of coverage will be adequate to compensate us for these losses. Security breaches might also discourage other content providers from entering into agreements with us. We may be required to expend substantial money and other resources to protect against the threat of security breaches or to alleviate problems caused by these breaches.

Errors in our proprietary software, including AudibleManager 2.0, could discourage potential customers and damage our reputation.

   Our proprietary software may contain undetected errors, failures or bugs which could result in customer dissatisfaction, adverse publicity, loss of reputation, delay in market acceptance of the AudibleReady format or in legal claims against us by customers or others. We have in the past discovered errors, failures and bugs in our software and have experienced customer dissatisfaction. Version 2.0 of our AudibleManager software is required for customers to use our service with hand-held electronic devices that use Microsoft's Windows CE operating system. Version 2.0 has only recently become commercially available and may contain errors and bugs of which we are unaware.

We do not have a disaster recovery plan or back-up systems, and a disaster could severely damage our operations.

   If our computer systems are damaged or interrupted by a disaster for an extended period of time, our business, results of operations and financial condition would be materially adversely affected. We do not have a disaster recovery plan in effect and do not have fully redundant systems for the Audible service at an alternate site. Our operations depend upon our ability to maintain and protect our computer systems, all of which are located in our headquarters and at a third party, offsite hosting facility, both of which are located in northern New Jersey. Although we maintain insurance against general business interruptions, we cannot assure you that the amount of coverage will be adequate to compensate us for our losses.

Problems associated with the Internet could discourage use of Internet-based services like ours.

   If the Internet fails to develop or develops more slowly than we expect as a commercial medium, our business may also grow more slowly than we anticipate, if at all. Our success will depend in large part on increasing use of the Internet. There are critical issues concerning the commercial use of the Internet which we expect to affect the development of the market for the Audible service, including:

  . the secure transmission of customer credit card numbers and other confidential information;

  .  the reliability and availability of Internet service providers;

  .  the cost of access to the Internet;

  .  the availability of sufficient network capacity; and

  . the ability to download audio content through computer security measures employed by businesses.

Our Chief Financial Officer only recently became an employee of Audible which may affect our ability to successfully manage our operations.

   We hired our Chief Financial Officer on June 1, 1999. Accordingly, our financial team does not have a history of working together. We cannot assure you that our CFO will be able to work effectively or successfully to manage our operations. We believe that the successful integration of our CFO with our management team is critical to our ability to effectively manage our operations and support our anticipated future growth.

The loss of key employees could jeopardize our growth prospects.

   The loss of the services of any of our executive officers or other key employees could materially adversely affect our business. Our future success depends on the continued service and performance of our senior management and other key personnel, particularly Andrew J. Huffman, our President, and Donald
R. Katz, our Founder and Chairman of the Board. We do not have employment agreements with any of our executive officers or other key employees.

Our inability to hire new employees may hurt our growth prospects.

   The failure to hire new personnel could damage our ability to grow and expand our business. Our future success depends on our ability to attract, hire and retain highly skilled technical, managerial, editorial, marketing and customer service personnel, and competition for these individuals is intense. In particular, we have experienced difficulty in hiring software and Web site developers. Our failure to hire these technical employees could delay improvements in, and enhancements to, the Audible service.

We have no experience in acquiring companies or technologies and any acquisitions of this type may disrupt our business or distract our management, due to difficulties in assimilating acquired personnel and operations.

   We have no experience in acquiring businesses, technologies, services or products. From time to time, we engage in discussions and negotiations with companies regarding our acquiring or investing in such companies' businesses, products, services or technologies. If we acquire or invest in another company, we could have difficulty in assimilating that company's personnel, operations, technology and software. In addition, the key personnel of the acquired company may decide not to work for us. If we make other types of acquisitions, we could have difficulty in integrating the acquired products, services or technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. Furthermore, we may incur indebtedness or issue equity securities to pay for any future acquisitions. The issuance of equity securities would be dilutive to our existing stockholders. As of the date of this prospectus, we have no agreement to enter into any material investment or acquisition transaction.

Year 2000 problems could interrupt our service.

   Any Year 2000 compliance problem of ours or our vendors or suppliers could have a material adverse effect on our ability to service our customers, and on our business, results of operations and financial condition. Virtually every computer operation will be affected in some way by the rollover of the two digit year value to 00. It is unclear whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. In the most reasonably likely worst case scenario, the Audible service would be inoperable until the problem is corrected and this correction could take weeks or months. During this period, we may be unable to bill our customers or deliver subscriptions to our customers, and the AudibleManager software may not download audio content at the scheduled intervals. This type of interruption could damage our reputation and cause customers to lose interest in the Audible service. We are in the process of reviewing our systems and working with our software and systems suppliers to be prepared for the year 2000. We have identified changes that we must make in order to be prepared for the year 2000. For example, we are in the process of upgrading to more recent versions of software and database applications that are certified to be ready for the year 2000. We cannot be sure that all software and hardware components are or will be Year 2000 compliant. Neither can we accurately estimate the potential costs of achieving Year 2000 compliance or the effects on our operations if we are unsuccessful.

We may not be able to protect our intellectual property.

   If we fail to protect our intellectual property, we may be exposed to expensive litigation or risk jeopardizing our competitive position. The steps we have taken may be inadequate to protect our technology and other intellectual property. Our competitors may learn or discover our trade secrets or may independently develop technologies that are substantially equivalent or superior to ours. We rely on a combination of patents, licenses, confidentiality agreements and other contracts to establish and protect our technology and other intellectual property rights. We have one patent and have filed eight patent applications. We also rely on unpatented trade secrets and know-how to maintain our competitive position. We may have to litigate to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. This litigation could result in substantial costs and the diversion of our management and technical resources which would harm our business.

Other companies may claim that we infringe their copyrights or patents.

   If the Audible service violates the proprietary rights of others, we may be required to redesign our software, and re-encode the Audible content, or seek to obtain licenses from others to continue offering the

Audible service without substantial redesign and such efforts may not be successful. We do not conduct comprehensive patent searches to determine whether our technology infringes patents held by others. In addition, software development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies. Any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract our management from our business. A party making a claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from offering the Audible service. Any of these events could have a material adverse effect on our business, operating results and financial condition.

We could be sued for content that we distribute over the Internet.

   A lawsuit based on the content we distribute could be expensive and damaging to our business. Our service involves delivering spoken audio content to our customers. As a distributor and publisher of content over the Internet, we may be liable for copyright, trademark infringement, unlawful duplication, negligence, defamation, indecency and other claims based on the nature and content of the materials that we publish or distribute to customers. Although we generally require that our content providers indemnify us for liability based on their content and we carry general liability insurance, the indemnity and the insurance may not cover claims of these types or may not be adequate to protect us from the full amount of the liability. If we are found liable in excess of the amount of indemnity or of our insurance coverage, we could be liable for substantial damages and our reputation and business may suffer.

Future government regulations may increase our cost of doing business on the Internet.

   Laws and regulations applicable to the Internet covering issues such as user privacy, pricing and copyrights are becoming more prevalent. The adoption or modification of laws or regulations relating to the Internet could force us to modify the Audible service in ways that could adversely affect our business.

We may become subject to sales and other taxes for direct sales over the Internet.

   Increased tax burden could make our service too expensive to be competitive. We do not currently collect sales or other similar taxes for download of content into states other than in New Jersey and Texas. Nevertheless, one or more local, state or foreign jurisdictions may require that companies located in other states collect sales taxes when engaging in online commerce in those states. If we open facilities in other states, our sales into such states may be taxable. If one or more states or any foreign country successfully asserts that we should collect sales or other taxes on the sale of our content, the increased cost to our customers could discourage them from purchasing our services, which would materially adversely affect our business.

Our executive officers and directors will continue to control approximately 43% of our common stock.

   After this offering, our executive officers and directors will continue to control approximately 43% of our common stock and will exercise significant influence over stockholder voting matters which will limit the influence of our new stockholders. If our officers and directors act together, they will be able to influence the composition of our board of directors, and will continue to have significant influence over our affairs in general.

Our contractual obligations, charter and by-laws could discourage an acquisition of our company that would benefit our stockholders.

   Provisions of our agreement with Microsoft and of our certificate of incorporation and bylaws may make it more difficult for a third party to acquire control of our company, even if a change in control would benefit our stockholders. These provisions include:

  . prior to discussing with anyone the sale of our company, we must notify Microsoft and Microsoft has a right to negotiate exclusively with us for 21 days to acquire our company. We are not obligated to accept any offer from Microsoft. If we do not reach agreement during this period, we may discuss with others the sale of our company;

  . our board of directors, without stockholder approval, may issue preferred stock on terms that they determine. This preferred stock could be issued quickly with terms that delay or prevent the change in control of our company or make removal of management more difficult. Also, the issuance of preferred stock may cause the market price of our common stock to decrease;

  . our board of directors is "staggered" so that only a portion of its members are elected each year;

  . only our board of directors, our chairman of the board, our president or stockholders holding a majority of our stock can call special stockholder meetings; and

  . special procedures which must be followed in order for stockholders to present proposals at stockholder meetings.

   These provisions could have the effect of delaying, deterring or preventing a change in the control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company, or may otherwise discourage a potential acquirer from attempting to obtain control of us, which in turn could materially adversely affect the market price of our common stock.

There is no prior market for our common stock and the price may decline after this offering.

   Our common stock has not been traded in the public market before this offering. We have applied to the Nasdaq National Market to list our common stock, but we do not know whether active trading in our common stock will develop or continue after this offering. If active trading does not develop, it could cause the market price of our common stock to decrease. We will determine the price you will pay for our common stock through negotiations with the underwriters. You may not be able to resell your shares at or above the price you will pay for our common stock.

Future sales of our common stock may lower our stock price.

   If our existing stockholders sell a large number of shares of our common stock, the market price of the common stock could decline significantly. The perception in the public market that our existing stockholders might sell shares of common stock could depress our market price. Immediately after this offering, approximately 25,003,265 shares of our common stock will be outstanding. Of these shares, 4,000,000 of the shares included in this offering will be available for immediate resale in the public market. The remaining 84%, or 21,003,265 shares of our total outstanding shares, will become available for resale in the public market as shown on the chart below. All of these remaining 21,003,265 shares are subject to lock-up agreements restricting the sale of such shares for 180 days from the date of this prospectus. However, the underwriters can waive this restriction and allow these stockholders to sell their shares at any time.

Number of Shares/
% of Outstanding                  Date of First Availability for Resale
-----------------  -------------------------------------------------------------------
 1,633,650/6.5%    Immediately after the date of this prospectus, all of which shares are subject to lock-up agreements
19,048,098/76.2%   90 days after the date of this prospectus, all of which shares are subject to lock-up agreements
  321,517/1.3%     At various times between 90 days and 180 days after the date of the prospectus, all of which shares are subject to lock-up agreements

   After this offering, the holders of 13,400,996 shares of common stock and holders of warrants to purchase an aggregate of 1,575,001 shares of our common stock and warrants to purchase 55,261 shares of our preferred stock, which preferred stock warrants will be exercisable for 82,891 shares of common stock following this offering, will have the right to require us to register the sale of their shares, subject to limitations and the lock-up agreements with the underwriters. These holders also have the right to require us to include their shares in any future public offerings of our equity securities. Within approximately 180 days after this offering, we intend to file one or more registration statements under the Securities Act to register 9,000,000 shares of common stock reserved for issuance under our stock plan, subject to the lock-up agreements.

Investors will experience immediate and substantial dilution of $7.39 in the book value of their investment.

   If you purchase shares of our common stock in this offering, you will experience immediate dilution of $7.39 per share because the price that you pay will be substantially greater than the net tangible book value per share of the shares you acquire. This dilution is due in large part to the fact that our earlier investors paid substantially less than the public offering price when they purchased their shares. You will experience additional dilution upon the exercise of stock options or warrants to purchase common stock.

We will have broad discretion in using the proceeds from this offering.

   We have not identified specific uses for $21.5 million of the proceeds from this offering, and we will have broad discretion in how we use them independent of what the stockholders might believe is best for our company. We are unable to determine how much of the proceeds will be used for any identified purpose because circumstances regarding our planned uses of the proceeds may change. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.

                                USE OF PROCEEDS

   We estimate that we will receive approximately $32.5 million in net proceeds from the offering (approximately $37.5 million if the underwriters' exercise their over-allotment in full), based upon an assumed initial public offering price of $9.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses.

   We expect to use the net proceeds from this offering as follows:

  .  approximately $6.0 million for marketing activities;

  . approximately $5.0 million for the acquisition and production of new audio content, and extending existing content licensing arrangement; and

  . approximately $21.5 million for working capital and general corporate purposes, including obtaining and extending technology licensing arrangements, increasing personnel, increasing production and server system capacities, and to finance operating losses that we expect to incur as we expand our customer base. A portion of the proceeds may also be used for acquisition of companies or technologies.

However, changing business conditions and unforeseen circumstances could cause the actual amounts used for these purposes to vary from these estimates.

   Pending such uses, we will invest the proceeds of this offering in short-term, interest-bearing, investment-grade securities, certificates of deposit or direct or guaranteed obligations of the United States.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our capital stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of March 31, 1999:

  .  on an actual basis;

  . on a pro forma basis giving effect to the conversion of all outstanding shares of convertible preferred stock into common stock; and

  . on a pro forma as adjusted capitalization to give effect to the sale of 4,000,000 shares of common stock offered hereby at an assumed initial public offering price of $9.00 per share in this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses.

   This information should be read in conjunction with our financial statements and notes thereto appearing elsewhere in this prospectus.

                                           March 31, 1999
                          -------------------------------------------------------
                                                                   Pro Forma
                              Actual           Pro Forma          As Adjusted
                          ----------------  ----------------   ------------------
                          (in thousands, except share and per share data)
Lease obligations, long-
 term portion...........  $            188  $            188     $           188
Redeemable convertible
 preferred stock (non-
 cumulative), $.01 par
 value per share;
 9,843,000 shares
 authorized: 8,934,000
 shares issued and
 outstanding, actual; no
 shares issued and
 outstanding, pro forma
 and pro forma as
 adjusted...............            28,719               --                  --
Stockholders' deficit:
 Preferred stock, $.01
  par value per share:
  none authorized,
  issued and outstanding
  actual; 10,000,000
  authorized,
  none issued and
  outstanding, pro forma
  and pro forma as
  adjusted..............               --                --                  --
 Common stock, par value
  $.01 per share:
  50,000,000 shares
  authorized, 7,602,269
  shares issued and
  outstanding actual;
  21,003,265 shares
  issued and
  outstanding, pro forma
  and 25,003,265 shares
  issued and outstanding
  pro forma as adjusted.                76               210                 250
 Additional paid-in
  capital...............             1,236            29,821              62,261
 Notes due from
  stockholders for
  common stock..........            (1,063)           (1,063)             (1,063)
 Deficit accumulated
  during the development
  stage.................           (21,199)          (21,199)            (21,199)
                          ----------------  ----------------     ---------------
    Total stockholders'
     equity (deficit)...           (20,950)            7,769              40,249
                          ----------------  ----------------     ---------------
    Total
     capitalization.....  $          7,957  $          7,957     $        40,437
                          ================  ================     ===============

                                    DILUTION

   Our pro forma net tangible book value at March 31, 1999 was $7,769,185 or $0.37 per common share. Pro forma net tangible book value is the amount of total tangible assets less total liabilities. Pro forma net tangible book value per common share is net tangible book value divided by the pro forma number of shares of common stock outstanding as of March 31, 1999. Net pro forma as adjusted tangible book value per common share is determined by dividing our net tangible book value as adjusted by the number of shares of our common stock outstanding after giving effect to this offering. Assuming no changes in our net tangible book value, other than to give effect to the sale of the common stock offered by this prospectus at an assumed initial public offering price of $9.00 per share, the mid-point of the range on the cover of this prospectus, and the application of the net offering proceeds as described under "Use of Proceeds," our pro forma as adjusted net tangible book value at March 31, 1999 would have been $40,249,185, or $1.61 per common share.

   This represents an immediate increase in pro forma net tangible book value of $1.24 per common share to existing stockholders, and an immediate dilution in pro forma net tangible book value of $7.39 per common share to new investors purchasing our common stock in this offering. The following table illustrates this per share dilution.

   Assumed initial public offering price per common share...........       $9.00
    Pro forma net tangible book value per common share at March 31,
     1999........................................................... $0.37
    Increase per share attributable to new investors................  1.24
                                                                     -----
   Pro forma as adjusted net tangible book value per common share
    after this offering.............................................        1.61
                                                                           -----
   Dilution per common share to new investors.......................       $7.39
                                                                           =====

   The following table summarizes at March 31, 1999:

  . the number of shares of our common stock purchased by existing stockholders, the total consideration and the average price per share paid to us for these shares;

  . the number of shares of our common stock purchased by new investors, the total consideration and the price per share paid by them for these shares; and

  . the percentage of shares purchased by the existing stockholders and new investors and the percentages of consideration paid to us for these shares.

   This table assumes that none of the warrants outstanding upon the closing of this offering will be exercised.

                              Shares Purchased  Total Consideration   Average
                             ------------------ -------------------  Price Per
                               Number   Percent   Amount    Percent Common Share
                             ---------- ------- ----------- ------- ------------
   Existing stockholders.... 21,003,265   84.0% $30,175,301   46.0%    $1.44
   New Investors............  4,000,000   16.0   36,000,000   54.0     $9.00
                             ----------  -----  -----------  -----
    Total................... 25,003,265  100.0% $66,175,301  100.0%    $2.65
                             ==========  =====  ===========  =====

                       SELECTED HISTORICAL FINANCIAL DATA

   The selected financial data set forth below should be read in conjunction with the financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information appearing elsewhere in this prospectus. The selected financial data set forth below as of December 31, 1997 and 1998 and for the years ended December 31, 1996, 1997 and 1998, are derived from, and are qualified by reference to, our audited financial statements included elsewhere in this prospectus. The balance sheet data as of December 31, 1995 and 1996 and the statement of operations data for the period from November 3, 1995, the date of inception, through December 31, 1995 are derived from our audited financial statements not included elsewhere in this prospectus. The selected historical financial data as of March 31, 1999 and for the three month periods ended March 31, 1998 and 1999 have been derived from our unaudited financial statements included elsewhere in this prospectus. In the opinion of our management, such unaudited financial statements have been prepared on a basis consistent with the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results for these periods and as of such date. The selected financial data set forth below for the three months ended March 31, 1999 are not necessarily indicative of our future results of operations or financial performance.

                            Period
                         November 3,
                             1995
                           (date of                                   Three
                          inception)                              Months Ended
                              to      Year Ended December 31,       March 31,
                         December 31, -------------------------  ----------------
                             1995      1996     1997     1998     1998     1999
                         ------------ -------  -------  -------  -------  -------
                                                                   (unaudited)
                                (In thousands, except per share data)
Statement of operations
 data:
Revenue:
 Content and services...    $  --     $   --   $     3  $   132  $    30  $    58
 Hardware...............       --         --        57      244       90       57
 Other..................       --         --       --       --       --       200
                            ------    -------  -------  -------  -------  -------
  Total revenue.........       --         --        60      376      120      315
                            ------    -------  -------  -------  -------  -------
Operating expenses:
 Cost of content and
  services revenue......       --         --        78      372       75      152
 Cost of hardware
  revenue...............       --         --       252      556      255       63
 Production expenses....       --         684    1,982    1,639      486      495
 Research and
  development...........        49      1,810    2,672    1,641      389      320
 Write-down related to
  hardware business.....       --         --       --       952      --       --
 Sales and marketing....       --         256    1,227    1,453      272      396
 General and
  administrative........       --         787    1,921    1,838      481      431
                            ------    -------  -------  -------  -------  -------
  Total operating
   expenses.............        49      3,536    8,133    8,453    1,958    1,857
                            ------    -------  -------  -------  -------  -------
   Loss from operations.       (49)    (3,536)  (8,073)  (8,076)  (1,838)  (1,542)
                            ------    -------  -------  -------  -------  -------
   Other (income)
    expense, net........       --         (27)     (44)      62        6      (68)
                            ------    -------  -------  -------  -------  -------
Net loss................    $  (49)   $(3,509) $(8,029) $(8,138) $(1,844) $(1,474)
                            ======    =======  =======  =======  =======  =======
Basic and diluted net
 loss per common share..    $(0.02)   $ (1.10) $ (1.49) $ (1.15) $ (0.28) $ (0.20)
Weighted average shares
 outstanding............     2,250      3,177    5,379    7,097    6,558    7,452
Pro forma basic and
 diluted net loss per
 common share (1).......                                   (.50)             (.07)
Pro forma weighted
 average shares
 outstanding (1)........                                 16,292            20,728

                                  December 31,                    March 31, 1999
                         ----------------------------------  ------------------------
                          1995     1996     1997     1998      Actual    Pro Forma(2)
                         -------  -------  -------  -------  ----------- ------------
                                                             (unaudited)
                                              (In thousands)
Balance sheet data:
Cash and cash
 equivalents............ $   388  $   758  $   646  $10,526    $ 9,652     $ 9,652
Total assets............     435    1,036    3,013   11,600     10,991      10,991
Noncurrent liabilities..     --       128      842      478        377         377
Redeemable preferred
 stock..................     389    3,430   12,378   27,725     28,719         --
Total stockholders'
 (deficit) equity.......     (19)  (3,488) (11,427) (19,529)   (20,950)      7,769

--------
(1) The "pro forma" selected statement of operations data for the year ended December 31, 1998 and the three months ended March 31, 1999 reflects the conversion of the outstanding shares of preferred stock into 13,400,996 shares of common stock as though this event occurred as of the beginning of each period.
(2) The "pro forma" selected balance sheet data as of March 31, 1999 reflects the event described in note 1 as if such event occurred as of March 31, 1999.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Historical Financial Data" and our financial statements and notes thereto appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

   This prospectus contains forward-looking statements and information relating to our company. We generally identify forward-looking statements in this prospectus using words like "believe," "intend," "will," "expect," "may," "should," "plan," "project," "contemplate," "anticipate," "seek" or similar terminology. These statements are based on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual results may differ significantly from the results discussed in these forward-looking statements.

Overview

   We are a leading provider of Internet-delivered premium spoken audio content for playback on personal computers and hand-held electronic devices. We have the largest and most diverse collection of premium digital spoken audio content available for purchase and download from the Internet, most of which is currently available only through us. We were incorporated in 1995, commenced commercial operations in October 1997 and are currently in the development stage.

   In order to test consumer behavior, demonstrate to content providers the viability of digital distribution of audio content and test our business model, we designed, created and sold limited numbers of our own Internet-enabled mobile audio playback device, the Audible MobilePlayer. We have historically derived the majority of our revenue through the sale of this device. Sales of the MobilePlayer accounted for 95% of our revenue in 1997, 65% of our revenue in 1998 and 18% of our revenue for the three months ended March 31, 1999. We expect this revenue to decrease and eventually phase out because we discontinued the production of the player in April 1999 and expect to sell the majority of our remaining inventory by the end of 1999. Our primary focus is the aggregation and delivery of digital spoken audio content, and, in the future, we will depend upon computer and consumer electronics companies to manufacture and sell devices that are promoted as AudibleReady. The first of these devices became commercially available in March 1999. Revenue from the sale of audio content through our Web site has increased in each of the last four quarters. We expect that trend to continue and, over the next several quarters, sales of audio content will increase and eventually account for the majority of our revenue. As of March 31, 1999, more than 3,900 customers had purchased content from our Web site.

   Although we have experienced revenue growth in our content sales in recent periods, there can be no assurance that such growth rates are sustainable, and therefore such growth rates should not be considered indicative of future operating results. There can also be no assurance that we will be able to continue to increase our revenue or attain profitability or, if increases in revenue and profitability are achieved, that they can be sustained. We believe that period-to-period comparisons of our historical operating results are not meaningful and should not be relied upon as an indication of future performance.

   We recognize revenue from content sales in the period when content is downloaded. Typically, we pay our content providers a 12% royalty based upon net sales of the content downloaded by our customers. Some of our content agreements require us to make advance royalty payments for minimum guarantees which are amortized on a straight-line basis over the term of the agreement or are expensed as royalties are earned, whichever is sooner.

   We recognize revenue from subscriptions pro rata over the subscription term. Royalty expense on subscriptions is currently accrued on the full subscription price in the month the subscription is purchased. We plan to implement a financial reporting system that will allow us to pro rate the accrual on the subscription royalty over the term of the subscription.

   We recognize revenue from sales of the Audible MobilePlayer upon shipment. We recognize revenue from audio production and hosting services which we provide to corporations as the services are performed.

   In November 1998, we entered into an agreement with Microsoft, one of our stockholders, to integrate some of our products, grant various rights and licenses and provide for Microsoft to be paid future royalties for content distributed as a result of the customized software developed under the agreement. Microsoft committed a minimum of $2.0 million in payments to us over the course of the five-year term of the agreement to integrate products and acquire various rights and licenses. $200,000 of these payments related to technology integration services which have been performed and therefore the related revenue was recognized as other revenue in the quarter ended March 31, 1999. $1.5 million of these payments relates to a fee paid by Microsoft for the right to distribute software on electronic books that will enable electronic book customers to purchase and access Audible content in conjunction with text which we do not provide. This payment was advanced in the three months ended December 31, 1998, and will be recognized as revenue on a straight line basis over the initial term of the agreement which runs through the second quarter of 2001, beginning in the quarter ended June 30, 1999. Also under the agreement, we will deliver a license for technology rights in exchange for $250,000, for which revenue will be recognized upon acceptance, and we will deliver 300 Audible MobilePlayers in exchange for $50,000, for which revenue will be recognized when shipped. In addition, Microsoft will be paid a royalty on content licensed and distributed by Audible to each end user that accesses its content using the developed software. Microsoft has options under the agreement to acquire additional rights and licenses and extend the term of the agreement for additional financial consideration.

   We are party to several joint marketing agreements, including ones with device manufacturers such as Casio, Compaq, Diamond Multimedia, Everex and Philips. Under these agreements, our device manufacturers may receive a portion of the revenue generated over a specified period of time by each new Audible customer referred by them through the purchase of a new device. For example, a purchaser of Compaq's hand-held electronic device known as Aero will be able to use the device and our AudibleManager software to access audible.com and download content. Compaq will receive a percentage of the revenue related to content downloaded by this purchaser. These revenue sharing arrangements typically last one or two years from the date the device user becomes an Audible customer.

   We have only a limited operating history with which to evaluate our business and prospects. Our limited operating history and emerging nature of the market for Internet-delivered audio content makes predicting our future operating results difficult. In addition, our prospects must be considered in light of the risks and uncertainties encountered by companies in the early stages of development in new and rapidly evolving markets, specifically the rapidly evolving market for delivery of audio content over the Internet. These risks include our ability to:

  .  acquire and retain customers;
  . build awareness and acceptance of audible.com, the AudibleReady format and AudibleReady devices;
  . extend existing and acquire new content provider relationships; and . manage growth to stay competitive and fulfill customer demand.

If we fail to manage these risks successfully, it would materially adversely affect our financial performance.

   As of March 31, 1999, we had not entered into any derivative financial instruments, other financial instruments or derivative commodity investments that expose us to material market risk. We currently do not and do not plan to engage in derivative instruments or hedging activities.

   We have incurred significant losses since inception, and as of March 31, 1999, we had an accumulated deficit of approximately $21.2 million. We believe that our success will depend largely on our ability to extend our leadership position as a provider of premium digital spoken audio content over the Internet. Accordingly, we plan to invest heavily in sales and marketing and content acquisition and production over the next several quarters, to add additional personnel and to make capital expenditures to upgrade our systems capacity.

Results of Operations

   The following table sets forth certain financial data for the periods indicated as a percentage of total revenue during 1997, 1998 and for the three months ended March 31, 1998 and 1999. We had no revenue in 1996.

                                                Three Months
                               Year Ended          Ended
                              December 31,       March 31,
                             ----------------   --------------
                              1997      1998     1998    1999
                             -------   ------   ------   -----
                                                (unaudited)
Revenue:
  Content and services......       5%      35%      25%     18%
  Hardware..................      95       65       75      18
  Other.....................     --       --       --       64
                             -------   ------   ------   -----
    Total revenue...........     100%     100%     100%    100%
                             -------   ------   ------   -----
Operating expenses:
  Cost of content and
   services revenue.........     130       99       63      48
  Cost of hardware revenue..     418      148      212      20
  Production expenses.......   3,289      436      403     157
  Research and development .   4,433      437      323     102
  Write-down related to
   hardware business........     --       253      --      --
  Sales and marketing.......   2,037      386      226     126
  General and
   administrative...........   3,187      489      399     136
                             -------   ------   ------   -----
    Total operating
     expenses...............  13,494    2,248    1,626     589
                             -------   ------   ------   -----
Loss from operations........ (13,394)  (2,148)  (1,526)   (489)
                             -------   ------   ------   -----
Other (income) expense:
  Interest income...........    (251)     (14)      (9)    (26)
  Interest expense..........     178       30       14       5
                             -------   ------   ------   -----
    Total other (income)
     expense................     (73)      16        5     (21)
                             -------   ------   ------   -----
Net loss.................... (13,321)% (2,164)% (1,531)%  (468)%
                             =======   ======   ======   =====

Three months ended March 31, 1999 and 1998

   Total revenue. Total revenue for the three months ended March 31, 1999, was $315,000, as compared to $120,000 for the three months ended March 31, 1998, an increase of $195,000, or 162%.

   Content and services. Content and services revenue for the three months ended March 31, 1999, was $58,000, as compared to $30,000 for the three months ended March 31, 1998, an increase of $28,000, or 92%. Content and services revenue increased primarily as a result of our increased customer base.

   Hardware. Hardware revenue for the three months ended March 31, 1999, was $57,000, as compared to $90,000 for the three months ended March 31, 1998, a decrease of $33,000, or 37%. Hardware revenue decreased as we de-emphasize the sale of the Audible MobilePlayer in anticipation of the adoption of mobile devices produced by other manufacturers. Hardware revenue also decreased due to the sale of the MobilePlayer at a reduced introductory price with a minimum monthly content purchase commitment.

   Other. Other revenue for the three months ended March 31, 1999, was $200,000, as compared to no other revenue for the three months ended March 31, 1998. Other revenue consisted of services provided to create an AudibleReady software player for Microsoft's Windows CE product.

 Operating expenses.

   Cost of content and services revenue. Cost of content and services revenue consists primarily of amortized minimum guarantees and royalties earned in excess of the amortized minimum guarantees. These amortized amounts consist of advance royalties paid or guaranteed to be paid to our content providers regardless of the amount of content used by us during that period. These amounts are amortized on a straight-line basis over the terms of the content agreements or are expensed as royalties when earned, whichever is sooner. Cost of content and services revenue was $152,000, or 262% of content and services revenue, for the three months ended March 31, 1999, as compared to $75,000, or 250% of content and services revenue, for the three months ended March 31, 1998. This increase was primarily due to the acquisition of additional content licenses and resulting amortization of new content agreement guarantees. Earned royalties were $11,000, or 19% of content and services revenue, for the three months ended March 31, 1999, and $4,000, or 13% of content and services revenue, for the three months ended March 31, 1998. Amortization of minimum guarantees was $141,000 for the three months ended March 31, 1999, and $72,000 for the three months ended March 31, 1998.

   Cost of hardware revenue. Cost of hardware revenue consists primarily of the cost of manufacturing the Audible MobilePlayers sold, write-down of MobilePlayers in inventory to their estimated net realizable value prior to September 30, 1998, packaging and collateral material, and fulfillment and shipping costs. Cost of hardware revenue was $63,000, or 110% of hardware revenue, for the three months ended March 31, 1999, as compared to $255,000, or 283% of hardware revenue, for the three months ended March 31, 1998. This decrease was primarily due to write-downs of inventory units to their net realizable value.

   Production expenses. Production expenses consist primarily of personnel and outsourced costs to support our infrastructure and systems including our Web site, internal data communications, audio production activities and acquisition of content. Production expenses were $495,000 for the three months ended March 31, 1999, as compared to $486,000 for the three months ended March 31, 1998, an increase of $9,000, or 2%. This increase was primarily due to increased audio production.

   Research and development. Research and development expenses are expensed as incurred and consist of costs incurred in the development of our Web site and AudibleManager, the software that enables customers to download and manage our audio content. In 1998, research and development costs consisted primarily of costs incurred under agreements for the continued design and manufacture of the Audible MobilePlayer. Research and development costs were $320,000 for the three months ended March 31, 1999, as compared to $389,000 for the three months ended March 31, 1998, a decrease of $69,000, or 18%. This decrease was primarily due to reduced costs resulting from discontinuing the design of the Audible MobilePlayer, offset by increased personnel and outsourced costs in the development of new AudibleReady formats.

   Sales and marketing. Sales and marketing expenses consist primarily of personnel costs, advertising, travel, promotional materials, tradeshows and public relations. Sales and marketing expenses were $396,000 for the three months ended March 31, 1999, as compared to $272,000 for the three months ended March 31, 1998, an increase of $124,000, or 46%. This increase was primarily due to an increase in personnel and advertising costs.

   General and administrative. General and administrative expense consists primarily of administrative and business development personnel costs, legal and accounting fees, recruiting costs and facility costs. General and administrative expense was $431,000 for the three months ended March 31, 1999, as compared to $481,000 for the three months ended March 31, 1998, a decrease of $50,000, or 10%. This decrease was primarily due to reduced administrative personnel costs as a result of lower headcount.

   Interest income. Interest income, consists primarily of interest income earned on our cash and cash equivalents balances. Interest income was $83,000 for the three months ended March 31, 1999, as compared to $11,000 for the three months ended March 31, 1998, an increase of $72,000. This increase was primarily due to additional interest income resulting from a higher average cash and cash equivalent balance during the three months ended March 31, 1999.

   Interest expense. Interest expense consists of interest paid in connection with our capital equipment lease line. Interest expense was $15,000 for the three months ended March 31, 1999, as compared to $17,000 for the three months ended March 31, 1998, a decrease of $2,000. This decrease was primarily due to the lower principal balance on our capital equipment lease line.

Years ended December 31, 1998 and 1997

   Total revenue. Total revenue for the year ended December 31, 1998, was $376,000, as compared to $60,000 for the year ended December 31, 1997, an increase of $316,000, or 524%.

   Content and services. Content and services revenue for the year ended December 31, 1998, was $132,000, as compared to $3,000 for the year ended December 31, 1997, an increase of $129,000. Content and services revenue increased as a result of our increased customer base.

   Hardware. Hardware revenue for the year ended December 31, 1998, was $244,000, as compared to $57,000 for the year ended December 31, 1997, an increase of $186,000, or 324%. Hardware revenue increased as the number of MobilePlayers sold increased which was partly offset by a reduction in their price.

 Operating expenses.

   Cost of content and services revenue. Cost of content sales and services revenue was $372,000, or 281% of content and services revenue, for the year ended December 31, 1998, as compared to $78,000, for the year ended December 31, 1997. This increase was primarily due to the acquisition of additional content and resulting amortization of minimum guarantees of new content contract. Earned royalties were $24,000, or 18% of content and services revenue, for the year ended December 31, 1998, and $2,000, or 82% of content and services revenue, for the year ended December 31, 1997. Amortization of contract guarantees was $349,000 for the year ended December 31, 1998, and $76,000 for the year ended December 31, 1997.

   Cost of hardware revenue. Cost of hardware revenue was $556,000, or 228% of hardware revenue, for the year ended December 31, 1998, as compared to $252,000 for the year ended December 31, 1997, an increase of $304,000, or 120%. This increase was primarily due to the increase in the total number of MobilePlayers sold.

   Production expenses. Production expenses were $1.6 million for the year ended December 31, 1998, as compared to $2.0 million for the year ended December 31, 1997, a decrease of $343,000, or 17%. This decrease was primarily due to the reduction of personnel and outsourced costs following the completion and launch of our Web site and the production of our initial audio content in 1997.

   Research and development. Research and development expenses were $1.6 million for the year ended December 31, 1998, as compared to $2.7 million for the year ended December 31, 1997, a decrease of $1.0 million, or 39%. This decrease was primarily due to completion of the development in 1997 of the Audible MobilePlayer, the completion of our Web site and of Version 1.0 of the AudibleManager software.

   Write-down related to hardware business. Write-down related to hardware business was $952,000 for the year ended December 31, 1998. This charge comprises a reduction of $370,000 in the carrying value of the remaining inventory of Audible MobilePlayers, the impairment loss of $181,000 on MobilePlayer molds and manufacturing equipment and a charge of $401,000 to satisfy any remaining purchase commitments under the agreement.

   Sales and marketing. Sales and marketing expenses were $1.5 million for the year ended December 31, 1998, as compared to $1.2 million for the year ended December 31, 1997, an increase of $226,000, or 18%. This increase was primarily due to increased personnel and advertising costs.

   General and administrative. General and administrative expense was $1.8 million for the year ended December 31, 1998, as compared to $1.9 million for the year ended December 31, 1997, a decrease of $83,000, or 4%. This decrease was primarily due to a reduction in administrative personnel costs.

   Interest income. Interest income was $53,000 for the year ended December 31, 1998, as compared to $151,000 for the year ended December 31, 1997, a decrease of $98,000, or 65%. This decrease was primarily due to a lower average cash and cash equivalent balance during the year ended December 31, 1998.

   Interest expense. Interest expense was $115,000 for the year ended December 31, 1998, as compared to $107,000 for the year ended December 31, 1997, an increase of $8,000, or 7%. This increase was primarily due to additional interest expense resulting from increased obligations under our capital equipment lease line during 1998.

Years ended December 31, 1997 and 1996

   Total revenue. Total revenue for the year ended December 31, 1997 was $60,000 primarily from the sale of Audible MobilePlayers, and we had no revenue for the year ended December 31, 1996.

 Operating expenses.

   Production expenses. Production expenses were $2.0 million for the year ended December 31, 1997, as compared to $684,000 for the year ended December 31, 1996, an increase of $1.3 million, or 190%. This increase was primarily due to increased personnel in connection with audio production, content acquisition and Web site development and outsourced costs in preparation for the launch of the Audible service in late 1997.

   Research and development. Research and development expenses were $2.7 million for the year ended December 31, 1997, as compared to $1.8 million for the year ended December 31, 1996, an increase of $862,000, or 48%. This increase was primarily due to increased personnel in connection with the development of the Audible MobilePlayers and outsourced development costs in preparation for the launch of the Audible service in late 1997.

   Sales and marketing. Sales and marketing expenses were $1.2 million for the year ended December 31, 1997, as compared to $256,000 for the year ended December 31, 1996, an increase of $971,000, or 379%. This increase was primarily due to increased personnel as we commenced our sales and marketing activities and other marketing costs in preparation for the launch of the Audible service in late 1997.

   General and administrative. General and administrative expense was $1.9 million for the year ended December 31, 1997, as compared to $787,000 for the year ended December 31, 1996, an increase of $1.1 million or 144%. This increase was primarily due to increased personnel and facility costs in preparation for the launch of the Audible service in late 1997.

   Interest income. Interest income was $151,000 for the year ended December 31, 1997, as compared to $28,000 for the year ended December 31, 1996, an increase of $123,000, or 435%. This increase was primarily due to the interest income resulting from a higher average cash and cash equivalent balance during 1997.

   Interest expense. Interest expense was $107,000 for the year ended December 31, 1997, as compared to $750 for the year ended December 31, 1996. This increase was primarily due to additional interest expense resulting from the origination of obligations under our lease line which was used to purchase capital equipment during 1997.

Factors Affecting Operating Results

   Our operating results have varied on a quarterly basis during our short operating history and may fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control. Factors that may affect our quarterly operating results include but are not limited to: (1) the demand for the Audible service; (2) the availability of premium audio content; (3) sales and consumer usage of AudibleReady devices; (4) the introduction of new products or services by a competitor; (5) the cost and availability of acquiring sufficient web site capacity to meet our customers' needs; (6) technical difficulties with our computer system or the Internet or system downtime; (7) the cost of acquiring audio content; (8) the amount and timing of capital expenditures and other costs relating to the expansion of our operations; and (9) general economic conditions and economic conditions specific to electronic commerce and online media. In the past, we experienced fluctuations in demand for the Audible service based on the level of marketing expenditures, the occurrence of external publicity and the quality of our software and Website. Any one of these factors could cause our revenue and operating results to vary significantly in the future. In addition, as a strategic response to changes in the competitive environment, we may from time to time make pricing, service or marketing decisions or acquisitions that could cause significant declines in our quarterly operating revenue.

   Our limited operating history and the emerging nature of our market make prediction of future revenue difficult. We have no assurance that we will be able to predict our future revenue accurately. Because we have a number of fixed expenses, we may be unable to adjust our spending in a timely manner to compensate for unexpected revenue shortfalls. Accordingly, any significant shortfall in relation to our expectations could cause significant declines in our operating results. We believe that our quarterly revenue, expenses and operating results could vary significantly in the future, and that period-to-period comparisons should not be relied upon as indications of future performance. Due to the foregoing factors, it is likely that in some future quarters our operating results will fall below the expectations of securities analysts and investors, which could have a material adverse effect on the trading price of our common stock.

Liquidity and Capital Resources

   From inception, we have financed our operations through private sales of our redeemable convertible preferred stock and warrants. Net proceeds from inception to March 31, 1999 are approximately $28.7 million. At March 31, 1999, our principal source of liquidity was approximately $9.6 million of cash and cash equivalents. At March 31, 1999, our principal commitments consisted of obligations under our capital lease line, which allows us to purchase up to $1.8 million of equipment, operating lease commitments, contractual commitments with content providers and revenue sharing commitments pursuant to agreements with device manufacturers. At March 31, 1999, we had leased approximately $1.2 million in equipment on this line and had an outstanding balance of approximately $659,000. Our cash and cash equivalents and capital lease line will support our liquidity needs in the short-term.

   Net cash used in operating activities was $2.6 million for 1996, $8.6 million for 1997, $5.0 million for 1998 and $1.7 million for the three months ended March 31, 1999. Net cash used in all such periods was primarily attributable to increases in inventory, offset in part by increases in advances, accounts payable and accrued liabilities.

   Net cash used in investing activities was $56,000 for 1996, $276,000 for 1997, $4,000 for 1998 and $97,000 for the three months ended March 31, 1999. Net cash used in investing activities in all such periods were primarily related to purchases of property and equipment and during 1997, we invested $100,000 in an interest bearing note issued to a stockholder.

   Net cash provided by financing activities was $3.0 million for 1996, $8.8 million for 1997, $14.9 million for 1998 and $908,000 for the three months ended March 31, 1999. During 1998, we had a $1.0 million bank agreement to provide letters of credit which expired in April 1999 and under which we did not draw any amounts. During 1997, we had a $500,000 bank line of credit agreement under which we drew the full amount. This line expired in December 31, 1997 and prior to such time, the balance had been paid in full. Net cash provided by financing activities resulted primarily from the issuance of our redeemable convertible preferred stock offset by capital lease payments.

   As of December 31, 1998, we had available net operating loss carryforwards totaling $10.7 million, which expire beginning in 2010. The Tax Reform Act of 1986 imposes limitations on our use of net operating loss carryforwards because certain stock ownership changes have occurred.

   We believe the net proceeds from this offering, together with our current cash and cash equivalents, will be sufficient to meet our anticipated cash requirements for at least the next 12 months. We plan to use the proceeds of this offering to increase our sales and marketing efforts, acquire new content, extend our arrangements with our current content providers, add additional personnel and make capital expenditures to upgrade our systems capacity. Our current plans provide that approximately $21.5 million of the proceeds from this offering will be available for use by us at the discretion of our management. In the future, we may need to raise additional funds through public or private financing, or other arrangements. We have no assurance that such additional financing, if needed, will be available on terms favorable to us or to our stockholders.

Year 2000 Readiness

 General

   Many of the world's computer systems (including those in non-information technology equipment and systems) currently record years in a two-digit format. If not addressed, these computer systems will be unable to properly interpret dates beyond the year 1999, which could lead to business disruptions. The potential costs and uncertainties associated with the Year 2000 issue will depend on a number of factors, including software, hardware and the nature of the industry in which a company operates.

   We have instituted a company-wide project for addressing the Year 2000 issue. We are integrating this project with a project involving the upgrade of our Web site. The Year 2000 project is divided into two parts--System Infrastructure Upgrades and Vendor Compliance. These sections are discussed separately below. The project is on schedule for completion by the end of the third quarter 1999.

 System Infrastructure Upgrades

   We intend to achieve Year 2000 compliance for our internal systems by the end of the third quarter of 1999. Our limited number of personal computers and application systems are anticipated to facilitate rapid progress toward full Year 2000 compliance. We are in the process of upgrading to more recent versions of operating systems software that are certified to be ready for the Year 2000.

   We intend to continue to work to achieve Year 2000 compliance for our systems using a methodology that incorporates the following steps:

     . update the inventory of computer hardware, software and miscellaneous network components,

     .  evaluate application development environment compliance,

     .  conduct overall assessment of systems infrastructure compliance,

     .  complete business risk analysis,

     . take remedial actions (upgrade, repair, replace, retire or retain), and

     . develop appropriate contingency plans, and develop and implement regimes to test Year 2000 compliance for mission-critical systems.

   We are at the remedial action stage, and we currently anticipate completion of this process by the end of the third quarter 1999 in order to avoid Year 2000 impact on our systems.

 Vendor Compliance

   This section includes the process of identifying and prioritizing critical suppliers of technology and communicating with them about their plans and progress in addressing the Year 2000 problem. This process will include not only manufacturers with which we have agreements, but also providers of insurance, financial and other services.

   Our vendor compliance program will include the following steps:

     .  catalog and classify all vendors,

     .  on-site review and testing of out-sourced services or systems,

     .  review responses from vendors to determine the level of compliance,

     .  determine the timing, method and cost of vendor solutions,

     .  assess vendor Year 2000 compliance and business risks, and

     .  develop remedial actions or contingency plans, as necessary.
   We are at the remedial action stage of this program. Achievement of vendor Year 2000 compliance is anticipated to be an on-going effort during 1999. The current target to achieve compliance or complete contingency plans is by the end of the third quarter 1999.

 Costs

   The estimated cost to compete the Year 2000 compliance project is approximately $100,000, not including software and hardware upgrades already budgeted as part of our next generation Web site. These costs are expected to be incurred throughout 1999. These costs will be incurred primarily for the use of outside consultants, setting up Year 2000 testing environments and the replacement of existing software and hardware.

 Risks

   The failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, our Web site and some of our normal business activities or operations. Such failures could materially and adversely affect our business, financial condition and results of operations. Moreover, even if we successfully remediate our Year 2000 issues, we can be materially and adversely affected by failures of our vendors to remediate their own Year 2000 issues. The failure of our vendors with which we have financial or operational relationships to remediate their computer and non-information technology systems issues in a timely manner could result in a material financial risk to us. Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of vendors, we are unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on our business, financial condition and results of operations. Accordingly, we may experience business interruption or shutdown, financial loss, damage to our reputation and legal liability. We believe that, with the implementation of new business systems and completion of the project as scheduled, the possibility of significant interruptions of normal operations should be reduced.

   Our expectations about future costs and the timely completion of our Year 2000 project are subject to uncertainties that could cause actual results to differ materially from what has been discussed above. Factors that could influence the amount of future costs and the effective timing of remediation efforts include our success in identifying computer programs and non-information technology systems that contain two-digit year codes, the nature and amount of programming and testing required to upgrade or replace each of the affected programs and systems, the rate and magnitude of related labor and consulting costs, and the success of our vendors in addressing the Year 2000 issue.

   In addition, we cannot assure you that Internet access companies, utility companies and telecommunications providers will be Year 2000 compliant. The failure by these companies to be Year 2000 compliant could result in a systematic failure beyond our control, such as a prolonged Internet, telecommunications or electrical failure, which could prevent us from delivering the Audible service to our customers, decrease the use of the Internet or prevent users from accessing audible.com, would have a material adverse effect on our business, results of operations and financial condition.

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

                                    BUSINESS

   We are a leading provider of premium spoken audio content, such as audio versions of books and newspapers and radio programs, that is delivered over the Internet and played back on personal computers and hand-held electronic devices. The Audible service allows consumers to purchase and download our content from our Web site, store it in digital files and play it back on personal computers and electronic devices. More than 15,000 hours of audio content are available on our Web site, including audio versions of books, periodicals and radio programs. Several manufacturers have agreed to support and promote the playback of our content on their hand-held audio-enabled electronic devices.

   The market for the Audible service results from the increasing usage of the Internet and the recent introduction of hand-held electronic devices that have audio capabilities. In contrast to traditional radio broadcasts, the Audible service offers customers access to content of their choice and the ability to listen to what they want, when and where they want--whether commuting, exercising, relaxing or sitting at their personal computers. Unlike traditional and online bookstores which are subject to physical inventory constraints and shipping delays, we provide a selection that is readily available in digital format that can be quickly delivered over the Internet directly to our customers.

   We help publishers, producers, authors, device manufacturers and our Web site affiliates create incremental sources of revenue. We provide new sources of revenue for publishers of newspapers, magazines, journals, newsletters, professional publications and business information and producers of radio broadcasts. In addition, our service provides companies that distribute or promote our service and manufacturers of hand-held audio-enabled electronic devices with a wide selection of content to offer to their customers.

Industry Overview

   Public demand for entertainment, information and educational media continues to grow as sources for this content proliferate. Veronis, Suhler & Associates estimates that the communications industry exceeded $300 billion in revenues in 1997, increasing from less than $60 billion in 1977. During 1997, Americans on average spent more than 3,300 hours reading, watching or listening to media content from a large number of disparate sources. We believe that many consumers seek a better way to manage this content.

   Listening is a way for individuals to consume this content at times when they are unable to read, such as when they are driving. A 1996 market study by the Yankee Group indicates that 87% of automobile commuters listened to the radio an average of 50 minutes a day while commuting. According to the Department of Transportation, in 1990, 84 million people drove to and from work alone, an increase of 35% from 1980. As individuals look to use their commuting time more efficiently and manage an increasing amount of available content, audiobooks have emerged as a personalized "pay-to-listen" alternative to radio, which does not allow listeners to control when they listen to a particular program. Americans spent $2.2 billion on spoken word audio tapes in 1998, an increase from $1.6 billion in 1996. This increasing usage of audiobooks exists despite limited types of content, high prices and the limitations of cassette tape players. For instance, the audiobook market does not address timely print content such as newspapers, newsletters, magazines and journals.

   Recently, the Internet has emerged as a significant global communications medium enabling millions of people to access and share information. Through the Internet, users have the ability to quickly receive information in various forms, from text and multimedia to newer technologies such as streaming audio. Jupiter Communications estimates that over 33% of all Internet users listen to Internet-delivered audio on their personal computers. However, the current audio environment available on the Internet generally restricts consumers to listening at their personal computers. Consumer electronics and computer manufacturers are addressing this constraint by developing a new generation of mobile devices that are capable of playing back downloaded audio content.

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


   IDC estimates that shipments of hand-held companion devices exceeded 4.5 million units worldwide in 1998 and will increase to over 14 million worldwide by 2002. We believe seven million of these mobile devices will be audio-enabled by the year 2002. This estimate does not include the recent appearance of Internet-connected music players. According to Forrester Research, the installed base of Internet-connected music players are estimated to reach one million units in 1999 and 17 million units in 2002.

   The confluence of the Internet as an increasingly accepted media distribution channel, the widespread adoption of audio-enabled mobile devices and the continuing growth in consumer demand for content in a variety of formats, has resulted in new challenges for the media industry. These challenges include creating a system that takes advantage of revenue opportunities by making content readily accessible through the Internet while compensating publishers and other content creators and preventing unauthorized duplication and distribution. This creates an opportunity for a provider who can establish a secure system for Internet delivery of premium audio content.

Our Solution

   We have created the Audible service to give consumers the ability to download spoken audio content of their choice from the Internet and to listen to this audio when, where and how they want. The Audible service addresses the market opportunity created by consumer demand for audio content and the emergence of the Internet and hand-held audio-enabled electronic devices. We have created the first service for secure delivery of premium digital spoken audio content over the Internet for playback on personal computers and these devices. Our service allows customers to program their listening time with personalized selections from a wide collection of spoken audio content available on audible.com, our Web site, including entertainment, news, education and business information. We have assembled the largest and most diverse collection of premium spoken audio content available for download on the Internet for playback on personal computers and hand-held electronic devices in most cases, currently available only through us and, in many cases, pursuant to exclusive license rights. We have more than 15,000 hours of audio content available on our Web site, including audio versions of books and periodicals such as The New York Times, The Wall Street Journal and The Economist, and radio programs such as Car Talk, Fresh Air, Marketplace and News From Lake Wobegon. We provide over 3,000 audio versions of books from publishers, including Bantam Doubleday Dell Audio Publishing and Random House Audio Publishing, each a division of Random House, Inc., Dove Audio, Harper Audio, Simon & Schuster Audio and Time Warner AudioBooks, and written by authors such as Dave Barry, John Grisham, Stephen King, Sidney Sheldon and Amy Tan. We believe that our extensive audio content collection and our secure delivery system provide benefits to our customers, content providers, manufacturers of AudibleReady hand-held electronic devices and other companies which distribute or promote our service.

 Benefits to Customers:

   Unlike the traditional ways consumers select, organize and consume audio content, Audible customers can access content of their choice and listen when, where and how they want--whether commuting, exercising, relaxing or sitting at their personal computers.

   Selection. At our Web site, audible.com, customers can browse and purchase from a large and diverse collection of readily available premium spoken audio content, most of which is currently available only through us in digital format for Internet distribution either pursuant to exclusive arrangements or because, to our knowledge, no one else currently has these rights. Our collection includes over 3,000 digital audiobooks in a wide variety of categories from more than 1,500 authors. We are the only source of timely digital audio editions of leading newspapers and selected periodicals. We also offer popular and special interest radio programming, including interviews, commentaries and talk radio. Our collection also contains selections that are difficult to find or may not otherwise be readily or conveniently available to customers, such as lectures and speeches. We have over 4,400 of these other audio selections in addition to our audiobooks.

   Convenience. audible.com provides customers with one-stop shopping for their premium digital spoken audio needs. Our customers can browse and sample spoken audio selections through our easy to navigate Web site. Our customers can purchase bundled packages of selected audio content and choose automated delivery of

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

timely audio content on a subscription basis. Unlike traditional and online bookstores, which are subject to physical inventory constraints and shipping delays, we provide a selection that is readily available in digital format that can be quickly delivered over the Internet directly to our customers.

   Listening Experience. Unlike radio, which offers limited programming and no ability for the listener to control broadcast times, our service enables customers to take greater control of the listening experience. Customers decide to listen to what they want, when and where they want. Our service allows customers to skip between selections or individual articles or chapters within selections. Customers can pause and resume listening where they left off and can "bookmark" multiple sections of content, rather than be constrained by the rewind and fast forward functions of cassette tape players.

   Lower Prices. We provide customers with lower priced spoken audio content because we do not incur the costs of traditional audio content manufacture and distribution. For example, on June 15, 1999, the unabridged digital audio version of Stephen King's new novel, The Girl Who Loved Tom Gordon, sold for $10.95 on audible.com compared to the cassette version price of $23.96 plus shipping through Amazon.com. By comparison, the manufacturer's suggested retail price for the same title was $29.95 for cassette tape and $32.00 for compact disc.

 Benefits to Business Affiliates:

   We help content creators, device manufacturers and other companies which distribute or promote our service to their customers to create incremental sources of revenue by aggregating premium audio content and providing a widely-accepted system for digital spoken audio distribution.

   Content creators. We provide a new source of revenue for publishers of newspapers, magazines, journals, newsletters, professional publications and business information and producers of radio broadcasts by creating a new market for content that is too timely for distribution on cassette tape and too specialized for widely-broadcast radio programs. Additionally, our electronic delivery service offers publishers of audiobooks a new distribution channel for their existing audiobook content. Older publications, including archived or out-of-print content, when converted to digital audio form, can also provide additional revenue while incurring relatively low costs for storing and delivering electronic inventory. Our solution has the benefit of reducing the risk of audio files being copied without authorization by employing a system designed to limit playback of audio files to specifically identified personal computers and hand-held electronic devices.

   Device manufacturers. Major manufacturers of hand-held audio-enabled devices, such as Casio, Compaq, Everex and Philips, have agreed to support and promote the playback of our content on their devices. Diamond Multimedia has agreed to promote our service after we jointly make its next version of its Rio Internet Music Player compatible with our service. Our service provides these manufacturers with an attractive application that takes advantage of the audio capability of their devices, which may, in turn, increase their sales. In most cases, these manufacturers also receive a percentage of the revenue generated over a specified period of time by each new Audible customer referred by them through the purchase of a new device. For example, a purchaser of a Philips "Nino 510" palm-size device using our software can purchase and download content from audible.com. Philips will receive a percentage of the revenue related to content downloaded by this purchaser.

   Companies which distribute or promote our service. We have entered into marketing agreements with Microsoft, MP3.com, RioPort, RealNetworks, SOFTBANK Content Services, Broadcast.com, The New York Times and The Wall Street Journal to promote our content to their customers, either directly or indirectly. In return, we have access to additional distribution outlets. We have agreed with some of these companies to share a portion of revenue from sales of our content to their customers.

Our Strategy

   Our objective is to enhance our position as a leading provider of Internet-delivered premium spoken audio content. Key elements of our strategy to achieve this goal include:

   Increase brand awareness. We seek to make "Audible" a recognizable brand. We intend to use the AudibleReady brand to signify that a device is enabled to play back Audible content. We plan to enhance brand

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

awareness of the Audible service and increase visitors to our Web site by expanding our marketing efforts through online initiatives, such as affiliate programs, sponsorships, direct e-mail solicitations and banner advertisements. We will augment this effort with offline initiatives, such as print advertisements, direct mail, radio advertisements and billboards. Our co-marketing agreements with AudibleReady device manufacturers, which include bundling our software and marketing materials with these electronic devices, are key elements of our plans to make potential customers aware of, and to encourage them to try, our service. As an incentive for potential customers, we plan to work with our content providers to offer a selection of free and discounted content samples. In addition, we seek to enter into agreements with content providers as well as owners of Internet portals, destinations and commerce sites to promote co-branded services to Internet users.

   Expand content collection. We plan to acquire more Internet distribution rights to digital audio versions of books, newspapers, radio broadcasts, magazines, journals, newsletters, conferences, seminars, performances, lectures, speeches and television audio tracks. With selected content providers, we plan to create additional timely digital audio editions of newspapers, periodicals and other written content not otherwise available to consumers in audio format. We also intend to differentiate our service by expanding our collection of original and topic-specific content, building a collection unconstrained by traditional physical inventory concerns.

   Enable additional electronic devices and systems to be AudibleReady. We intend to continue to work with the manufacturers of hand-held electronic devices to support and promote the playback of Audible content on their devices. In addition to our agreements with Casio, Compaq, Everex and Philips, we also seek to make AudibleReady future generations of audio players that use the MP3 audio format, a digital compression format which is currently used primarily for music playback. For instance, we have an agreement with Diamond Multimedia to integrate the Audible format and security into future versions of the Rio, Diamond Multimedia's music player that plays music which can be downloaded from the Internet. We are a member of the Secure Digital Music Initiative consortium, or SDMI, and intend to support it in the future. The stated goal of the SDMI consortium is to bring together the worldwide recording industry and technology companies to develop an open technology for digital music security. We are also seeking to expand the AudibleReady program to include other mobile devices, such as smart phones, other hand-held computing devices as they become audio-enabled and automobile-based personal computers.

   Continue to improve the customer experience. We intend to make the Audible service increasingly easy for customers to use and personalize. We intend to take advantage of the flexibility of our online distribution system to offer a variety of pricing and subscription models designed to maximize customer satisfaction and to generate recurring revenue. We intend to enhance audible.com to make it easier for customers to find specific selections and to actively suggest selections that might be of interest to them based on their prior purchasing patterns. We also intend to enhance our AudibleManager software to make it simpler for customers to manage their personal audio content selections and automate downloads and transfers of content to mobile devices. In addition, we plan to improve the Audible system to improve the clarity and fidelity of the sound and to play music and sound effects.

The Audible Service

   Audible's integrated spoken audio delivery service includes four components:
(1) our Web site, audible.com; (2) our collection of digital audio content; (3) our software for downloading, managing, scheduling and playing audio selections; and (4) a variety of AudibleReady devices.

 audible.com

   Our Web site, audible.com, delivers through the Internet a large and diverse selection of premium digital spoken audio content in a secure format. At audible.com, visitors can browse, sample, purchase, subscribe, schedule and download digital audio content. One hour of spoken audio, requiring about two megabytes of storage, takes approximately 15 minutes to download to a personal computer using a 28 kbps modem, approximately eight minutes using a 56 kbps modem or approximately ten seconds using a high speed Internet connection, and approximately six minutes to transfer the content from the personal computer to an AudibleReady device.

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

 Digital audio content

   We currently offer more than 3,000 digital audiobooks and more than 4,400 other audio selections comprising 15,000 hours of digital spoken audio content, segmented in four categories:

  . Audiobooks. We offer a wide selection of audiobooks from more than 1,500 authors. We offer both abridged (usually three to ten hours long) and unabridged (usually five to 20 hours long) versions of original works, read either by the authors or by professional narrators.

  . Timely audio editions of print publications. Our service enables the timely distribution of audio editions of newspapers and periodicals previously available only in print. We offer a 40-minute daily audio edition of The New York Times and a twice-daily audio version of The Wall Street Journal. We also offer audio editions of The Harvard Business Review, The Economist and numerous technology and investment newsletters.

  . Radio broadcasts. We offer popular and special-interest radio programs shortly after they are originally broadcast so our customers have the flexibility to listen to these programs when and where they want.

  . Lectures, speeches, performances and other audio. We offer a broad selection of lectures, speeches, dramatic and comedic performances, educational and self-improvement materials, religious and spiritual content, television audio tracks and other forms of spoken audio, many of which are difficult to find from any other source. We also offer specialty content created exclusively for audible.com. For example, we recently entered into an agreement with the comedian and actor Robin Williams to create original comedy and other programming for Internet distribution exclusively through audible.com on a weekly basis.

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

   Following are examples drawn from the Audible collection, including prices as of April 15, 1999:

Audiobooks

John Grisham: The Testament-- $9.95 (6 hours); $18.95 (unabridged 13 hours)

Stephen King: Bag of Bones--$10.95

John Berendt: Midnight in the Garden of Good and Evil--$6.95

Frank McCourt: Angela's Ashes--$8.95 (4 hours); $9.95 (unabridged 15 hours)

John Gray: Men Are From Mars, Women Are From Venus--$5.95

Margaret Atwood: Alias Grace--$9.95

Stephen W. Hawking: A Brief History of Time--$9.95

James McBride: The Color of Water--$6.95

Neale Donald Walsch: Conversations With God--$6.95

Scott Adams: The Dilbert Principle--$3.95

Geoffrey Moore: Inside the Tornado--$6.95

David Gardner and Tom Gardner: The Motley Fool's Rule Breakers, Rule Makers:
The Foolish Guide to Picking Stocks--$6.95

Michael Dell: Direct from Dell--$6.95

Jewel: A Night Without Armor--$3.95

James Patterson: When the Wind Blows-- $9.95

Amy Tan: The Joy Luck Club--$6.95

Robert Ludlum: The Bourne Identity--$5.95

Phillip Roth: American Pastoral--$9.95

Edward L. Fritsch and Nathan P. Rosenblatt: The Art and Skill of Conversation-- $5.95

Terry Pratchett: The Colour of Magic--$9.95

Dave Barry: Dave Barry Is from Mars and Venus--$8.95

Rebecca Wells: Divine Secrets of the Ya-Ya Sisterhood--$6.95

Douglas Adams: The Hitchhiker's Guide to the Galaxy--$8.95

Wally Lamb: I Know This Much Is True--$9.95

Dante Alighieri (translated by Robert Pinsky): The Inferno of Dante--$6.95

Eric Tyson: Investing for Dummies--$5.95

C.S. Lewis: The Screwtape Letters--$6.95

Timely Audio Summaries of Print Publications

The New York Times Audio Digest (The New York Times News Services, a Division of the New York Times Company)--$.95 per daily issue; $49.95 for a 1-year subscription

The Wall Street Journal on audible.com (Dow Jones & Company Inc.)--$.95 per twice daily issue; $49.95 for a 1-year subscription

The Economist Audio Digest (The Economist Newspaper NA Inc.)--$4.95 per monthly edition; $14.95 for a 1-year subscription

Mitch Ratcliffe's Adventures in Technology (Internet/Media Strategies Inc)-- $2.95 per monthly edition; $14.95 for a 1-year subscription

Harvard Management Update (Harvard Business School Publishing)--$2.95 per monthly edition; $14.95 for a 1-year subscription

The Harvard Business Review (Harvard Business School Publishing)--$2.95 per article

James K. Glassman on Wall Street (James K. Glassman)--$2.95 per monthly column; $14.95 for a 1-year subscription

Chris Shipley's DemoLetter (IDG Conference Management Company)--$1.95 per monthly issue

Internet Business Report (Jupiter Communications)--$2.95 per monthly report

Radio and TV Broadcasts

Fresh Air (WHYY-FM)--$1.95 per daily broadcast; $49.95 for a 1-year subscription

Marketplace (Marketplace Productions Inc.)--$.95 per daily broadcast; $49.95 for a 1-year subscription

Car Talk (Tapet Brothers Associates d/b/a Dewey, Cheetham & Howe)--$1.95 per weekly broadcast; $15.95 for a 1-year subscription

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

Science Friday (Samanna Productions, Inc)--$2.95 per weekly broadcast; $15.95 for a 1-year subscription

To the Best of Our Knowledge (Wisconsin Public Radio)--$1.95 per weekly broadcast; $15.95 for a 1-year subscription

Sound Money (Minnesota Public Radio)--$1.95 per weekly broadcast; $15.95 for a 1-year subscription

News from Lake Wobegon (Minnesota Public Radio)--$.95 per weekly broadcast; $15.95 for a 1-year subscription

Lectures, Speeches, Performances and Other Audio

Gartner Group: The Euro--$1.95

Winston Churchill: Churchill in His Own Voice--$5.95

William J. Clinton: Historic Presidential Speeches, Volume 6--$2.95 Scott McNealy: Technology, Java and Pizza--$2.95

Bill Gates: Where Does Microsoft Go Next?--$1.95

William Shakespeare: Hamlet--$8.95

Bob & Ray: A Night of Two Stars--$5.95

Time Warner AudioBooks: Egypt: Journey to the Land of the Pharaohs--$5.95

   We have licensed Internet distribution rights to audio content from more than 100 publishers, producers of radio content and other content creators. Our license agreements are typically for terms of one to three years, and many provide us with exclusive Internet distribution rights. Under most licensing arrangements, we pay the content creator a portion of the revenue we receive, typically a 12% royalty. In some cases, we also pay a guaranteed advance against the content creator's revenue share.

   In most cases, we license audio recordings from publishers and content creators. In other cases, such as with The New York Times, the morning read of The Wall Street Journal, The Economist and The Harvard Business Review, we create audio versions from the print publication. In all cases, we convert the audio into our compressed, digital format.

   Some of our content providers include:

     Audio Literature                        CNBC/Dow Jones Business Video
                                           Bantam Doubleday Dell Audio
  Publishing,                                a division of Random House, Inc.
                                             The Economist
                                             Gartner Group
     Blackstone Audiobooks                   Harvard Business School
     Books on Tape                           Industry Standard
     Dove Audio                              Marketplace Productions
     Harper Audio/Caedmon Harper Audio       The New York Times
     New World Library                       The Wall Street Journal
                            Random House AudioBooks,    a division of Random
  House, Inc.
                                             The Teaching Company
                                             Sounds True
     Simon & Schuster Audio                  Stanford Audio
     Time Warner AudioBooks                  Penguin Audiobooks

 Audible software

   Our software consists of AudibleManager and AudiblePlayer for downloading, managing, scheduling and playing audio selections.

   The second generation of our AudibleManager software was recently made available on our Web site to be downloaded for use on personal computers. AudibleManager enables our customers to download and listen to digital spoken audio content and transfer it to an AudibleReady device for mobile playback. AudibleManager can also be used to organize individual selections, to specify listening preferences and to manage delivery options for subscriptions. Selections that exceed playback time limitations on a customer's hand-held electronic device can be listened to over successive sessions by reconnecting the device to the customer's personal computer and initiating a synchronization command that automatically replaces the sections that have been

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

played with new content.

  Our AudiblePlayer software enables users of Windows CE-based hand-held devices to control and customize their listening experience. Unlike cassette tape or compact disk players, AudibleReady devices allow fast navigation of the content through section markers and bookmarks that can be set by the user. Users can skip between selections, individual articles or chapters, effectively allowing them to control the listening experience.

 AudibleReady devices

   AudibleReady devices are personal computers and other hand-held electronic devices that have a speaker or an audio output jack and can be enabled to play back our audio content. The AudibleManager and AudiblePlayer software enable these devices to receive and play back Audible content and are available for download from audible.com. Recently, several device manufacturers have bundled the AudibleManager and AudiblePlayer software in the packaging for their devices. In addition, some device manufacturers plan to adapt their devices to support the Audible service. The audio output jack of all of these devices can work with headphones or a cassette adaptor to enable the content to be played through a car stereo system.

   We have formed co-marketing relationships with a number of consumer electronics and computer companies to promote AudibleReady hand-held electronic devices and our content to consumers. The device manufacturers are generally required to promote the Audible service through a variety of means, which may include (1) displaying the AudibleReady logo on their devices, (2) displaying the AudibleReady logo on the outside of the device package, (3) including our brochures inside the device package and (4) referring to Audible and AudibleReady in their brochures and manuals. In most cases, the device manufacturers receive a percentage of the revenue related to the content downloaded by the purchasers of their AudibleReady devices. These revenue sharing arrangements typically last one to two years from the date the device user becomes an Audible customer.

   We have agreements with Casio, Compaq, Everex and Philips to bundle AudibleManager and AudiblePlayer with their palm-size, electronic devices running the Microsoft Windows CE operating system. Devices manufactured by these companies include:

                                              Selected       AudibleReady
Device                                        Price(1)      Software Status
------                                        -------- -------------------------
Casio E-11................................... $299.95  Download from audible.com
Casio E-15...................................  389.95  Bundled
Casio E-100..................................  499.95  Bundled
Compaq Aero 2110.............................  449.95  Bundled
Compaq Aero 2130.............................  499.95  Bundled
Compaq Aero 2150.............................  549.95  Bundled
Everex Freestyle A-15........................  249.95  Download from audible.com
Everex Freestyle A-15 16MB...................  349.95  Download from audible.com
Everex Freestyle A-20........................  449.95  Download from audible.com
Everex Freestyle A-20 16 MB..................  399.95  Download from audible.com
Philips Nino 510.............................  449.95  Bundled

--------

(1) Prices available through Web-based retailers as of June 15, 1999. Actual prices paid by a consumer may vary.

Both Compaq and Everex have announced that they have experienced delays in the delivery schedule of their electronic devices due to parts shortages.

   We also have an agreement with Diamond Multimedia, and are in discussions with Creative Labs, to make future versions of their portable devices AudibleReady. We seek to enter into agreements with other palm-size device manufacturers.

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


   In order to measure consumer behavior, to demonstrate to content providers the viability of secure digital distribution of audio content and to test the potential of our business model, we designed, created and sold the first AudibleReady device, the Audible MobilePlayer. We have sold approximately 2,650 MobilePlayers, which currently list for $149 each and store up to two hours of spoken audio content, and approximately 480 MobilePlayer PLUS's, which currently list for $299 each and store up to seven hours of spoken audio content. We have discontinued designing and manufacturing the MobilePlayer and MobilePlayer PLUS, although we will continue to sell our remaining inventory.

 Other services

   We also provide audio production and hosting services to corporations that enable them to deliver in digital audio format training, analysis, marketing and other information to their employees, suppliers and customers.

Technology

   Our solution provides for the distribution of compressed digital spoken audio files for playback on a personal computer or AudibleReady device. Our solution is designed to facilitate the secure distribution and playback of digital audio files to personal computers and hand-held electronic devices in order to reduce the risk of audio files being copied without authorization. Audio files are compressed in order to reduce download time and storage space, are scrambled and targeted to a customer's personal computer or mobile device where they are decompressed as they are played back.

   Most of the Audible content is encoded using a compression-decompression technology that we have licensed and to which we have made proprietary extensions to enable the security features of the system. We intend to support other compression-decompression technologies in the future, which will offer customers the flexibility to choose higher fidelity sound in exchange for increased download time and increased storage requirements. We have designed an audio production process to record, edit, encode, segment, categorize, secure and upload content to our Web site. Our Web site, hosted by QWEST, runs on a Sun server.

   As of June 15, 1999, our research and development team consisted of approximately ten developers and engineers, as well as several outside contractors, who develop and upgrade the AudibleManager software, interfaces to AudibleReady devices, audible.com and the system architecture. Our production team comprises business developers, professional readers, audio editors, copy editors, merchandisers and Web authors and editors. As of June 15, 1999, we had 18 employees and several contractors involved in audio production who regularly produce new audio for the site.

Development and Marketing Relationships

   In addition to our agreements with Casio, Compaq, Everex and Philips to bundle our software with their hand-held electronic devices and our agreements with Broadcast.com, The New York Times, The Wall Street Journal, RioPort, MP3.com and SOFTBANK Content Services to promote our content, we have entered into development and marketing arrangements with Microsoft, RealNetworks and Diamond Multimedia for joint software development projects to integrate our software and content with the products of these vendors.

   Microsoft. Our agreement with Microsoft involves several development projects including Windows CE, Digital Rights Management, Microsoft's electronic books initiative, Microsoft's AutoPC platform and Windows Media Player, Microsoft's streaming media playback software. Microsoft has made a minority investment in our company and has committed to pay fees over the next five years for technology development, technology licensing and content licensing. As part of this agreement, we have created and licensed a Windows CE software program that enables Windows CE devices to be AudibleReady and play back Audible content. We are also creating a software program that will allow use of the Windows Media Player to stream audio through the Internet for listening at a personal computer with speakers. We have also given Microsoft the right to distribute AudibleReady software with Microsoft's electronic books so that readers of these books can also listen to them. We have also agreed to share a portion of the revenue generated over a specified period of time by each new Audible customer referred by Microsoft through the purchase of a Microsoft device or through the Microsoft Web site.

   RealNetworks. Our agreement with RealNetworks has a variety of components. RealNetworks' personal computer playback software, RealPlayer, enables audio to stream through the Internet for listening at a personal computer with speakers. We plan to work with RealNetworks to develop software that will allow users of RealNetworks' RealPlayer to access, purchase and listen to Audible content. We also plan to cooperatively distribute portions of Audible content through RealNetworks' e-commerce initiatives, and we plan to advertise on various RealNetworks' Web sites.

   Diamond Multimedia. Under the terms of our development and marketing agreement with Diamond Multimedia, we will collaborate to make the next version of its Rio Internet Music Player AudibleReady. Our collaboration will facilitate access to the entire collection of Audible content using our security, management and playback system. We plan to actively promote the Audible/Rio service in joint marketing activities, including promotion of Audible content at RioPort.com, Diamond Multimedia's music Web portal. We and Diamond Multimedia will share revenue for referring customers to each other. In addition, we will collaborate to integrate a future release of the AudibleManager software with a future release of the Rio Manager software.

Sales and Marketing

   Since our inception, we have focused on building our content collection, developing the Audible service and working with manufacturers to make their devices AudibleReady. Until recently, we have limited our marketing activities primarily to public relations and test marketing initiatives. With the commercial release of Version 2.0 of the AudibleManager software and the release of new AudibleReady devices, we plan to increase the level and breadth of our sales and marketing activities. We intend to initially focus our marketing efforts primarily on commuters and mobile professionals. We intend to use a combination of online and traditional media methods for sales, marketing and promotional purposes, including the following:

   Advertising. We plan to use a combination of advertising techniques to enhance the Audible brand and attract customers to our service. Online techniques may include free content offers, affiliate programs, sponsorships, direct e-mail solicitations and banner advertisements. Offline techniques may include print advertisements, direct mail, radio advertisements, billboards and retail store promotions.

   Co-marketing. We intend to work with our device manufacturers to promote the AudibleReady program. We plan to cooperate with content providers to promote specific Audible content to their customers on a co-branded basis. We plan to cooperate with RealNetworks to promote Audible content bundles to users of the RealPlayer and with Microsoft to provide Audible content bundles to users of Windows Media Player. In addition, we plan to work with portable personal computer manufacturers to pre-load our AudibleManager software with sample content and sign-up offers.

   Membership programs. We plan to offer membership programs including volume discounts at various monthly commitment levels. We may use free and discounted content offers to encourage our customers to sign up for our new membership programs. We believe that these new membership programs will improve customer adoption and retention.

   Personalized marketing. We plan to analyze customers' stated preferences and observed buying patterns. We will use this information to suggest selections and to enhance the customers' purchasing and listening experience.

Competition

   The market for the sale and delivery of spoken audio is highly competitive and rapidly changing. Principal competitive factors in the spoken audio market include:

  .  selection;

  .  price;

  .  speed of delivery;

  .  protection of intellectual property;

  .  timeliness;

  .  convenience; and

  .  sound quality.

Although we believe that we currently compete favorably with respect to these factors, we cannot be sure that we can maintain our competitive position against current or new competitors, especially those with longer operating histories, greater name recognition and substantially greater financial, technical, marketing, management, service, support and other resources.

   We compete with (1) traditional and online retail stores, catalogs, clubs and libraries that sell, rent or loan audiobooks on cassette tape or compact disc, (2) Web sites that offer streaming access to spoken audio content using tools such as the RealPlayer or Windows Media Player and (3) other companies offering services similar to ours.

   Audiobooks on cassette tape or compact disc have been available from a variety of sources for a number of years. Traditional book stores, such as Borders and Barnes & Noble, and online book stores, such as barnesandnoble.com and Amazon.com, offer a variety of audiobooks. The AudioBook Club offers discounted audiobooks by mail order. Rental services, such as Books on Tape, offer low pricing for time-limited usage of audiobooks, and libraries loan a limited selection of audiobooks. One or more of these competitors might develop a competing electronic service for delivering audio content.

   Competition from Web sites that provide streaming audio content is intense and is expected to increase significantly in the future. Broadcast.com, which recently announced plans to be acquired by Yahoo!, and RealNetworks offer a wide selection of streaming audio content. These companies and other portal companies including America Online, Excite, Lycos and Infoseek may compete directly with us by selling premium audio content for download.

   Audiohighway.com also offers downloaded digital audio content for playback on personal computers. Command Audio has announced plans to deliver audio content through FM radio frequency for mobile playback.

   Our content providers and other media companies may choose to provide digital audio content directly to consumers. In addition, a small number of companies control primary or secondary access to a significant percentage of Internet users and therefore have a competitive advantage in marketing to those users. These providers could use or adapt their current technology, or could purchase technology, to provide a service directly competitive with the Audible service.

   Many of these companies have significantly greater brand recognition and financial, technical, marketing and other resources than we do. We also expect competition to intensify and the number of competitors to increase significantly in the future as technology advances provide alternative methods of delivering digital audio content through the Internet, satellite, wireless data, FM radio frequency or other means.

Intellectual Property and Proprietary Rights

   We regard our patents, copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property as critical to our success. To protect our proprietary rights, we rely on a combination of patent, trademark and copyright law, trade secret protection and confidentiality and license agreements with our employees, customers, business affiliates and others. Notwithstanding these precautions, others may be able to use our intellectual property or trade secrets without our authorization. If we are unable to adequately protect our intellectual property, it could materially affect our financial performance. In addition, potential competitors may be able to develop technologies or services similar to ours without infringing our patents.

   We hold one patent and have filed eight patent applications for some aspects of the Audible system, two of which have been allowed. We do not know if the other pending patents will ever be issued and, if issued, if they will survive legal challenges. Legal challenges to our patents, whether successful or not, may be very expensive to defend.

   We have applied for registration in the United States of several of our trademarks and service marks, including "Audible", "audible.com" and "AudibleReady". "audible.com" has been allowed and "Audible" and "AudibleReady" have received adverse actions by the Patent and Trademark Office. We do not know if these marks will be registered or that we will effectively protect the use of these names. In addition, we have not taken affirmative steps to protect our trademarks outside of the United States and effective trademark, service mark, and copyright protection is not necessarily available in every country in which our services are available online.

   We also license some of our intellectual property to others, including our AudibleReady technology and various trademarks and copyrighted material. While we attempt to ensure that the quality of our brand is maintained, others might take actions that materially harm the value of either these proprietary rights or our reputation.

   We license technology from others, including our compression-decompression technology, that we incorporate into the Audible system. If these technologies become unavailable to us, we would need to license other technology which would require us to redesign our system and recode our content. Although we are generally indemnified against claims that technology licensed by us infringes the intellectual property rights of others, such indemnification is not always available for all types of intellectual property and proprietary rights and in some cases the scope of such indemnification is limited. Even if we receive broad indemnification, third party indemnitors may not have the financial resources to fully indemnify us in the event of infringement, resulting in substantial exposure to us. We cannot assure you that infringement or invalidity claims arising from the incorporation of this technology, resulting from these claims, will not be asserted or prosecuted against us. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources in addition to potential redevelopment costs and delays, all of which could materially adversely effect our business, operating results and financial condition.

   We attempt to avoid infringing the proprietary rights of others, although we have not done an exhaustive patent search. Our competitors may claim that we are infringing their intellectual property and, if they are successful, we may be unable to obtain a license or similar agreement to use the technology we need to conduct our business.

Employees

   As of June 15, 1999, Audible had a total of 41 full-time employees -- ten in research and development, 12 in sales and marketing, 14 in production and five in general and administrative.

Facilities

   Our headquarters is in Wayne, New Jersey, where we lease approximately 14,000 square feet housing all our full-time employees. We house our server in a secure facility in Weehawken, New Jersey.

Legal Proceedings

   We are not currently subject to any material legal proceedings. We may from time to time become a party to various legal proceedings arising in the ordinary course of its business. Any such proceeding against us, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

                                   MANAGEMENT

Our Directors and Executive Officers

   The following table shows information about our directors and executive officers:

             Name           Age                    Position
             ----           ---                    --------
   Andrew J. Huffman.......  39 President, Chief Executive Officer and Director
   Donald R. Katz..........  47 Chairman of the Board of Directors
   Brian M. Fielding.......  44 Vice President, Business and Legal Affairs
   Matthew Fine............  38 Vice President, Content Production
   J. Travis Millman.......  31 Vice President, Business Development
   Foy C. Sperring, Jr.....  39 Vice President, Marketing
   Guy Story, Jr...........  47 Vice President, Technology
   Andrew P. Kaplan........  45 Vice President, Finance and Administration
                                and Chief Financial Officer
   Richard Brass...........  47 Director
   R. Bradford
    Burnham (1)(2).........  44 Director
   W. Bingham Gordon (2)...  49 Director
   Thomas P.
    Hirschfeld (1).........  36 Director
   Winthrop
    Knowlton (1)(2)........  68 Director
   Timothy Mott............  50 Director

--------
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.

   Andrew J. Huffman has been our Chief Executive Officer, President and a director since joining us in February 1998. From July 1997 to February 1998, Mr. Huffman consulted with a number of technology companies. From April 1995 to July 1997, Mr. Huffman was President and Chief Executive Officer of Aimtech Corporation, an Internet and multimedia software tools company. From July 1993 to March 1995, Mr. Huffman was Vice President of Novell, Inc.'s Enterprise Solutions Division, where he was responsible for Novell's worldwide consulting, developer relations, and systems integrator relations. From November 1991 to July 1993, Mr. Huffman was Vice President and General Manager of the Distributed Computing Business Group at Unix System Laboratories, a software company.

   Donald R. Katz has been Chairman of the Board of Directors since April 1999 and a director since co-founding Audible in November 1995. From November 1995 to March 1998, Mr. Katz served as our President and Chief Executive Officer. Prior to co-founding Audible, Mr. Katz was an author, business journalist and media consultant for over fifteen years.

   Brian Fielding has been our Vice President, Business and Legal Affairs since January 1999. From April 1997 to January 1999, Mr. Fielding was our Managing Director, Business and Legal Affairs. From March 1988 to April 1997, Mr. Fielding held various positions at CBS Sports, a division of CBS, Inc., and was most recently the Vice President, Business Affairs.

   Matthew Fine has been our Vice President, Programming Production since January 1999. From May 1998 to January 1999, Mr. Fine was our Director of Sales and, from April 1997 to May 1998, our Director of Business Programming. He has also managed our telesales group and enterprise sales efforts. From January 1997 to April 1997, Mr. Fine was Special Projects Manager at Dow Jones Newswires, and, from December 1993 to January 1997, National Sales Manager at Dow Jones Investor Network.

   J. Travis Millman has been our Vice President, Business Development since October 1997, after serving briefly as an executive consultant to Audible from August to October 1997. From September 1996 to August 1997, Mr. Millman was Director of Business Development at OnLive! Technologies, Inc., an Internet communications software company, and, from June 1994 to September 1996, Manager of Business Development at Interplay Entertainment Corporation, an entertainment software developer. Mr. Millman started his career in the Engineering & Manufacturing Division of Sony Corporation of America.

   Foy C. Sperring, Jr. has been our Vice President, Marketing since June 1998. From September 1997 to June 1998, Mr. Sperring was Vice President of Product Development at Interleaf Inc., a publishing software service company. From November 1996 to September 1997, he was Vice President of Sales and Marketing for Aimtech. From October 1995 to November 1996, Mr. Sperring was Vice President of Marketing for Forman Interactive, an Internet software tools and hosting service company. From March 1994 to October 1995, he was Vice President of Electronic Publishing for PaperDirect, Inc., a personalized communication materials company.

   Guy Story, Jr. has been our Vice President, Technology since June 1996. From September 1994 to June 1996, Mr. Story was Director of Multimedia Software Application Architectures at the Lucent Network Systems division of Lucent Technologies. From October 1985 to September 1994, he was a member of the technical staff at Lucent Bell Laboratories.

   Andrew P. Kaplan has been our Vice President, Finance and Administration and Chief Financial Officer since June 1, 1999. From June 1997 to May 1999, Mr. Kaplan was Chief Financial Officer of Thomson Corporation Publishing International, a division of The Thomson Corporation. From September 1995 to May 1997, Mr. Kaplan was Senior Vice President and Chief Financial Officer for T.C. Advertising, an advertising services company. From March 1989 to August 1995, Mr. Kaplan was Vice President and Chief Financial Officer of Time Life, a division of Time Warner Inc.

   Richard Brass has been a director since April 1999. Since November 1997, Mr. Brass has been Vice President, Technology Development at Microsoft Corporation. From 1989 to July 1997, Mr. Brass was Senior Vice President of Oracle Corporation.

   R. Bradford Burnham has been a director since March 1997. Since May 1996, Mr. Burnham has been a general partner of AT&T Ventures, a group of venture capital funds. From May 1994 to May 1996, Mr. Burnham was a principal of AT&T Ventures.

   W. Bingham Gordon has been a director since November 1996. Since March 1998, Mr. Gordon has been Executive Vice President and Chief Creative Officer of Electronic Arts Inc., an interactive entertainment company. From October 1995 to March 1998, he was Executive Vice President, Marketing. From August 1993 to October 1995, he served as Executive Vice President of EA Studios.

   Thomas Hirschfeld has been a director since July 1996. Since March 1998, Mr. Hirschfeld has been a managing director of Patricof & Co. Ventures, Inc., where he was a principal from January 1995 to March 1998. From February 1994 to December 1995, Mr. Hirschfeld was Assistant to the Mayor of New York City.

   Winthrop Knowlton has been a director since November 1996. Since 1989 Mr. Knowlton has been the Chairman and Chief Executive Officer of Knowlton Brothers, Inc., a management company for limited partnerships and offshore funds investing in the United States.

   Timothy Mott has been a director since co-founding Audible in December 1995 and was the Chairman of the Board of Directors from December 1995 through April 1999. Mr. Mott has been a partner of Ironwood Capital L.L.C., an investment company, since he co-founded it in January 1993. From October 1990 to July 1995, he was Chairman of Macromedia Inc., a multimedia software company. Mr. Mott is a director of Electronic Arts, a company he co-founded in 1982.

   Our executive officers are elected by our board of directors and serve at its discretion. There are no family relationship among our officers and directors.

Classified Board

   Our certificate of incorporation and bylaws will provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our board of directors will be elected each year. To implement the classified structure, prior to consummation of the offering, three of the nominees to the board will be elected to one-year terms, three will be elected to two-year terms and two will be elected to three-year terms. Thereafter, directors will be elected for three-year terms. Messrs. Burnham, Hirschfeld and Mott will be Class I directors with terms expiring at the 2000 annual meeting of stockholders, Messrs. Brass, Gordon and Knowlton will be Class II directors, with terms expiring at the 2001 annual meeting of stockholders, and Messrs. Huffman and Katz will be Class III directors, with terms expiring at the 2002 annual meeting of stockholders.

Board Committees

   Our board has an Audit Committee and a Compensation Committee. The Audit Committee, among other things, is responsible for:

  . recommending to our board of directors the independent auditors to conduct the annual audit of our books and records;

  .  reviewing the proposed scope and results of the audit;

  .  approving the audit fees to be paid;

  . reviewing accounting and financial controls with the independent public accountants and our financial and accounting staff; and

  . reviewing and approving transactions between us and our directors, officers and affiliates.

   The members of our Audit Committee are Messrs. Burnham, Hirschfeld and Knowlton.

   The Compensation Committee reviews and recommends the compensation arrangements for management, including the compensation for our President and Chief Executive Officer. It establishes and reviews general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals. It also administers our Stock Incentive Plan and our restricted stock program. The members of our Compensation Committee are Messrs. Burnham, Gordon and Knowlton.

Compensation Committee Interlocks and Insider Participation

   During 1998, members of our Compensation Committee were Messrs. Huffman, Burnham and Hirschfeld. None of our executive officers has served as a member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director of or member of our Compensation Committee.

Director Compensation

   Our directors have received no compensation for serving as directors. We reimburse our directors for reasonable expenses they incur to attend board and committee meetings. Our non-employee directors are eligible to receive grants of options to acquire our common stock under our Stock Incentive Plan. See "1999 Stock Incentive Plan."

   Mr. Mott has been covered under our medical benefits plan since 1998 on the same terms as our employees.

Executive Compensation

   The following table summarizes the compensation paid to our chief executive officer and the other four most highly paid executive officers whose total salary and bonus exceeded $100,000 during 1998, whom we refer to as our Named Executive Officers:

                           Summary Compensation Table

                                                                    Long-Term
                                                                   Compensation
                                                                   ------------
                                         Annual Compensation        Restricted
                                      -------------------------       Stock
Name and Principal Position            Salary  Bonus(1)  Other       Sales(2)
---------------------------           -------- -------- -------    ------------
Andrew J. Huffman.................... $152,077 $36,250  $ 7,664(3)    $ -- (4)
 President and Chief Executive
  Officer
Donald R. Katz.......................  140,000  30,750      --          --
 Chairman of the Board of Directors
Travis Millman.......................  114,125  31,733   11,767(3)      -- (5)
 Vice President, Business Development
Brian Fielding.......................  110,000  17,750      --          -- (6)
 Vice President, Business and Legal
  Affairs
Guy Story, Jr........................  103,542  16,750      --          --
 Vice President, Technology

--------
(1) Includes amounts earned in 1998 and paid in 1999.
(2) Each Named Executive Officer who purchased shares of our restricted stock during 1998 paid for the stock by means of a promissory note. The price of the stock on the date of purchase was equal to the fair market value on the date of purchase as determined by our board of directors. See the description of our restricted stock sales in this section regarding vesting of restricted stock.
(3) Consists of relocation payments.
(4) In February 1998, Mr. Huffman purchased 1,500,000 shares of our restricted common stock for $400,000. As of December 31, 1998, 300,000 shares had vested. The remaining shares vest at a rate of 30,000 shares per month and will be fully vested in April 2002.
(5) In May 1998, Mr. Millman purchased 75,000 shares of our restricted common stock for $20,000. As of December 31, 1998, 12,000 shares had vested. The remaining shares vest at a rate of 1,500 per month and will be fully vested in June 2002.
(6) In May 1998, Mr. Fielding purchased 37,500 shares of our restricted common stock for $10,000. As of December 31, 1998, 6,000 shares had vested. The remaining shares vest at a rate of 750 per month and will be fully vested in June 2002.

                  Fiscal 1998 Year-End Restricted Stock Values

   All of our Named Executive Officers own restricted stock. The following table sets forth, as of December 31, 1998, the total purchases of restricted stock by each Named Executive Officer and the number and aggregate dollar value of the vested and unvested shares held by them. There was no public trading market for our common stock as of December 31, 1998. Accordingly, we have calculated the aggregate value of the shares based on the difference between an assumed initial public offering price of $9.00 per share and the purchase price of each share, multiplied by the number of shares. All these shares were purchased by the Named Executive Officers at their fair market value, as determined by our board of directors, and were paid for by promissory note on the terms described under "Restricted Stock Program."

                                                          Aggregate Value Aggregate Value
                                                             Of Vested      Of Unvested
   Name                     Vested Shares Unvested Shares     Shares          Shares
   ----                     ------------- --------------- --------------- ---------------
   Andrew J. Huffman.......     300,000      1,200,000      $ 2,619,000     $10,476,000
   Donald R. Katz..........   1,359,356        140,644       12,166,236       1,258,764
   Travis Millman..........      88,500        211,500          772,605       1,846,395
   Brian Fielding..........      53,250         96,750          464,873         844,628
   Guy Story, Jr...........     213,000        162,000        1,898,550       1,438,200

   If we are acquired by another company, 50% of each employee's unvested shares on that date will automatically become vested.

Option Grants

   We did not have a stock option plan prior to April 1999. Named Executive Officers have purchased shares of our common stock through our restricted stock program as described below. In June 1999, we granted to Mr. Millman an option to purchase 75,000 shares of our common stock at an exercise price of $8.00 per share.

Employment Arrangements

   We have not entered into formal employment agreements with any of our Named Executive Officers. Our employment arrangements with our Named Executive Officers, which are embodied in enforceable offer letters, provide for a base salary, which may be increased by our board of directors, and an annual bonus. The following table shows their current annual base salary and annual bonus potential for 1999.

                                                                      Maximum
                                                          Annual    Annual Bonus
   Name                                                 Base Salary   for 1999
   ----                                                 ----------- ------------
   Andrew J. Huffman...................................  $180,000     $90,000
   Donald R. Katz......................................   140,000      42,000
   Travis Millman......................................   120,000      40,000
   Brian Fielding......................................   115,000      23,000
   Guy Story, Jr.......................................   110,000      27,500

   Mr. Huffman's employment arrangement provides that we pay him six month severance if we terminate his employment. Mr. Fielding's employment arrangement provides that we pay him one month severance if we terminate his employment.

   Andrew Kaplan's employment arrangement provides him with a $150,000 annual base salary, a signing bonus of $15,000, payable within three months of his employment date, and an annual target bonus of $30,000, payable quarterly. Mr. Kaplan is entitled to six month severance if we terminate his employment. We also provide him access to a corporate apartment.

   We require all our employees to sign agreements which prohibit the disclosure of our confidential or proprietary information. Each of these employees also has agreed to non-competition and non-solicitation provisions that will be in effect during his employment and for one year thereafter.

   We have agreed to pay Messrs. Katz, Millman, Fielding and Story bonuses in the following amounts if they are still employed by us on the following dates:

   Name                                                Bonus         Date
   ----                                               ------- ------------------
   Donald R. Katz.................................... $65,669      June 30, 1999
   Travis Millman....................................  78,753 September 30, 2001
   Brian Fielding....................................  39,488       May 31, 2001
   Guy Story, Jr.....................................  22,604      July 31, 2000

Restricted Stock Program

   Since our inception, some of our employees have purchased restricted shares of our common stock at a price per share equal to the fair market value on the date of purchase as determined by our board of directors. The number of shares that each employee purchased varied depending on his or her position. In general, employees paid for these shares by promissory notes, which are due on the earlier of 50 months from the date of issuance of the shares or the date the employee leaves Audible.

   In general, we may repurchase a portion of an employee's shares if he or she ceases to be employed by us. If the employee leaves within six months of purchasing the restricted stock, we may repurchase all of the employee's shares. Twelve percent of the employee's shares vest six months after the date of purchase and thereafter, the remaining shares vest equally over the next 44 months. We may repurchase all unvested shares at the original purchase price. If we are acquired by another company, 50% of each employee's unvested shares on that date will automatically become vested.

1999 Stock Incentive Plan

   Our 1999 Stock Incentive Plan authorizes the grant of:

  .  stock options;

  .  stock appreciation rights;

  .  stock awards;

  .  phantom stock; and

  .  performance awards.

   The Compensation Committee administers our Stock Incentive Plan. The Committee has sole power and authority, consistent with the provisions of our Stock Incentive Plan, to determine which eligible participants will receive awards, the form of the awards and the number of shares of our common stock covered by each award. The Committee may impose terms, limits, restrictions and conditions upon awards, and may modify, amend, extend or renew awards, accelerate or change the exercise time of awards or waive any restrictions or conditions to an award.

   As of June 15, 1999, we have issued options to purchase 903,450 shares of our common stock out of the 9,000,000 shares available under the Stock Incentive Plan.

   Stock Options. We can grant options to purchase shares of our common stock that either are intended to qualify as incentive stock options under the Internal Revenue Code or that do not qualify as incentive options. The Committee can determine the option exercise price, the term of each option, the time when each option may be exercised and, the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised.

   Stock Appreciation Rights. We can grant rights to receive a number of shares or cash amounts, or a combination of the two that is based on the increase in the fair market value of the shares underlying the right during a stated period specified by the Committee.

   Stock Awards. We can award shares of our common stock at no cost or for a purchase price. These stock awards may be subject to restrictions at the Committee's discretion.

   Phantom Stock. We can grant stock equivalent rights, or phantom stock, which entitle the recipient to receive credits which are ultimately payable in the form of cash, shares of our common stock or a combination of both. Phantom stock does not entitle the holder to any rights as a stockholder.

   Performance Awards. We can grant performance awards to participants entitling the participants to receive cash, shares of our common stock, or a combination of both, upon the achievement of performance goals and other conditions determined by the committee. The performance goals may be based on our operating income, or on one or more other business criteria selected by the Committee.

   Other Stock-Based Awards. We can grant other stock-based awards. These stock-based awards may be denominated in cash, in common stock, or other securities, in stock-equivalent units, in stock appreciation units, in securities or debentures convertible into common stock, or in any combination of the foregoing and may be paid in common stock or other securities, in cash, or in a combination of common stock or other securities and cash, all as determined in the sole discretion of the Committee.

401(k) Plan

   We maintain a 401(k) plan that covers all our employees who satisfy eligibility requirements relating to minimum age, length of service and hours worked. We may make an annual contribution for the benefit of eligible employees in an amount determined by our board of directors. We have not made any such contribution to date and have no current plans to do so. Eligible employees may make pretax elective contributions of up to 15% of their compensation, subject to maximum limits on contributions prescribed by law.

                     RELATED TRANSACTIONS AND RELATIONSHIPS

Organization

   In connection with our formation, we issued 1,500,000 shares of common stock to our founder, Donald R. Katz, in exchange for a $52,500 promissory note and contribution of patent rights. The rights were valued at $17,500 by Mr. Katz and us, based upon Mr. Katz's estimated costs of such patent right, and agreed to by Mr. Mott, a director, prior to the investment in December 1995 by Ironwood Capital L.L.C., of which Mr. Mott is a managing member.

   In December 1995, we issued 534,000 shares of Series A preferred stock at a price of $0.75 per share and 375,000 shares of common stock at a price of $0.047 per share to Ironwood.

Sale of Stock

   In July 1996, we issued 2,000,000 shares of Series B preferred stock at a price of $1.50 per share, including 333,334 shares to Ironwood, 833,333 shares to funds managed by Patricof & Co. Ventures, Inc., of which Mr. Hirschfeld, one of our directors, is a managing director, and 833,333 shares to Kleiner Perkins Caufield & Byers and its affiliates.

   In November 1996, we issued 25,000 additional shares of Series B preferred stock at a price of $1.50 per share, to each of Winthrop Knowlton and W. Bingham Gordon, both of whom are members of our board of directors.

   In March 1997, we issued 2,250,000 shares of Series C preferred stock at a price of $4.00 per share, including 122,917 shares to Ironwood, 6,250 shares to Mr. Knowlton, 6,250 shares to Mr. Gordon, 307,292 shares to the Patricof group, 307,291 shares to the Kleiner Perkins group and 750,000 shares to AT&T Venture Fund II, L.P. and its affiliates, of which Mr. Burnham, a member of our board of directors, is a general partner.

   In February 1998, we issued 1,350,000 shares of Series D preferred stock at a price of $4.00 per share, including 65,228 shares to Ironwood, 117,980 shares to the Patricof group, 75,000 shares to the Kleiner Perkins group, 77,575 shares to the AT&T group and 750,000 shares to CPQ Holdings, Inc., an affiliate of Compaq Computer Corporation.

   In December 1998, we issued 2,500,000 additional shares of Series D preferred stock at a price of $4.00 per share, including 81,731 shares to the Patricof group, 78,926 shares to the Kleiner Perkins group, 53,686 shares to the AT&T group and 1,250,000 shares to Microsoft Corporation, of which Mr. Brass, a member of our board of directors, is Vice President of Business Development.

   In connection with the preferred stock financings, we granted registration rights to the preferred stockholders, among others. Upon exercise of these registration rights, these stockholders can require us to file registration statements covering the sale of shares of common stock held by them and may include the sale of their shares in registration statements covering our sale of shares to the public. See "Description of Our Capital Stock--Registration Rights."

   Since inception, we have sold to our executive officers and directors the following shares of restricted common stock at the date and prices listed in the table. In general, each officer or director paid for his shares by way of unsecured promissory notes that typically bear interest at 7% or 8% per year and are payable upon the earlier of the termination of employment or such time as all shares have vested.

                                       Date     Number of    Price     Aggregate
Name                                of Issuance  Shares   Per Share(1) Price(2)
----                                ----------- --------- ------------ ---------
W. Bingham Gordon..................  07/17/96       7,500     $.11     $    850
W. Bingham Gordon..................  02/20/97      37,500      .10        3,750
Timothy Mott (3)...................  12/11/95     375,000      .05       17,500
Timothy Mott (3)...................  07/23/96     375,000      .10       37,500
Winthrop Knowlton..................  01/20/97      37,500      .10        3,750
Brian Fielding.....................  06/17/97     112,500      .27       30,000
Brian Fielding.....................  05/06/98      37,500      .27       10,000
Brian Fielding.....................  03/02/99     112,500      .27       30,000
Matthew Fine.......................  06/17/97     112,500      .27       30,000
Matthew Fine.......................  05/06/98      37,500      .27       10,000
Matthew Fine.......................  03/02/99      75,000      .27       20,000
Andrew Huffman.....................  02/28/98   1,500,000      .27      400,000
Donald Katz (4)....................  12/11/95   1,500,000      .05       70,000
J. Travis Millman..................  11/03/97     225,000      .27       60,000
J. Travis Millman..................  05/06/98      75,000      .27       20,000
Anthony Nash.......................  05/08/97      22,500      .10        2,250
Anthony Nash.......................  11/03/97      22,500      .27        6,000
Anthony Nash.......................  09/15/98      30,000      .27        8,000
Foy Sperring.......................  06/15/98     375,000      .27      100,000
Guy Story, Jr. ....................  07/17/96     300,000      .06       17,000
Guy Story, Jr. ....................  07/29/97      75,000      .27       20,000

--------
(1) Rounded to the nearest whole cent.
(2) As of December 31, 1998, other than as noted for Mr. Katz, each of these directors and executive officers was indebted to us in an amount equal to the aggregate purchase price of his shares of restricted stock plus accrued interest from the origination date on the promissory notes with which he purchased the shares.
(3) Ironwood Capital transferred these shares to Mr. Mott in April 1999.
(4) Mr. Katz purchased his stock through a combination of a $52,500 promissory note and contribution of patent rights valued at $17,500. As of December 31, 1998, Mr. Katz was indebted to us for $52,500 plus accrued interest from December 11, 1995.

Issuance of Options

   On June 1, 1999, we issued Andrew Kaplan an option to purchase 325,000 shares of common stock at an exercise price of $8.00 per share, subject to vesting over a four year period. On June 1, 1999, we issued Mr. Millman an option to purchase 75,000 shares of common stock at an exercise price of $8.00 per share, subject to vesting over a four year period.

Issuance of Warrants

   In March 1997, in connection with the sale of the Series C preferred stock, we issued warrants to purchase an aggregate of 675,001 shares of common stock at an exercise price of $4.00 per share to holders of Series C preferred stock, including Ironwood, the Kleiner Perkins group, the Patricof group, the AT&T group and Messrs. Knowlton and Gordon. These warrants may be exercised until March 31, 2002.

   In April 1999, in connection with an amendment to our license agreement with Microsoft, which owns over 5% of our capital stock, we issued to Microsoft a warrant to purchase 100,000 shares of common stock at a price per share equal to the price to the public of our common stock in this offering, or, if this offering does not occur within 12 months of the date of issuance, such warrant is exercisable for 100,000 shares of common stock at $6.00 per share. This warrant may be exercised until November 18, 2003.

Additional Transactions

   In March 1997, we loaned Mr. Katz, our Chairman of the Board, $100,000 under the terms of a promissory note and secured by Mr. Katz's pledge of 37,500 shares of common stock. The promissory note bears interest at the rate of 6% per annum and is due on the earlier of March 28, 2002 or one year following this offering. On March 31, 1999, the outstanding balance on the loan was $100,000 plus $12,000 in accrued interest.

   In September 1998, we entered into a software development and licensing agreement with Compaq Computer Corporation, an affiliate of CPQ Holdings, Inc., which owns over 5% of our issued stock.

   In November 1998, we entered into a license agreement with Microsoft. Our agreement involves several development projects including Windows CE, Windows Media Player, Digital Rights Management, Microsoft's electronic books initiative, and Microsoft's Auto PC platform. Microsoft has committed to pay certain fees over the next five years for technology development, technology licensing and content licensing. As part of the agreement, we have created and licensed a Windows CE software program that enables Windows CE devices to play back Audible content. We are also creating a software program that will allow use of the Windows Media Player to access our content. We have also given Microsoft the right to distribute our software with Microsoft's electronic books so that readers can listen to the books. We have also agreed to share a portion of the revenue generated over a specific period of time by each new Audible customer referred by Microsoft through the purchase of a Microsoft device or through the Microsoft Web site.

   The Microsoft agreement also contains a right of first negotiation if we receive a proposal from another company that could result in our acquisition. If we receive an unsolicited proposal, or if our board determines to solicit proposals or otherwise enter into discussions that would result in a sale of a controlling interest in our company or other merger, asset sale or other disposition that effectively results in a change of control of the company, we are required to give written notice to Microsoft. We are under no obligation to disclose confidential information related to the unsolicited proposal. Microsoft then has 7 days to provide notice to us that it desires to negotiate a potential acquisition of Audible by Microsoft. If Microsoft delivers this notice to us within 7 days, we will negotiate exclusively and in good faith for 21 days from the date of delivery of our initial notice to Microsoft. We are under no obligation to accept any offer from Microsoft. If we are unable to negotiate a transaction with Microsoft within the 21-day negotiation period, we may negotiate with others for a sale of our company. If we do not enter into a definitive agreement with another party within 6 months from the date we initially delivered notice to Microsoft, we must restart the notice and negotiation process. This right terminates no later than November 4, 2003.

   In January 1998, we entered into an agreement with Flextronics International Ltd. to manufacture the Audible MobilePlayer. The chief executive officer of Flextronics is a principal of Ironwood, of which Mr. Mott, a director, is also a principal. As of December 31, 1997, $173,000 was due to Flextronics under the terms of that agreement, and as of December 31, 1998, $51,000 was due. As part of our plans to discontinue the design and manufacture of the Audible MobilePlayer, we plan to terminate this agreement in the second half of 1999.

   We believe that all the transactions described above were made on terms no less favorable to us than if such transactions were with non-affiliates. We have adopted a policy whereby all future transactions between us and our officers, directors and affiliates will be on terms no less favorable than could be obtained from non-affiliates and will be approved by a majority of our board.

                             PRINCIPAL STOCKHOLDERS

   The following table sets certain information regarding beneficial ownership of our common stock as of April 30, 1999, and as adjusted to reflect the sale of the shares offered hereby, by:

  . each person who we know beneficially owns more that 5% of our common stock;

  .  each member of our board of directors;

  .  each of our Named Executive Officers; and

  .  all directors and executive officers as a group.

   Unless otherwise indicated, the address for each stockholder listed is c/o Audible, Inc., 65 Willowbrook Boulevard, Wayne, New Jersey 07470. Except as otherwise indicated, each of the persons named in this table has sole voting and investment power with respect to all the shares indicated.

   For purposes of calculating the percentage beneficially owned, 21,003,265 shares of common stock are deemed outstanding before the offering, including 7,602,269 shares of common stock outstanding as of April 30, 1999 and 13,400,996 shares of common stock issuable upon conversion of the preferred stock. For purposes of calculating the percentage beneficially owned, the number of shares deemed outstanding after the offering includes: (a) all shares deemed to be outstanding before the offering and (b) 4,000,000 shares being sold in this offering, assuming no exercise of the underwriters' over-allotment option.

   In computing the number of shares beneficially owned by a person and the percentage ownership by that person, shares of common stock which that person could purchase by exercising outstanding common stock purchase warrants prior to June 30, 1999, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

                                                               Percent of Common
                                                   Number of   Stock Outstanding
                                                     Shares    -----------------
                                                  Beneficially  Before   After
Name of Beneficial Owner                             Owned     Offering Offering
------------------------                          ------------ -------- --------
Patricof group (1)...............................  2,102,691     10.0%    8.4%
 c/o Patricof & Co. Ventures, Inc.
 445 Park Avenue, 11th Floor
 New York, NY 10022
Kleiner Perkins group (2)........................  2,034,011      9.6     8.1
 2750 Sand Hill Road
 Menlo Park, CA 94025
Microsoft Corporation (3)........................  1,975,000      9.4     7.9
 One Microsoft Way
 Redmond, WA 98052-6399
Ironwood Capital L.L.C. (4)......................  1,620,094      7.7     6.5
 2241 Lundy Avenue
 San Jose, CA 95131
AT&T group (5)...................................  1,546,891      7.3     6.1
 c/o AT&T Ventures
 295 North Maple Avenue
 Basking Ridge, NJ 07920
CPQ Holdings, Inc. (6)...........................  1,125,000      5.4     4.5
 20555 SH 249
 Houston, TX 77070

                                                              Percent of Common
                                                  Number of   Stock Outstanding
                                                    Shares    -----------------
                                                 Beneficially  Before   After
Name of Beneficial Owner                            Owned     Offering Offering
------------------------                         ------------ -------- --------
Richard Brass...................................         --      --       --
R. Bradford Burnham (7).........................   1,546,892     7.3      6.1
W. Bingham Gordon (8)...........................      93,750       *        *
Thomas Hirschfeld (9)...........................   2,102,691    10.0      8.4
Winthrop Knowlton (10)..........................      86,250       *        *
Timothy Mott (11)...............................   2,370,094    11.3      9.5
Andrew J. Huffman (12)..........................   1,500,000     7.1      6.0
Donald R. Katz (13).............................   1,500,000     7.1      6.0
Brian Fielding (14).............................     262,500     1.2      1.0
J. Travis Millman (15)..........................     300,000     1.4      1.2
Guy Story, Jr. (16).............................     375,000     1.8      1.5
All officers and directors as a group (14
 people) (17)...................................  10,812,176    50.6     42.6

--------
 * Less than 1%.
(1) Represents (i) 1,758,693 shares beneficially owned by APA Excelsior IV, L.P., including 77,106 shares issuable upon exercise of warrants, (ii) 310,356 shares beneficially owned by APA Excelsior IV/Offshore L.P., including 13,607 shares issuable upon exercise of warrants, and (iii) 33,642 shares beneficially owned by Patricof Private Investment Club, L.P., including 1,475 shares issuable upon exercise of warrants.
(2) Represents (i) 1,879,576 shares beneficially owned by Kleiner Perkins Caufield & Byers VIII, including 89,883 shares issuable upon exercise of warrants, (ii) 50,848 shares beneficially owned by KPCB Information Sciences Zaibatsu, including 2,304 shares issuable upon exercise of warrants, and (iii) 103,587 shares beneficially owned by KPCB VIII Founders Fund.
(3) Includes 100,000 shares issuable upon exercise of a warrant issued in April 1999.
(4) Includes 36,876 shares issuable upon exercise of warrants.
(5) Represents (i) 154,689 shares beneficially owned by Venture Fund I, L.P., including 22,500 shares issuable upon exercise of warrants, and (ii) 1,392,202 shares beneficially owned by AT&T Venture Fund II, L.P., including 202,500 shares issuable upon exercise of warrants.
(6) An affiliate of Compaq Computer Corporation.
(7) Represents (i) 154,689 shares beneficially owned by Venture Fund I, L.P., including 22,500 shares issuable upon exercise of warrants, and (ii) 1,392,202 shares owned by AT&T Venture Fund II, L.P., including 202,500 shares issuable upon exercise of warrants. Mr. Burnham, a director, is a general partner of the AT&T group partnerships. Mr. Burnham disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest. Mr. Burnham's address is c/o AT&T Ventures.
(8) Includes 1,875 shares issuable upon exercise of warrants and 12,750 shares that are subject to our repurchase option.

(9) Represents 2,102,691 shares beneficially owned by the Patricof group, funds managed by Patricof & Co. Ventures, Inc., of which Mr. Hirschfeld is a managing director. Mr. Hirschfeld disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest. Mr. Hirschfeld's address is c/o Patricof & Co. Ventures, Inc.
(10) Includes 1,875 shares issuable upon exercise of warrants and 13,500 shares that are subject to our repurchase option.
(11) Includes 109,375 shares that are subject to our repurchase option. Includes 1,620,094 shares (including 36,876 shares issuable upon exercise of warrants) beneficially owned by Ironwood Capital L.L.C., of which Mr. Mott, a director, is a managing member. Mr. Mott disclaims beneficial ownership of these 1,620,094 shares, except to the extent of his pecuniary interest.

(12) Includes 1,080,000 shares that are subject to our repurchase option.
(13) Includes 46,896 shares that are subject to our repurchase option, 157,500 shares that are pledged to secure private loans and 37,500 shares that are pledged to secure a $100,000 loan from the Company. See "Related Transactions and Relationships."
(14) Includes 197,250 shares that are subject to our repurchase option.
(15) Includes 187,500 shares that are subject to our repurchase option.
(16) Includes 132,000 shares that are subject to our repurchase option.

(17) Includes an aggregate of 2,279,221 shares that are subject to our repurchase option and 357,814 shares issuable upon exercise of warrants.

                        DESCRIPTION OF OUR CAPITAL STOCK

   Our authorized capital stock currently consists of 50,000,000 shares of common stock, with a par value of $0.01 per share, and 19,843,000 shares of preferred stock, with a par value of $0.01 per share. As of April 30, 1999, there were 7,602,269 shares of our common stock outstanding, held of record by 81 stockholders. As of April 30, 1999, we had outstanding an aggregate of 8,934,000 shares of convertible preferred stock consisting of 534,000 shares of Series A preferred stock, 2,050,000 shares of Series B preferred stock, 2,250,000 shares of Series C preferred stock and 4,100,000 shares of Series D preferred stock. The Series A, B, C and D preferred stock are held of record by one, eight, 12 and 26 stockholders, respectively. All outstanding shares of preferred stock will be automatically converted into an aggregate of 13,400,996 shares of common stock upon the closing of this offering and will no longer be issued and outstanding. In addition, we currently have outstanding warrants to purchase up to an aggregate of 775,001 shares of our common stock and 63,270 shares of preferred stock, which warrants will be exercisable for 94,904 shares of common stock following this offering as described below. After this offering, we will have outstanding, 25,003,265 shares of common stock if the underwriters do not exercise their overallotment option, or 25,603,265 shares of common stock if the underwriters exercise their overallotment option in full.

   The following is a description of our capital stock.

Common Stock

   We are authorized to issue 50,000,000 shares of common stock. Holders of common stock are entitled to one vote for each share of record on all matters submitted to a vote of stockholders. The holders of common stock are entitled to receive ratably such lawful dividends as may be declared by the board of directors. However, such dividends are subject to preferences that may be applicable to the holders of any outstanding shares of preferred stock. In the event of a liquidation, dissolution, or winding up of the affairs of our company, whether voluntary or involuntary, the holders of common stock will be entitled to receive pro rata all of our remaining assets available for distribution to stockholders. Any such pro rata distribution would be subject to the rights of the holders of any outstanding shares of preferred stock. Our common stock has no preemptive, redemption, conversion or subscription rights. Piper & Marbury L.L.P., our counsel, will opine that the shares of common stock to be issued by us in this offering, when issued and sold in the manner described in the prospectus and in accordance with the resolutions adopted by the board of directors, will be fully paid and non-assessable. The rights, powers, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

   At the closing of the offering, our outstanding shares of preferred stock will be automatically converted into common stock. For a description of this preferred stock, please see note (4) to the notes to financial statements included elsewhere in this prospectus. Immediately following the offering, our board will have the authority to designate and issue up to 10,000,000 shares of preferred stock, in one or more series. Our board can establish the preferences, rights and privileges of each series, which may be superior to the rights of the common stock.

   We have no current plans to issue any preferred stock following this offering. However, if we do so, it could discourage a third party from attempting to acquire a majority of the our outstanding voting stock.

Warrants

   We have outstanding the following warrants to purchase shares of our common stock, including warrants previously exercisable to purchase shares of preferred stock but which, upon completion of this offering, will entitle the holder to purchase shares of common stock: (1) warrants, to purchase 50,372 shares at an exercise price of $1.79 per share, expiring November 19, 2006, (2) warrant, to purchase 18,750 shares at an exercise price of $2.67 per share, expiring November 20, 2001, (3) warrant, to purchase 18,282 shares at an exercise price of $2.67 per share, expiring July 24, 2007, (4) warrant, to purchase 7,500 shares at an exercise price of

$2.67 per share, expiring April 5, 2003, (5) warrants, to purchase 675,001 shares at an exercise price of $4.00 per share, expiring March 31, 2002, (6) warrants, to purchase 100,000 shares at an exercise price per share equal to the price to the public of this offering, expiring November 18, 2003, (7) warrants to purchase 150,000 shares at an exercise price of $0.01 per share, expiring June 16, 2009, and (8) warrants to purchase 750,000 shares at an exercise price of $8.00 per share, subject to vesting, expiring June 16, 2009.

Registration Rights

   After this offering, holders of (i) an aggregate of 801,000 shares of common stock issued upon the conversion of the Series A preferred stock (the "Series A Registrable Shares"); (ii) 3,139,608 shares of common stock issued upon the conversion of the Series B preferred stock including 64,609 shares issuable upon exercise of warrants to purchase Series B preferred stock (the "Series B Registrable Shares"); (iii) 3,393,280 shares of common stock issued upon the conversion of the Series C preferred stock including 18,282 shares issuable upon exercise of warrants to purchase Series C preferred stock and 675,001 shares of common stock issuable upon exercise of outstanding warrants held by holders of the Series C preferred stock (the "Series C Registrable Shares"); and (iv) 6,149,999 shares of the common stock issued upon conversion of the Series D preferred stock (the "Series D Registrable Shares") will be entitled to rights with respect to the registration of such shares under the Securities Act.

   We have an agreement with these stockholders that gives them registration rights. Subject to limitations provided in the agreement, including those in lock-up agreements that these stockholders have signed relating to this offering, these stockholders have the right, after March 31, 2000, upon request of the holders of at least two-thirds in interest of the Series A Registrable Shares, Series B Registrable Shares, or upon request of the holders of at least a majority in interest in the Series C Registrable Shares, or at any time after this offering, upon request of the holders of no less than 40% of the Series D Registrable Shares, to require us to register under the Securities Act the sale of shares having an aggregate offering price of at least $5,000,000 (a "demand registration"). The number of demand registrations is limited to two for each group of Registrable Shares. In addition to these demand registration rights and, subject to conditions and limitations provided in the agreement, these stockholders may require us to file an unlimited number of registration statements on Form S-3 under the Securities Act when such form is available for our use, generally one year after this offering.

   If we propose to register our securities under the Securities Act after this offering, these stockholders will be entitled to notice of the registration and to include their shares in the registration provided that the underwriters of the proposed offering will have the right to limit the number of shares included in the registration. One warrantholder also has the right to include his shares of common stock issued upon exercise of his warrants in the registration. We must pay for all expenses in connection with these registrations, other than underwriters' discounts and commissions.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and Delaware General Corporation Law; Right of First Negotiation

   Our Certificate of Incorporation and Bylaws and Delaware General Corporation Law. Certain provisions of Delaware law and our certificate of incorporation and bylaws could make the following more difficult:

  .  the acquisition of us by means of a tender offer;

  .  acquisition of us by means of a proxy contest or otherwise; or

  .  the removal of our incumbent officers and directors.

   These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board. We believe that the benefits of increased protection of the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

 Election and Removal of Directors

   Our board of directors will be divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of because it generally makes it more difficult for stockholders to replace a majority of the directors.

   In addition, our by-laws will provide that, except as otherwise provided by law or our certificate of incorporation, newly created directorships resulting from an increase in the authorized number of directors or vacancies on the board may be filled only by

  . a majority of the directors then in office, though less than a quorum is then in office; or

  .  by the sole remaining director.

 Stockholder Meetings

   Under our certificate of incorporation and bylaws, only the board of directors, the chairman of the board, the president or the holders of at least a majority of our outstanding stock may call special meetings of stockholders.

 Requirements for Advance Notification of Stockholder Nominations and Proposals

   Our bylaws will establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board.

 Delaware Anti-Takeover Law

   We are subject to Section 203 of the Delaware General Corporation Law, an anti-takover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

 Elimination of Stockholder Action By Written Consent

   Our certificate of incorporation will eliminate the right of stockholders to act by written consent without a meeting, unless the consent is unanimous.

 No Cumulative Voting

   Our certificate of incorporation and bylaws will not provide for cumulative voting in the election of directors.

 Undesignated Preferred Stock

   The authorization of undesignated preferred stock will make it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Audible. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or our company or management.

 Limitation Of Liability

   As permitted by the Delaware General Corporation Law, our certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

  . for any breach of the director's duty of loyalty to us or our stockholders;

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . under Section 174 of the Delaware General Corporation Law, relating to unlawful payment of dividends or unlawful stock purchase or redemption of stock; or

  . for any transaction from which the director derives an improper personal benefit.

   As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

   Our certificate of incorporation and bylaws will provide for the indemnification of our directors and officers to the fullest extent authorized by the Delaware General Corporation Law. The indemnification provided under our certificate of incorporation and bylaws includes the right to be paid expenses in advance of any proceeding for which indemnification may be had, provided that the payment of these expenses incurred by a director or officer in advance of the final disposition of a proceeding may be made only upon delivery to us of an undertaking by or on behalf of the director or officer to repay all amounts so paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified. If we do not pay a claim for indemnification within 60 days after we have received a written claim, the claimant may at any time thereafter bring an action to recover the unpaid amount of the claim and, if successful the director or officer will be entitled to be paid the expense of prosecuting the action to recover these unpaid amounts.

   Under our bylaws, we will have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person or incurred by the person in any of these capacities, or arising out of the person's fulfilling one of these capacities, and related expenses, whether or not we would have the power to indemnify the person against the claim under the provisions of the Delaware General Corporation Law. We intend to purchase director and officer liability insurance on behalf of our directors and officers.

  Right of First Negotiation. Pursuant to an agreement with Microsoft, Microsoft has a right of first negotiation if we receive an unsolicited proposal, or if our board determines to solicit proposals or otherwise enter into discussions that would result in a sale of a controlling interest in our company or other merger, asset sale or other disposition that effectively results in a change of control of the company. For a description of this agreement, please see "Related Transactions and Relationships--Additional Transactions." Microsoft's right of first negotiation could have the effect of delaying or deterring a change of control.

Stock Transfer Agent

   The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

   After this offering, we will have 25,003,265 shares of common stock outstanding. If the underwriters exercise their over-allotment option in full, we will have 25,603,265 shares of common stock outstanding. 4,000,000 of the shares we sell in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our affiliates, as that term is defined in Rule 144, may generally only be sold in compliance with the limitations of Rule 144, which is summarized below.

   The remaining 84%, or 21,003,265 shares of common stock outstanding after this offering, will be restricted shares under the terms of the Securities Act, all of which shares are subject to lock-up agreements as described below. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, and subject to the lock-up requirements which rules are summarized below. Subject to the lock-up agreements described below, these restricted shares will be available for resale in the public market as follows:

Number of Shares/
% of Outstanding                  Date of First Availability for Resale
-----------------  -------------------------------------------------------------------
 1,633,650/6.5%    Immediately after the date of this prospectus, all of which shares are subject to lock-up agreements
19,048,098/76.2%   90 days after the date of this prospectus, all of which shares are subject to lock-up agreements
  321,517/1.3%     At various times between 90 days and 180 days after the date of the prospectus, all of which shares are subject to lock-up agreements

   Before this offering, there has been no public market for our common stock, and we cannot predict what effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices and could impair our future ability to raise capital through the sale of our equity securities.

Rule 144

   In general, under Rule 144, beginning 90 days after the effective date of the offering, a stockholder who owns restricted shares that have been outstanding for at least one year is entitled to sell, within any three-month period, a number of these restricted shares that does not exceed the greater of:

  . one percent of the then outstanding shares of our common stock, or approximately 250,033 shares immediately after this offering; or

  . the average weekly trading volume in our common stock on the Nasdaq National Market during the four calendar weeks preceding the sale.

   In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, to sell shares of common stock that are not restricted securities.

   Under Rule 144(k), a stockholder who is not currently, and who has not been for at least three months before the sale, an affiliate of ours who owns restricted shares that have been outstanding for at least two years may resell these restricted shares without compliance with the above requirements. The one- and two-year holding periods described above do not begin to run until the full purchase price is paid by the person acquiring the restricted shares from us or an affiliate of ours.

Rule 701

   Our employees, officers, directors and consultants who purchased our shares of common stock pursuant to our restricted stock program are entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits affiliates and non-affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of this prospectus. In addition, non-affiliates may sell Rule 701 shares without complying with the public information, volume and notice provisions of Rule 144.

Registration Rights

   We have entered into a registration rights agreement with the stockholders that purchased our preferred stock and warrantholders with which we have commercial relationships, which holders will own an aggregate of 13,400,996 shares of our common stock, warrants to purchase an aggregate of 1,575,001 shares of our common stock and warrants to purchase 55,261 shares of our preferred stock, which preferred stock warrants will be exercisable for 82,891 shares of common stock following this offering. These stockholders have registration rights which, upon exercise, require us to file registration statements covering the sale of their shares of common stock and to include the sale of their shares in registration statements covering our sale of shares to the public. See "Description of our Capital Stock--Registration Rights."

Common Stock and Options Issuable under our Stock Incentive Plan

   We intend to file one or more registration statements under the Securities Act within 180 days after this offering to register up to 9,000,000 shares of our common stock underlying outstanding stock options or reserved for issuance under our Stock Incentive Plan. We expect these registration statements will become effective upon filing, and shares covered by these registration statements will be eligible for sale in the public market immediately after the effective dates of these registration statements, subject to the lock-up agreements described below.

Lock-up Agreements

   All of our officers and directors and the holders of all of our capital stock have agreed that they will not, without the prior written consent of Credit Suisse First Boston Corporation, offer, sell, pledge or otherwise dispose of any shares of our capital stock or any securities convertible into or exercisable or exchangeable for, or any rights to acquire or purchase, any of our capital stock or publicly announce an intention to effect any of these transactions, for a period of 180 days from the date of this prospectus.

   Credit Suisse First Boston Corporation currently has no plans to release any portion of the securities subject to lock-up agreements. When determining whether or not to release any portion of the securities subject to lock-up agreements, Credit Suisse First Boston Corporation will consider, among other factors, the stockholder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement dated             , 1999, the underwriters named below, for whom
Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc., Volpe Brown Whelan & Company, LLC and Wit Capital Corporation are acting as representatives, have severally but not jointly agreed to purchase from us the following respective numbers of shares of common stock:

                                                                       Number of
   Underwriters                                                         Shares
   ------------                                                        ---------
   Credit Suisse First Boston Corporation.............................
   J.P. Morgan Securities Inc.........................................
   Volpe Brown Whelan & Company, LLC..................................
   Wit Capital Corporation............................................
                                                                       ---------
     Total............................................................ 4,000,000
                                                                       =========

   The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all of the shares of common stock offered in this offering (other than those shares covered by the over-allotment option described below) if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

   We have granted to the underwriters a 30-day option to purchase on a pro
rata basis up to           additional shares of common stock at the initial
public offering price less the underwriting discounts and commissions. This option may be exercised only to cover over-allotments of common stock.

   The underwriters propose to offer the common stock initially at the public offering price on the cover page of this prospectus and to selling group
members at that price less a concession of $   per share. The underwriters and
the selling group members may allow a discount of $   per share on sales to
other dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the representatives.

   The following table summarizes the compensation and estimated expenses that we will pay.

                                                                  Total
                                                           -------------------
                                                            Without    With
                                                      Per    Over-     Over-
                                                     Share allotment allotment
                                                     ----- --------- ---------
   Underwriting discounts and commissions paid by
    us..............................................  $       $         $
   Expenses payable by us...........................  $       $         $

   At our request, the underwriters will reserve at the initial public offering price 150,000 shares of our common stock for sale to one of our content providers, Robin Williams. If Mr. Williams purchases the shares reserved for him, the underwriting discount will be reduced and the amount paid by us will
decrease by an amount equal to $   per share with respect to the shares
purchased by him, or an aggregate of approximately $    .
   The underwriters have informed us that they do not expect discretionary sales by them to exceed 5% of the common stock being offered.

   We, our officers and directors and substantially all of our existing stockholders have agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or, in our case file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose an intention to make any such offer, sale, pledge or disposal, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except in our case for grants of employee stock options pursuant to the terms of our plan in effect on the date hereof, issuances of securities pursuant to the exercise of employee stock options outstanding on the date hereof or the exercise of any other stock options outstanding on the date hereof. Mr. Williams has agreed that if he purchases any shares of common stock in this offering, he will not sell or otherwise dispose of these shares until 180 days after this offering.

   In addition to the 150,000 shares reserved for sale to Mr. Williams, the underwriters have reserved for sale, at the initial offering price, up to 200,000 shares of common stock for employees and other persons associated with Audible who have expressed an interest in purchasing common stock in this offering.

   The number of shares of common stock available for sale to the general public in this offering will be reduced to the extent these persons and Mr. Williams purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

   We have agreed to indemnify the underwriters against liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect thereof.

   We have applied to list the shares of common stock on The Nasdaq National Market under the symbol "ADBL".

   Prior to the offering, there has been no public market for our common stock. The initial public offering price for the common stock will be determined by negotiation between us and the representatives.The principal factors to be considered in determining the initial public offering price include:

  . the information set forth in this prospectus and otherwise available to the representatives;

  .  market conditions for initial public offerings;

  .  the history of and prospects for the industry in which we compete;

  .  our past and present operations;

  .  our past and present earnings;

  .  the ability of our management;

  .  our prospects for future earnings;

  . the present state of our development and our current financial condition;

  . the recent market prices of, and the demand for, publicly traded common stock of companies in businesses similar to ours;

  . the general condition of the securities markets at the time of this offering; and

  .  other relevant factors.

   We can offer no assurances that the initial public offering price will correspond to the price at which our common stock will trade in the public market subsequent to the offering or that an active trading market for our common stock will develop and continue after the offering.

   The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase shares of the common stock so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions, in stabilization transactions or otherwise. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on The Nasdaq Stock Market's National Market or otherwise and, if commenced, may be discontinued at any time.

   Wit Capital, a member of the National Association of Securities Dealers, Inc., will participate in this offering as one of the representatives of the underwriters. The National Association of Securities Dealers, Inc. approved the membership of Wit Capital on September 4, 1997. Since that time, Wit Capital has acted as an underwriter, e-manager or selected dealer in over 90 public offerings.

   A prospectus in electronic format is being made available on an Internet Web site maintained by Wit Capital. In addition, all dealers purchasing shares from Wit Capital in this offering have agreed to make a prospectus in electronic format available on Web sites maintained by each of these dealers.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that Audible prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

   Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to Audible and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be readily available, including common law rights of action for damages or recision or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from Audible. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                             VALIDITY OF THE SHARES

   Piper & Marbury L.L.P., Washington, D.C., will pass upon the validity of the shares of common stock on our behalf. Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts, will pass upon legal matters for the underwriters.

                                    EXPERTS

   The financial statements of Audible, Inc. as of December 31, 1997 and 1998 and for each of the years in the three year period ended December 31, 1998 and the period November 3, 1995 (date of inception) to December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

   We have filed with the SEC a registration statement, including exhibits, schedules and amendments. This prospectus is a part of the registration statement and includes all of the information that we believe is material to an investor considering whether to make an investment in our common stock. We refer you to the registration statement for additional information about us, our common stock and this offering, including the full texts of the exhibits, some of which have been summarized in this prospectus. The registration statement is available for inspection and copying at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site that contains the registration statement. The address of the SEC's Internet site is "http://www.sec.gov."

   We intend to furnish our stockholders annual reports containing financial statements audited by our independent accountants.

                                 AUDIBLE, INC.

                         INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report................................................ F-2
Balance Sheets.............................................................. F-3
Statements of Operations.................................................... F-4
Statements of Stockholders' Deficit......................................... F-5
Statements of Cash Flows ................................................... F-6
Notes to Financial Statements............................................... F-8

                          Independent Auditors' Report

Board of Directors and Stockholders
Audible, Inc.:

   We have audited the accompanying balance sheets of Audible, Inc. (a development stage company) as of December 31, 1997 and 1998, and the related statements of operations, stockholders' deficit, and cash flows for each of the years in the three-year period ended December 31, 1998 and the period November 3, 1995 (date of inception) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Audible, Inc. (a development stage company) as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998 and the period November 3, 1995 (date of inception) to December 31, 1998 in conformity with generally accepted accounting principles.

                                          KPMG LLP

Short Hills, New Jersey
April 14, 1999, except
as to note 15, which is

as of May 26, 1999

                                 AUDIBLE, INC.
                         (A Development Stage Company)

                                 Balance Sheets

                                 December 31,             March 31, 1999
                            ------------------------  ------------------------
                               1997         1998        Actual      Pro Forma
          Assets            -----------  -----------  -----------  -----------
                                                      (unaudited)    Note 2
Current assets:
 Cash and cash equivalents. $   646,186  $10,526,299  $ 9,652,493  $ 9,652,493
 Accounts receivable, net
  of allowance for doubtful
  accounts of $4,556,
  $21,043 and $7,653 at
  December 31, 1997 and
  1998 and March 31, 1999,
  respectively.............       1,774        8,516      234,863      234,863
 Advance royalty payments..     259,209      228,402      213,464      213,464
 Advance to manufacturer...     350,000          --           --           --
 Prepaid expenses..........     119,481      102,916       94,279       94,279
 Inventory.................     240,453      129,535      189,667      189,667
                            -----------  -----------  -----------  -----------
  Total current assets.....   1,617,103   10,995,668   10,384,766   10,384,766
Property and equipment,
 net.......................   1,167,612      397,837      404,536      404,536
Intangible assets, net of
 accumulated amortization
 of $30,730 at December 31,
 1997......................      15,365          --           --           --
Note receivable due from
 stockholder...............     100,000      100,000      100,000      100,000
Other assets...............     113,298      106,153      101,468      101,468
                            -----------  -----------  -----------  -----------
  Total assets............. $ 3,013,378  $11,599,658  $10,990,770  $10,990,770
                            ===========  ===========  ===========  ===========
      Liabilities and
   Stockholders' Deficit
Current liabilities:
 Accounts payable.......... $   372,786  $   482,971  $   429,327  $   429,327
 Accrued expenses..........     204,439      208,518      176,263      176,263
 Accrued compensation......     211,607      263,235      248,031      248,031
 Current maturities of
  obligations under capital
  leases...................     432,497      471,224      471,224      471,224
 Advances..................         --     1,500,000    1,520,000    1,520,000
                            -----------  -----------  -----------  -----------
  Total current
   liabilities.............   1,221,329    2,925,948    2,844,845    2,844,845
Deferred compensation......     129,508      167,318      189,032      189,032
Obligations under capital
 leases, net of current
 maturities................     712,348      310,507      187,708      187,708
Redeemable convertible
 preferred stock (non-
 cumulative):
 Series A, par value $.01.
  Authorized 1,068,000
  shares; 534,000 shares
  issued and outstanding at
  December 31, 1997, 1998
  and March 31, 1999
  actual; none issued and
  outstanding pro forma
  (liquidation value
  $504,514; redemption
  value $400,500)..........     389,189      389,189      389,189          --
 Series B, par value $.01.
  Authorized 2,100,000
  shares; 2,050,000 shares
  issued and outstanding at
  December 31, 1997, 1998
  and March 31, 1999
  actual; none issued and
  outstanding pro forma
  (liquidation value and
  redemption value
  $3,075,000)..............   3,040,581    3,040,581    3,040,581          --
 Series C, par value $.01.
  Authorized 2,300,000
  shares; 2,250,000 shares
  issued and outstanding at
  December 31, 1997, 1998
  and March 31, 1999
  actual; none issued and
  outstanding pro forma
  (liquidation value and
  redemption value
  $9,000,000)..............   8,947,875    8,947,875    8,947,875          --
 Series D, par value $.01.
  Authorized 4,375,000
  shares; 3,850,000 shares
  issued and outstanding at
  December 31, 1998 and
  4,100,000 shares at March
  31, 1999 actual; none
  issued and outstanding
  pro forma (liquidation
  value and redemption
  value $15,400,000 at
  December 31, 1998 and
  $16,400,000 at March 31,
  1999)....................         --    15,347,009   16,341,481          --
Stockholders' deficit:
 Common stock, par value
  $.01. Authorized
  12,000,000, 16,000,000,
  16,000,000 and 50,000,000
  shares; 6,099,204,
  7,394,355, 7,602,269 and
  21,003,265 shares issued
  and outstanding at
  December 31, 1997, 1998,
  March 31, 1999 actual and
  March 31, 1999 pro forma,
  respectively.............      60,992       73,944       76,023      210,033
 Additional paid-in
  capital..................     694,832    1,162,420    1,236,568   29,821,684
 Notes due from
  stockholders for common
  stock....................    (596,375)  (1,040,158)  (1,063,125)  (1,063,125)
 Deficit accumulated during
  the development stage.... (11,586,901) (19,724,975) (21,199,407) (21,199,407)
                            -----------  -----------  -----------  -----------
  Total stockholders'
   deficit................. (11,427,452) (19,528,769) (20,949,941)   7,769,185
                            -----------  -----------  -----------  -----------
Commitments (note 10)
  Total liabilities and
   stockholders' deficit... $ 3,013,378  $11,599,658  $10,990,770  $10,990,770
                            ===========  ===========  ===========  ===========

                See accompanying notes to financial statements.

                                 AUDIBLE, INC.
                         (A Development Stage Company)

                            Statements of Operations

                                                                 Period
                                                            November 3, 1995      Three months ended            Period
                          Year ended December 31,          (date of inception)        March 31,            November 3, 1995
                    -------------------------------------    to December 31,   -------------------------  (date of inception)
                       1996         1997         1998             1998             1998         1999       to March 31, 1999
                    -----------  -----------  -----------  ------------------- ------------  -----------  -------------------
                                                                                     (Unaudited)              (Unaudited)
Revenue:
 Content and
  services........  $       --   $     2,834  $   132,357     $    135,191     $     30,178  $    57,882     $    193,073
 Hardware.........          --        57,440      243,733          301,173           90,288       57,173          358,346
 Other............          --           --           --               --               --       200,000          200,000
                    -----------  -----------  -----------     ------------     ------------  -----------     ------------
  Total revenue...          --        60,274      376,090          436,364          120,466      315,055          751,419
                    -----------  -----------  -----------     ------------     ------------  -----------     ------------
Operating
 expenses:
 Cost of content
  and
  services revenue
  ................          --        78,352      372,114          450,466           75,443      152,182          602,648
 Cost of hardware
  revenue.........          --       252,010      555,575          807,585          255,426       63,039          870,624
 Production
  expenses........      683,652    1,982,098    1,639,420        4,305,170          485,602      494,612        4,799,782
 Research and
  development.....    1,809,772    2,672,179    1,641,458        6,172,213          389,267      320,434        6,492,647
 Write-down
  related to
  hardware
  business........          --           --       952,389          952,389              --           --           952,389
 Sales and
  marketing.......      256,300    1,227,482    1,453,196        2,936,978          272,041      396,098        3,333,076
 General and
  administrative..      786,506    1,921,126    1,838,365        4,546,077          480,553      430,567        4,976,644
                    -----------  -----------  -----------     ------------     ------------  -----------     ------------
  Total operating
   expenses.......    3,536,230    8,133,247    8,452,517       20,170,878        1,958,332    1,856,932       22,027,810
                    -----------  -----------  -----------     ------------     ------------  -----------     ------------
  Loss from
   operations.....   (3,536,230)  (8,072,973)  (8,076,427)     (19,734,514)      (1,837,866)  (1,541,877)     (21,276,391)
Other (income)
 expense:
 Interest income..      (28,208)    (150,998)     (53,081)        (232,287)         (11,020)     (82,798)        (315,085)
 Interest expense.          748      107,272      114,728          222,748           16,924       15,353          238,101
                    -----------  -----------  -----------     ------------     ------------  -----------     ------------
  Total other
   (income)
   expense........      (27,460)     (43,726)      61,647           (9,539)           5,904      (67,445)         (76,984)
                    -----------  -----------  -----------     ------------     ------------  -----------     ------------
  Net loss........  $(3,508,770) $(8,029,247) $(8,138,074)    $(19,724,975)    $ (1,843,770) $(1,474,432)    $(21,199,407)
                    ===========  ===========  ===========     ============     ============  ===========     ============
Basic and diluted
 net loss per
 common share.....  $     (1.10) $     (1.49) $     (1.15)    $      (3.84)    $      (0.28) $     (0.20)    $      (3.99)
                    ===========  ===========  ===========     ============     ============  ===========     ============
Weighted average
 shares
 outstanding......    3,176,825    5,379,003    7,096,945        5,137,386        6,558,288    7,452,065        5,310,987
                    ===========  ===========  ===========     ============     ============  ===========     ============
Pro forma basic
 and diluted net
 loss per common
 share............                            $     (0.50)                                   $     (0.07)
                                              ===========                                    ===========
Pro forma weighted
 average shares
 outstanding......                             16,291,695                                     20,728,065
                                              ===========                                    ===========

                 See accompanying notes to financial statements.

                                 AUDIBLE, INC.
                         (A Development Stage Company)

                      Statements of Stockholders' Deficit

                  Period November 3, 1995 (Date of Inception)
                               to March 31, 1999

                              Common stock      Additional   Notes due from  Deficit accumulated     Total
                          ---------------------  paid-in    stockholders for     during the      stockholders'
                            Shares    Par value  capital      common stock    development stage     deficit
                          ----------  --------- ----------  ---------------- ------------------- -------------
Balance at November 3,
 1995 (date of
 inception).............         --        --          --             --                 --               --
Common stock issued, net
 of issuance costs......   1,500,000   $15,000  $   49,646    $   (70,000)      $        --      $     (5,354)
Issuance of common stock
 in exchange for patent.     750,000     7,500      27,500            --                 --            35,000
Net loss................         --        --          --             --             (48,884)         (48,884)
                          ----------   -------  ----------    -----------       ------------     ------------
Balance at December 31,
 1995...................   2,250,000    22,500      77,146        (70,000)           (48,884)         (19,238)
Common stock issued.....   2,577,600    25,776     170,013       (195,789)               --               --
Issuance of common stock
 for services rendered..     141,150     1,412      33,814            --                 --            35,226
Payments received on
 notes due from
 stockholders...........         --        --          --           5,100                --             5,100
Common stock
 repurchased............    (215,100)   (2,151)    (10,038)        12,189                --               --
Net loss................         --        --          --             --          (3,508,770)      (3,508,770)
                          ----------   -------  ----------    -----------       ------------     ------------
Balance at December 31,
 1996...................   4,753,650    47,537     270,935       (248,500)        (3,557,654)      (3,487,682)
Common stock issued.....   1,505,625    15,056     349,818       (364,874)               --               --
Issuance of common stock
 for services rendered..      72,984       730      87,154            --                 --            87,884
Payments received on
 notes due from
 stockholders...........         --        --          --           1,593                --             1,593
Common stock
 repurchased............    (233,055)   (2,331)    (13,075)        15,406                --               --
Net loss................         --        --          --             --          (8,029,247)      (8,029,247)
                          ----------   -------  ----------    -----------       ------------     ------------
Balance at December 31,
 1997...................   6,099,204    60,992     694,832       (596,375)       (11,586,901)     (11,427,452)
Common stock issued.....   2,456,625    24,566     630,238       (654,804)               --               --
Issuance of common stock
 for services rendered..      11,250       113      16,137            --                 --            16,250
Payments received on
 notes due from
 stockholders...........         --        --          --          20,507                --            20,507
Common stock
 repurchased............  (1,172,724)  (11,727)   (178,787)       190,514                --               --
Net loss................         --        --          --             --          (8,138,074)      (8,138,074)
                          ----------   -------  ----------    -----------       ------------     ------------
Balance at December 31,
 1998...................   7,394,355    73,944   1,162,420     (1,040,158)       (19,724,975)     (19,528,769)
Common stock issued
 (unaudited)............     229,500     2,295      58,905        (61,200)               --               --
Non-cash compensation
 charge (unaudited).....         --        --       18,144            --                 --            18,144
Cancellation of common
 stock issued for
 services rendered
 (unaudited)............         --        --       (1,250)           --                 --            (1,250)
Payments received on
 notes due from
 stockholders
 (unaudited)............         --        --          --          36,366                --            36,366
Common stock repurchased
 (unaudited)............     (21,586)     (216)     (1,651)         1,867                --               --
Net loss (unaudited)....         --        --          --             --          (1,474,432)      (1,474,432)
                          ----------   -------  ----------    -----------       ------------     ------------
Balance at March 31,
 1999 (unaudited).......   7,602,269   $76,023  $1,236,568    $(1,063,125)      $(21,199,407)    $(20,949,941)
                          ==========   =======  ==========    ===========       ============     ============

                See accompanying notes to financial statements.

                                 AUDIBLE, INC.
                         (A Development Stage Company)

                            Statements of Cash Flows

                                                                                                                Period
                                                                     Period                                   November 3,
                                                                November 3, 1995        Three Months         1995 (date of
                              Year ended December 31,          (date of inception)     ended March 31,       inception) to
                        -------------------------------------    to December 31,   ------------------------    March 31,
                           1996         1997         1998             1998            1998         1999          1999
                        -----------  -----------  -----------  ------------------- -----------  -----------  -------------
                                                                                         (Unaudited)          (Unaudited)
Cash flows from
 operating activities:
 Net loss.............. $(3,508,770) $(8,029,247) $(8,138,074)    $(19,724,975)    $(1,843,770) $(1,474,432) $(21,199,407)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
  Depreciation and
   amortization........      44,048      394,688      681,076        1,119,812         169,598       89,911     1,209,723
  Services rendered for
   common stock........      35,226       87,884       16,250          139,360          16,250          --        139,360
  Non-cash compensation
   charge..............         --           --           --               --              --        18,144        18,144
  Cancellation of
   common stock issued
   for services
   rendered............         --           --           --               --              --        (1,250)       (1,250)
  Deferred
   compensation........      23,788      105,720       37,810          167,318          (9,376)      21,714       189,032
  Write-down of
   inventory...........         --       195,317      656,740          852,057             --           --        852,057
  Impairment loss on
   equipment...........         --           --       181,151          181,151             --           --        181,151
  Changes in assets and
   liabilities:
   Increase in accounts
    receivable.........         --        (1,774)      (6,742)          (8,516)         (8,534)    (226,347)     (234,863)
   Decrease (increase)
    in advance royalty
    payments...........     (53,500)    (205,709)      30,807         (228,402)         59,130       14,938      (213,464)
   Decrease (increase)
    in advance to
    manufacturer.......         --      (350,000)     350,000              --              --           --            --
   Decrease (increase)
    in prepaid
    expenses...........     (24,571)     (94,010)      16,565         (102,916)        (75,162)       8,637       (94,279)
   Increase in
    inventory..........         --      (435,770)    (545,822)        (981,592)       (235,052)     (60,132)   (1,041,724)
   Decrease (increase)
    in other assets....         --      (113,298)       7,145         (106,153)        113,298        4,685      (101,468)
   Increase (decrease)
    in accounts
    payable............      12,753      294,545      110,185          482,971         (46,092)     (53,644)      429,327
   Increase (decrease)
    in accrued
    expenses...........     759,419     (554,980)       4,079          208,518         (93,624)     (32,255)      176,263
   Increase (decrease)
    in accrued
    compensation.......      91,639      119,968       51,628          263,235         (59,348)     (15,204)      248,031
   Increase in
    advances...........         --           --     1,500,000        1,500,000             --        20,000     1,520,000
                        -----------  -----------  -----------     ------------     -----------  -----------  ------------
    Net cash used in
     operating
     activities........  (2,619,968)  (8,586,666)  (5,047,202)     (16,238,132)     (2,012,682)  (1,685,235)  (17,923,367)
                        -----------  -----------  -----------     ------------     -----------  -----------  ------------
Cash flows from
 investing activities:
 Purchases of property
  and equipment........     (56,171)    (176,171)      (3,907)        (236,249)        (17,996)     (96,610)     (332,859)
 Purchase of patent....         --           --           --           (11,095)            --           --        (11,095)
 Note receivable issued
  to stockholder.......         --      (100,000)         --          (100,000)            --           --       (100,000)
                        -----------  -----------  -----------     ------------     -----------  -----------  ------------
    Net cash used in
     investing
     activities........     (56,171)    (276,171)      (3,907)        (347,344)        (17,996)     (96,610)     (443,954)
                        -----------  -----------  -----------     ------------     -----------  -----------  ------------

Cash flows from
 financing activities:
 Proceeds from issuance
  of Series A redeemable
  convertible preferred
  stock, net of issuance
  costs.................        --         --           --       389,189         --          --      389,189
 Proceeds from issuance
  of Series B redeemable
  convertible preferred
  stock, net of issuance
  costs.................  3,040,581        --           --     3,040,581         --          --    3,040,581
 Proceeds from issuance
  of Series C redeemable
  convertible preferred
  stock, net of issuance
  costs.................        --   8,947,875          --     8,947,875         --          --    8,947,875
 Proceeds from issuance
  of Series D redeemable
  convertible preferred
  stock, net of issuance
  costs.................        --         --    15,347,009   15,347,009   3,574,509     994,472  16,341,481
 Payment of costs
  associated with the
  issuance of common
  stock.................        --         --           --        (5,354)        --          --       (5,354)
 Payments received on
  notes due from
  stockholders for
  common stock..........      5,100      1,593       20,507       27,200       2,550      36,366      63,566
 Payment of principal on
  obligations under
  capital leases........        --    (198,431)    (436,294)    (634,725)    (91,630)   (122,799)   (757,524)
                          --------- ----------  -----------  -----------  ----------  ----------  ----------
    Net cash provided by
     financing
     activities.........  3,045,681  8,751,037   14,931,222   27,111,775   3,485,429     908,039  28,019,814
                          --------- ----------  -----------  -----------  ----------  ----------  ----------
    Increase (decrease)
     in cash and cash
     equivalents........    369,542   (111,800)   9,880,113   10,526,299   1,454,751    (873,806)  9,652,493
Cash and cash
 equivalents at
 beginning of period....    388,444    757,986      646,186          --      646,186  10,526,299         --
                          --------- ----------  -----------  -----------  ----------  ----------  ----------
Cash and cash
 equivalents at end of
 period.................  $ 757,986 $  646,186  $10,526,299  $10,526,299  $2,100,937  $9,652,493  $9,652,493
                          ========= ==========  ===========  ===========  ==========  ==========  ==========
Supplemental disclosures
 of cash flow
 information:
 Cash paid during the
 period for interest....  $     748 $  107,272  $   114,728  $   222,748
                          ========= ==========  ===========  ===========
Supplemental noncash
 investing and financing
 activities:
 Common stock issued for
  notes receivable, net.  $ 183,600 $  349,468  $   464,290  $ 1,067,358
 Common stock issued for
  patent................        --         --           --        35,000
 Acquisition of property
  and equipment under
  capital leases........  $ 140,840 $1,202,436  $    73,180  $ 1,416,456
                          ========= ==========  ===========  ===========

                See accompanying notes to financial statements.

                                 AUDIBLE, INC.
                         (A Development Stage Company)
                         Notes to Financial Statements

December 31, 1996, 1997 and 1998 and the period November 3, 1995 (Date of Inception) to December 31, 1998 three months ended March 31, 1998 and 1999 and the period November 3, 1995 (Date of Inception) to March 31, 1999
 (All information for the three months ended March 31, 1998 and subsequent to
                        December 31, 1998 is unaudited)

(1)Description of Business

     Audible, Inc. (Audible or the Company) was incorporated on November 3, 1995 and is currently in the development stage. The Company was formed to create the Audible service, a solution delivering premium digital spoken audio content over the Internet for playback on personal computers and mobile devices. The Company commenced commercial operations in October 1997. Currently, Audible has spoken audio programming available for download from its Web site, audible.com. Customers can purchase programs and listen from their personal computers or on the Audible MobilePlayer, the Company's proprietary playback device.

(2) Summary of Significant Accounting Policies

  Basis of Presentation

     The Company is currently in the development stage, as revenue generated from the Company's principal operations is not yet significant.

     The accompanying financial statements retroactively reflect the effect of a 3 for 2 stock split in the form of a stock dividend declared and payable by the Company effective May 26, 1999 to stockholders of record at the close of business on May 26, 1999. Accordingly, all share and per share data has been adjusted to reflect such split (see note 15).

  Interim Financial Information

     The financial statements as of March 31, 1999 and for the three months ended March 31, 1999 and 1998 and the period November 3, 1995 (date of inception) to March 31, 1999 are unaudited but, in the opinion of management, reflect all adjustments which are of a normal, recurring nature, necessary for the fair presentation of financial position and results of operations. Operating results for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for a full year.

  Cash Equivalents

     The Company considers short-term, highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents at December 31, 1997 and 1998 were $546,577 and $10,294,043, respectively.

  Royalties

     Advance royalty payments in the accompanying balance sheets represent payments made to various content providers pursuant to minimum guarantees under their royalty agreements. These agreements give the Company the right to sell digital audio content over the Internet. These payments are being amortized on a straight-line basis over the term of the royalty agreements or are expensed as royalties are earned by the content providers under the agreements, whichever is sooner. Royalty expense is included in cost of content and services revenue in the accompanying statements of operations and includes the following components:

                                 AUDIBLE, INC.
                         (A Development Stage Company)
                         Notes to Financial Statements

December 31, 1996, 1997 and 1998 and the period November 3, 1995 (Date of Inception) to December 31, 1998 three months ended March 31, 1998 and 1999 and the period November 3, 1995 (Date of Inception) to March 31, 1999
 (All information for the three months ended March 31, 1998 and subsequent to
                        December 31, 1998 is unaudited)


                                                                                             Period
                                                         Period          Three months   November 3, 1995
                                  Year ended        November 3, 1995        ended           (date of
                                 December 31,      (date of inception)    March 31,        inception)
                            ----------------------   to December 31,   ----------------   to March 31,
                            1996   1997     1998          1998          1998     1999         1999
                            ----- ------- -------- ------------------- ------- -------- ----------------
                                                                         (unaudited)      (unaudited)
   Amortization of minimum
    guarantees ............ $ --  $76,041 $348,561      $424,602       $71,630 $141,362      $565,964
   Earned royalties........   --    2,311   23,553        25,864         3,813   10,820        36,684
                            ----- ------- --------      --------       ------- --------   -----------
                            $ --  $78,352 $372,114      $450,466       $75,443 $152,182      $602,648
                            ===== ======= ========      ========       ======= ========   ===========

  Inventory

     Inventory is stated at the lower of cost, principally using the first-in, first-out method, or market (net realizable value). Inventory consists of Audible MobilePlayers and accessories to the Audible MobilePlayers. The Company recorded a charge of $195,317 and $286,603 in 1997 and 1998, respectively, to write down inventory to market value. These charges are included in cost of hardware revenue in the accompanying statements of operations. The 1998 write-down is in addition to the write-down discussed in note 5.

  Stock-Based Compensation

     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its stock-based compensation, as permitted by Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 establishes a fair value-based method of accounting for stock-based compensation and requires pro-forma disclosure of net loss and net loss per common share as if the fair value-based method of accounting for stock-based compensation, as defined in SFAS No. 123, had been applied. No awards have been granted under the Company's Stock Incentive Plan to date.

                                 AUDIBLE, INC.
                         (A Development Stage Company)

                         Notes to Financial Statements

December 31, 1996, 1997 and 1998 and the period November 3, 1995 (Date of Inception) to December 31, 1998 three months ended March 31, 1998 and 1999 and the period November 3, 1995 (Date of Inception) to March 31, 1999
 (All information for the three months ended March 31, 1998 and subsequent to
                        December 31, 1998 is unaudited)


  Property and Equipment

     Property and equipment is stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives, which are three years for computer server and Web site equipment and two years for office furniture and equipment, studio equipment, and molds and manufacturing equipment.

     Leasehold improvements are amortized on a straight-line basis over the lease term or the estimated useful life of the improvement, whichever is shorter.

     Maintenance and repairs are expensed as incurred.

  Stock Issued for Goods and Services

     The Company accounts for stock issued to nonemployees in which goods or services are the consideration received for the stock issued based on the fair value of the goods or services received or the fair value of the stock issued, whichever is more reliably measurable.

  Intangible Assets

     Intangible assets consist of a patent which is carried at cost and amortized on a straight-line basis over the estimated useful life of three years.

  Risks and Uncertainties

     Inherent in the Company's business are various risks and uncertainties, including its limited operating history, unproven business model and the limited history of electronic commerce on the Internet. The Company's success will depend in part upon the emergence of the Internet as a communications medium, the availability of spoken audio content, sales of third party mobile devices and market acceptance of the Audible service.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

  Revenue Recognition

     Hardware revenue is recognized upon shipment. Content revenue is recognized in the period when the content is downloaded and the customer's credit card is processed. Service revenue is recognized as services are performed and consists of audio production and hosting services.

     Other revenue for the three months ended March 31, 1999 and the period November 3, 1995 (date of inception) to March 31, 1999 relates to fees billed for services under the agreement with Microsoft Corporation (Microsoft).

                                 AUDIBLE, INC.
                         (A Development Stage Company)

                         Notes to Financial Statements

December 31, 1996, 1997 and 1998 and the period November 3, 1995 (Date of Inception) to December 31, 1998 three months ended March 31, 1998 and 1999 and the period November 3, 1995 (Date of Inception) to March 31, 1999
 (All information for the three months ended March 31, 1998 and subsequent to
                        December 31, 1998 is unaudited)


  Research and Development

     Research and development expenses are expensed as incurred. Included in research and development are costs incurred under an agreement with IDEO Development Corporation (IDEO), under which IDEO developed the Audible MobilePlayer, as well as costs incurred in developing the Company's Web site and the software that enables customers to download content from the Company's Web site. The Company paid IDEO related costs of $913,244, $1,044,420, $70,937 and $2,028,601 in 1996, 1997, 1998 and the period
  November 3, 1995 (date of inception) to December 31, 1998, respectively.

  Production Expenses

     Production expenses are expensed as incurred and consist primarily of personnel and outsourced costs to support the Company's infrastructure and systems including its Web site, internal data communications, audio production activities and acquisition of content.

  Advertising Expenses

     The Company expenses the costs of advertising and promoting its products and services as incurred. These costs are included in sales and marketing in the accompanying statements of operations and totaled $0, $91,295, $310,033 and $401,328 for the years ended December 31, 1996, 1997 and 1998 and for the period November 3, 1995 (date of inception) to December 31, 1998, respectively.

  Income Taxes

     The Company accounts for income taxes using the asset and liability method of SFAS No. 109, "Accounting for Income Taxes." Under the asset and liability method, deferred tax assets and deferred tax liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period in which the tax change occurs.

  Impairment of Long-Lived Assets

     The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

                                 AUDIBLE, INC.
                         (A Development Stage Company)

                         Notes to Financial Statements

December 31, 1996, 1997 and 1998 and the period November 3, 1995 (Date of Inception) to December 31, 1998 three months ended March 31, 1998 and 1999 and the period November 3, 1995 (Date of Inception) to March 31, 1999
 (All information for the three months ended March 31, 1998 and subsequent to
                        December 31, 1998 is unaudited)

  Basic and Diluted Net Loss Per Common Share

     Basic and diluted net loss per common share is presented in accordance with the provisions of SFAS No. 128, "Earnings Per Share." Basic net loss per common share excludes dilution for common stock equivalents and is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted net loss per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and resulted in the issuance of common stock. Diluted net loss per common share is equal to basic net loss per common share, since all common stock equivalents are antidilutive for each of the periods presented.

     Diluted net loss per common share for the years ended December 31, 1996, 1997, 1998 and the period November 3, 1995 (date of inception) to December 31, 1998 does not include the effects of warrants to purchase 0, 674,999, 674,999 and 674,999 shares of common stock, respectively; warrants to purchase 46,082, 58,270, 63,270 and 63,270 shares of preferred stock warrants, respectively; 2,584,000, 4,834,000, 8,684,000 and 8,684,000 shares of convertible preferred stock on an "as-if" converted basis, respectively; as the effect of their inclusion is antidilutive during each period.

  Pro Forma Information

     Pro forma basic and diluted net loss per common share has been presented as if the convertible preferred stock were converted into common stock for all periods presented due to the automatic conversion upon the closing of the Company's initial public offering.

     The March 31, 1999 pro forma unaudited balance sheet has been presented as if the convertible preferred stock were converted into common stock due to the automatic conversion upon the closing of the Company's initial public offering. Since no dividends will be paid on the preferred stock, there is no pro forma liability reflected for the payment of dividends.

  Financial Instruments and Concentration of Risk

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses. At December 31, 1997 and 1998, the fair values of these financial instruments approximated their carrying value due to the short-term nature of these instruments.

  Recent Accounting Pronouncements

     As of January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and displaying comprehensive income and its components in a full set of general purpose financial statements. The adoption of this standard has had no impact on the Company's financial statements. Accordingly, the Company's comprehensive net loss is equal to its net loss for all periods presented.

     In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which establishes standards for the way that a

                                 AUDIBLE, INC.
                         (A Development Stage Company)

                         Notes to Financial Statements

December 31, 1996, 1997 and 1998 and the period November 3, 1995 (Date of Inception) to December 31, 1998 three months ended March 31, 1998 and 1999 and the period November 3, 1995 (Date of Inception) to March 31, 1999
 (All information for the three months ended March 31, 1998 and subsequent to
                        December 31, 1998 is unaudited)

  public enterprise reports information about operating segments in annual financial statements, and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 1, 1997. In the initial year of application, comparative information for earlier years must be restated. The Company has determined that it does not have any separately reportable business segments.

     In April 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" (SOP 98-1), which provides guidance (i) for determining whether computer software is internal-use software and (ii) on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. SOP 98-1 is effective for fiscal years beginning after December 31, 1998. The Company does not expect the adoption of SOP 98-1 in 1999 to have a material effect on its financial statements.

     In April 1998, the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-up Activities" (SOP 98-5). SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. The Company does not expect the adoption of SOP 98-5 in 1999 to have a material effect on its financial statements.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. This statement is not expected to affect the Company, as it currently does not engage or plan to engage in derivative instruments or hedging activities.

(3)Stockholders' Equity

  Common Stock

     In 1997, the Company increased the number of shares of common stock authorized from 7,000,000 to 12,000,000. In 1998, the Company increased the number of shares of common stock authorized from 12,000,000 to 16,000,000. At December 31, 1997 and 1998, the Company had 6,099,204 and 7,394,355,
  respectively, common stock shares issued and outstanding and 7,338,405 and 13,120,905 common stock shares, respectively, reserved for conversion of Series A convertible preferred stock, Series B convertible preferred stock, Series C convertible preferred stock, Series D convertible preferred stock and related convertible preferred stock warrants. Additionally, the Company had 674,999 shares reserved for common stock warrants issued in conjunction with the Series C convertible preferred stock.

     Shares of common stock outstanding were purchased under the Company's Stock Restriction Agreements, which contain certain restrictions related to the sale and transfer of the shares and certain vesting and buyback provisions. Under the Stock Restriction Agreements, shares may be purchased by employees and consultants of

                                 AUDIBLE, INC.
                         (A Development Stage Company)

                         Notes to Financial Statements

December 31, 1996, 1997 and 1998 and the period November 3, 1995 (Date of Inception) to December 31, 1998 three months ended March 31, 1998 and 1999 and the period November 3, 1995 (Date of Inception) to March 31, 1999
 (All information for the three months ended March 31, 1998 and subsequent to
                        December 31, 1998 is unaudited)

  the Company through the issuance of promissory notes (see note 11). In general, shares sold to employees vest over a 50-month period, with the Company maintaining an option to repurchase unvested shares. Shares of common stock are also, on occasion, issued in exchange for services.

     A summary of common stock issued under Stock Restriction Agreements follows:

                                     Number of
                                       shares     Weighted average issue price
                                     ----------  -------------------------------
   Balance at November 3, 1995
    (date of inception)............         --                 --
   Issued for notes................   1,500,000               $.05
   Issued in exchange for patent...     750,000   Fair value of patent--$35,000
                                     ----------
   Balance at December 31, 1995....   2,250,000
   Issued for notes................   2,577,600               $.07
   Issued in exchange for services.     141,150  Fair value of services--$35,226
   Repurchased.....................    (215,100)              $.06
                                     ----------
   Balance at December 31, 1996....   4,753,650
   Issued for notes................   1,505,625               $.24
   Issued in exchange for services.      72,984  Fair value of services--$87,884
   Repurchased.....................    (233,055)              $.07
                                     ----------
   Balance at December 31, 1997....   6,099,204
   Issued for notes................   2,456,625               $.27
   Issued in exchange for services.      11,250  Fair value of services--$16,250
   Repurchased.....................  (1,172,734)              $.16
                                     ----------
   Balance at December 31, 1998 (of
    which 4,343,913 shares are
    vested at December 31, 1998)...   7,394,355
                                     ==========

  Warrants

     In 1996, the Company issued warrants to purchase 12,500 shares of Series B convertible preferred stock. The warrants have an exercise price of $4.00 per share and expire on November 20, 2001. Also in 1996, the Company issued warrants to purchase 33,582 shares of Series B convertible preferred stock. These warrants have an exercise price of $2.68 and expire on the later of November 19, 2006 or five years from an initial public offering by the Company.

     In 1997, the Company issued warrants to purchase 12,188 shares of Series C convertible preferred stock with an exercise price of $4.00 per share. The warrants expire on the later of July 24, 2007 or five years from an initial public offering by the Company.

     In conjunction with the issuance of the Series C convertible preferred stock in 1997, the Company issued warrants to purchase 675,001 shares of common stock at an exercise price of $4.00 per share. Such exercise price was above the fair value of common stock at the date of grant. The warrants expire on March 31, 2002.

                                 AUDIBLE, INC.
                         (A Development Stage Company)

                         Notes to Financial Statements

December 31, 1996, 1997 and 1998 and the period November 3, 1995 (Date of Inception) to December 31, 1998 three months ended March 31, 1998 and 1999 and the period November 3, 1995 (Date of Inception) to March 31, 1999
 (All information for the three months ended March 31, 1998 and subsequent to
                        December 31, 1998 is unaudited)

     In conjunction with a $1 million line of credit entered into in 1998 (see note 12), the Company issued warrants to purchase 5,000 shares of Series D convertible preferred stock with an exercise price of $4.00 per share. The warrants expire on April 5, 2003.

     Using a Black-Scholes option model, the fair value of the warrants issued by the Company was deemed insignificant on the date of grant.

(4) Redeemable Convertible Preferred Stock

  Series A

     In December 1995, the Company authorized 1,350,000 shares of Series A convertible preferred stock. In March 1997, the Company decreased the number of shares of Series A convertible preferred stock authorized from 1,350,000 to 1,068,000. In 1995, the Company issued 534,000 shares of
  Series A convertible preferred stock at $.75 per share for net proceeds of $389,189. Each holder of outstanding shares of Series A convertible preferred stock has voting rights equal to the number of shares of common stock into which the shares of Series A convertible preferred stock are convertible, which is a 3 for 2 share basis, subject to certain adjustments for antidilution, at the option of the stockholder, as defined in the Company's Certificate of Incorporation, as amended.

     Stockholders of the Series A convertible preferred stock are entitled to receive dividends, when and if declared by the Board of Directors, at an annual rate of $.075 per share. Such dividends are not cumulative.

     Whenever a dividend or other distribution is declared on any shares of Series B, Series C or Series D convertible preferred stock, the Board of Directors must simultaneously declare a dividend or distribution on Series A convertible preferred stock based on the relative aggregated liquidation value of the outstanding shares of Series A, Series B, Series C and Series D convertible preferred stock so that the outstanding shares of Series A, Series B, Series C and Series D convertible preferred stock will participate equally with each other.

  Series B

     In July 1996, the Company authorized 2,000,000 shares of Series B convertible preferred stock. The number of shares of Series B convertible preferred stock authorized was increased to 2,200,000 in November 1996. In March 1997, the Company decreased the number of shares of Series B convertible preferred stock authorized to 2,100,000 shares. In July and November 1996, the Company issued an aggregate of 2,050,000 shares of Series B convertible preferred stock at $1.50 per share for aggregate net proceeds of $3,040,581. Each holder of outstanding shares of Series B convertible preferred stock has voting rights equal to the number of shares of common stock into which the shares of Series B convertible preferred stock are convertible, which is a 3 for 2 share basis, subject to certain adjustments for antidilution, at the option of the stockholder, as defined in the Company's Certificate of Incorporation, as amended.

     Stockholders of Series B convertible preferred stock are entitled to receive dividends, when and if declared by the Board of Directors, at an annual rate of $.15 per share. Such dividends are not cumulative.

                                 AUDIBLE, INC.
                         (A Development Stage Company)

                         Notes to Financial Statements

December 31, 1996, 1997 and 1998 and the period November 3, 1995 (Date of Inception) to December 31, 1998 three months ended March 31, 1998 and 1999 and the period November 3, 1995 (Date of Inception) to March 31, 1999
 (All information for the three months ended March 31, 1998 and subsequent to
                        December 31, 1998 is unaudited)


  Series C

     In March 1997, the Company authorized 2,300,000 shares of Series C convertible preferred stock. In March 1997, the Company issued 2,250,000 shares of Series C convertible preferred stock at $4.00 per share for net proceeds of $8,947,875. Each holder of outstanding shares of Series C convertible preferred stock has voting rights equal to the number of shares of common stock into which the Series C convertible preferred stock are convertible, which is a 3 for 2 share basis, subject to certain adjustments for antidilution, at the option of the stockholder, as defined in the Company's Certificate of Incorporation, as amended.

     Stockholders of Series C convertible preferred stock are entitled to receive dividends, when and if declared by the Board of Directors, at an annual rate of 10% of the initial Series C convertible preferred stock value ($4.00 per share). Such dividends are not cumulative.

  Series D

     In February 1998, the Company authorized 1,375,000 shares of Series D convertible preferred stock. The number of shares of Series D convertible preferred stock authorized was increased to 4,375,000 in December 1998. In February, June and December 1998, the Company issued an aggregate of 3,850,000 shares of Series D convertible preferred stock at $4.00 per share for aggregate net proceeds of $15,347,009. Each holder of outstanding shares of Series D convertible preferred stock has voting rights equal to the number of shares of common stock into which the Series D convertible preferred stock are convertible, which is a 3 for 2 share basis, subject to certain adjustments for antidilution, at the option of the stockholder, as defined in the Company's Certificate of Incorporation, as amended.

     Stockholders of Series D convertible preferred stock are entitled to receive dividends, when and if declared by the Board of Directors, at an annual rate of 10% of the initial Series D convertible preferred stock value ($4.00 per share). Such dividends are not cumulative.

     On February 9, 1999, the Company issued 250,000 shares of Series D convertible preferred stock at $4.00 per share, for net proceeds of $994,472. These shares have the same rights as the Series D convertible preferred stock shares outstanding as of December 31, 1998.

  Automatic Conversion

     Upon the closing of a Qualified Offering (as defined below), all of the then outstanding shares of preferred stock are automatically converted into shares of common stock at the conversion price at the time in effect for such preferred stock, and any dividends declared but unpaid are immediately payable in cash. A "Qualified Offering" is defined as an underwritten offering by the Company of authorized but unissued shares of common stock at a price per share which (after deducting underwriting commissions and offering expenses) is not less than $4.00 per share (adjusted for the 3 for 2 split), subject to adjustment, and resulting in net proceeds to the Company (after deducting underwriting commissions and offering expenses) of not less than $15,000,000. An "Underwritten Offering" is defined as a distribution of common stock in a firm commitment underwritten public offering to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission pursuant to the Securities Act of 1933.

                                 AUDIBLE, INC.
                         (A Development Stage Company)

                         Notes to Financial Statements

December 31, 1996, 1997 and 1998 and the period November 3, 1995 (Date of Inception) to December 31, 1998 three months ended March 31, 1998 and 1999 and the period November 3, 1995 (Date of Inception) to March 31, 1999
 (All information for the three months ended March 31, 1998 and subsequent to
                        December 31, 1998 is unaudited)


  Liquidation and Dividend Preferences

     Upon liquidation, holders of Series A convertible preferred stock are entitled to $.75 per share of Series A convertible preferred stock outstanding, plus 8% of the original purchase price of Series A convertible preferred stock ($.75), compounded annually from the date of issuance, and any declared but unpaid dividends.

     Holders of Series B convertible preferred stock are entitled to the greater of (a) the sum of $1.50 per share of Series B convertible preferred stock outstanding (subject to adjustment, as defined in the Company's Certificate of Incorporation, as amended) plus all declared but unpaid dividends or (b) the amount that would have been received if all shares of Series B convertible preferred stock had been converted to common stock prior to such liquidation.

     Holders of Series C convertible preferred stock are entitled to the greater of (a) the sum of $4.00 per share of Series C convertible preferred stock outstanding (subject to adjustment as defined in the Company's Certificate of Incorporation, as amended) plus all declared but unpaid dividends or (b) the amount that would be received if all shares of Series C convertible preferred stock had been converted to common stock prior to such liquidation.

     Holders of Series D convertible preferred stock are entitled to the greater of (a) the sum of $4.00 per share of Series D convertible preferred stock outstanding (subject to adjustment as defined in the Company's Certificate of Incorporation, as amended) plus all declared but unpaid dividends or (b) the amount that would be received if all shares of Series D convertible preferred stock had been converted to common stock prior to such liquidation.

     Series A, Series B, Series C and Series D convertible preferred stock rank as to dividends and upon liquidation at parity and senior to common stock and to all other classes or series issued by the Company. If upon liquidation the assets remaining in the Company are not sufficient to pay the holders of Series A, Series B, Series C and Series D convertible preferred stock the full amount to which the stockholders are entitled, the holders of the Series A, Series B, Series C and Series D convertible preferred stock share ratably in the distribution of the remaining assets.

     The Company has not declared any dividends.

  Redemption Features

     The Company is required to redeem, at the option of a majority of the holders of Series A convertible preferred stock, a maximum number of shares of Series A convertible preferred stock held by such holders at $.75 per share on the following dates:

                                                              Maximum number
                                                              of outstanding
   Redemption date                                         shares to be redeemed
   ---------------                                         ---------------------
   January 1, 2000........................................        33.33%
   January 1, 2001........................................        50.00%
   January 1, 2002........................................ All remaining shares

                                 AUDIBLE, INC.
                         (A Development Stage Company)

                         Notes to Financial Statements

December 31, 1996, 1997 and 1998 and the period November 3, 1995 (Date of Inception) to December 31, 1998 three months ended March 31, 1998 and 1999 and the period November 3, 1995 (Date of Inception) to March 31, 1999
 (All information for the three months ended March 31, 1998 and subsequent to
                        December 31, 1998 is unaudited)

     The Company is required to redeem, at the option of a majority of the holders of each series of convertible preferred stock, such shares of such series of convertible preferred shares outstanding sought to be redeemed by such holders on the following date, if the Company has not completed an initial public offering resulting in net proceeds of at least $15,000,000, or a qualified merger or liquidation. The price at which these shares are redeemable is the greater of the fair market value of the common stock at the redemption date or the redemption price, as shown below.

                                              Maximum number       Redemption
   Redemption date                         shares to be redeemed price per share
   ---------------                        ---------------------- ---------------
   February 25, 2003.....................  Series B   2,050,000       $1.50
                                           Series C   2,250,000        4.00
                                           Series D   3,850,000        4.00

     If funds are not legally available to redeem the Series A, Series B, Series C and Series D convertible preferred shares outstanding on the redemption dates specified, the Company will use those funds which are legally available to redeem the maximum possible number of such shares pro rata among the preferred stockholders.

(5) Write-down Related to Hardware Business

     In 1998, the Company decided to discontinue manufacturing the Audible MobilePlayer and instead to focus its efforts on developing the technology to enable third-party hand-held devices to download Audible's content. As a result, the Company recorded a charge of approximately $370,000 to reduce the remaining inventory to its net realizable value. The Company also recorded an impairment loss of approximately $181,000 on certain molds and manufacturing equipment that were used by Flextronics, Inc. (Flextronics) in manufacturing the Audible MobilePlayer. The impairment loss was measured as the difference between the fair value, determined to be zero, and the carrying value of the molds and manufacturing equipment. In addition, the Company recorded a charge of $51,000 and agreed to use its $350,000 deposit with Flextronics to satisfy $401,000 in remaining purchase commitments. These charges comprise the write-down of approximately $952,000 recorded in the accompanying 1998 statement of operations.

(6) Property and Equipment

     Property and equipment at December 31, 1997 and 1998 consists of the following:

                                                              December 31,
                                                          ---------------------
                                                             1997       1998
                                                          ---------- ----------
Construction in progress................................. $      --  $   16,428
Studio equipment.........................................    155,935    155,935
Computer server and Web site equipment...................    498,856    510,118
Molds and manufacturing equipment........................    443,257    302,463
Office furniture and equipment...........................    383,741    392,781
Leasehold improvements...................................     93,829     93,829
                                                          ---------- ----------
                                                           1,575,618  1,471,554
Less accumulated depreciation and amortization...........    408,006  1,073,717
                                                          ---------- ----------
                                                          $1,167,612 $  397,837
                                                          ========== ==========

                                 AUDIBLE, INC.
                         (A Development Stage Company)

                         Notes to Financial Statements

December 31, 1996, 1997 and 1998 and the period November 3, 1995 (Date of Inception) to December 31, 1998 three months ended March 31, 1998 and 1999 and the period November 3, 1995 (Date of Inception) to March 31, 1999
 (All information for the three months ended March 31, 1998 and subsequent to
                        December 31, 1998 is unaudited)

     Property and equipment includes equipment under capital leases. Depreciation and amortization expense on property and equipment, including equipment under capital leases, totaled $28,683, $379,323, $665,711 and $1,073,717 in 1996, 1997, 1998 and the period November 3, 1995 (date of inception) to December 31, 1998, respectively.

     An impairment loss of approximately $181,000 was recorded on molds and manufacturing equipment in 1998 to reduce the net book value to zero since the Company determined that the carrying amount of the molds and manufacturing equipment was not recoverable.

(7)Microsoft Agreement

     In November 1998, the Company entered into a five-year agreement with Microsoft to develop certain integration of products, grant various rights and licenses, and provide for Microsoft to be paid future royalties for content distributed as a result of the software developed in the agreement. Under the terms of the agreement, Microsoft committed a minimum of $2.0 million in payments to the Company to integrate certain products and acquire various rights and licenses.

     Microsoft advanced Audible $1,500,000 in November 1998 in consideration of Audible granting Microsoft the right to distribute software enabling users of Microsoft platforms to access and use Audible content. This advance will be recognized as revenue on a straight line basis over the initial term of the agreement which runs through the second quarter of 2001, beginning in the quarter ended June 30, 1999.

     Audible will pay Microsoft a royalty on content licensed and distributed by Audible to each end user that accesses its content using the developed software. Royalties will be recognized during the period that the related content revenue is earned. During 1998, Audible had not made any royalty payments to Microsoft.

     Also under the agreement, Audible (i) has performed technology integration services for which the Company has recognized revenue of $200,000, (ii) will deliver a license for certain technology rights in exchange for $250,000 and (iii) will deliver 300 Audible MobilePlayers in exchange for $50,000. The technology integration services have been performed and therefore the related revenue has been recognized during the three months ended March 31, 1999. Revenue for the technology rights will be recognized when delivered and acceptance has occurred. Revenue from the sale of Audible MobilePlayers will be recognized when shipped. Microsoft has options under the agreement to acquire additional rights and licenses and extend the term of the agreement for additional financial consideration.

(8) Income Taxes

     There is no provision for income tax expense in 1996, 1997 or 1998 or in the period November 3, 1995 (date of inception) to December 31, 1998 due to the Company's net losses in each of the years and the cumulative period since inception. No income tax payments have been made in 1996, 1997, 1998 or the period November 3, 1995 (date of inception) to December 31, 1998.

                                 AUDIBLE, INC.
                         (A Development Stage Company)

                         Notes to Financial Statements

December 31, 1996, 1997 and 1998 and the period November 3, 1995 (Date of Inception) to December 31, 1998 three months ended March 31, 1998 and 1999 and the period November 3, 1995 (Date of Inception) to March 31, 1999
 (All information for the three months ended March 31, 1998 and subsequent to
                        December 31, 1998 is unaudited)


     The difference between the actual income tax provision and that computed by applying the U.S. federal income tax rate of 34% to pretax loss is summarized below:

                                                                         Period
                                                                    November 3, 1995
                                  Year ended December 31,          (date of inception)
                            -------------------------------------    to December 31,
                               1996         1997         1998             1998
                            -----------  -----------  -----------  -------------------
   Computed "expected" tax
    benefit................ $(1,192,982) $(2,729,944) $(2,766,945)     $(6,706,490)
   (Increase) decrease in
    tax benefit resulting
    from:
    Increase in the
     valuation allowance...   1,391,121    3,208,000    3,251,000        7,869,000
    State and local income
     tax benefit, net of
     federal benefit.......    (208,421)    (476,937)    (483,401)      (1,171,018)
    Other, net.............      10,282       (1,119)        (654)           8,508
                            -----------  -----------  -----------      -----------
                            $       --   $       --   $       --       $       --
                            ===========  ===========  ===========      ===========

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of December 31, 1997 and 1998 are as follows:

                                                              December 31,
                                                          ---------------------
                                                             1997       1998
                                                          ---------- ----------
Deferred tax assets:
 Net operating loss carryforwards........................ $  766,000 $4,288,000
 Capitalized start-up costs..............................    891,000  1,115,000
 Capitalized research and developmental costs............  2,751,000  1,876,000
 Book depreciation in excess of tax depreciation.........    117,000    229,000
 Deferred compensation and accrued vacation..............     52,000    105,000
 Inventory write-down....................................        --     148,000
 Molds and equipment impairment..........................        --      72,000
 Other, net..............................................     47,000     36,000
                                                          ---------- ----------
  Total deferred tax assets..............................  4,624,000  7,869,000
 Less valuation allowance................................  4,618,000  7,869,000
                                                          ---------- ----------
  Net deferred taxes.....................................      6,000        --
Deferred tax liability--deductible patent costs..........      6,000        --
                                                          ---------- ----------
  Net deferred taxes..................................... $      --  $      --
                                                          ========== ==========

     In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income. Based on the Company's historical net losses, management believes it is more likely than not that the Company will not realize the benefits of these deferred tax assets, and accordingly, a full valuation allowance has been recorded on the deferred tax assets as of December 31, 1997 and 1998.

                                 AUDIBLE, INC.
                         (A Development Stage Company)

                         Notes to Financial Statements

December 31, 1996, 1997 and 1998 and the period November 3, 1995 (Date of Inception) to December 31, 1998 three months ended March 31, 1998 and 1999 and the period November 3, 1995 (Date of Inception) to March 31, 1999
 (All information for the three months ended March 31, 1998 and subsequent to
                        December 31, 1998 is unaudited)


     As of December 31, 1998, the Company has net operating loss carryforwards for federal income tax purposes of approximately $10.7 million which expire between 2010 and 2013 if not used to offset future taxable income. The Company has experienced certain ownership changes which, under the provisions of Section 382 of the Internal Revenue Code of 1986, as amended, may result in an annual limitation on the Company's ability to utilize its net operating losses in the future.

(9)  Related-party Transactions

     The Company has an agreement with Flextronics to manufacture the Audible MobilePlayer. The chief executive officer of Flextronics is also a principal of one of the Company's stockholders. Included in accounts payable is approximately $173,000 and $51,000 which is due to Flextronics at December 31, 1997 and 1998, respectively. The Company intends to terminate this agreement in 1999 in connection with the decision to discontinue manufacturing the Audible MobilePlayer (see note 5).

     The note receivable due from stockholder of $100,000 at December 31, 1997 and 1998 bears interest at 6% annually. The principal amount plus accrued interest is due the earlier of March 28, 2002 or the effective date of an initial public offering by the Company. The stockholder has pledged 25,000 shares of common stock as security under the promissory note.

     In April 1999, the note was amended to extend its maturity date to one year following the closing of an initial public offering of the Company's common stock.

(10)  Commitments

  Lease Obligations

     The Company entered into a capital lease line of credit with Comdisco, Inc. whereby the Company may lease up to $1,750,000 of equipment. The Company has leased $1,240,585 of equipment under this capital lease line as of December 31, 1998. The Company has operating leases on its office space and certain equipment. Future minimum lease obligations under these lease arrangements are as follows:

                                                             Capital  Operating
                                                              leases   leases
                                                             -------- ---------
   Year ending December 31:
    1999.................................................... $517,051 $206,478
    2000....................................................  276,898  215,571
    2001....................................................   48,271  218,732
    2002....................................................      --   218,732
    2003....................................................      --    19,225
                                                             -------- --------
     Total future minimum lease payments....................  842,220 $878,738
                                                                      ========
    Less amount representing interest (8% to 11.5%).........   60,489
                                                             --------
     Present value of obligation under capital lease........  781,731
    Less current maturities                                   471,224
                                                             --------
     Obligation under capital lease, net of current
      maturities............................................ $310,507
                                                             ========

                                 AUDIBLE, INC.
                         (A Development Stage Company)

                         Notes to Financial Statements

December 31, 1996, 1997 and 1998 and the period November 3, 1995 (Date of Inception) to December 31, 1998 three months ended March 31, 1998 and 1999 and the period November 3, 1995 (Date of Inception) to March 31, 1999
 (All information for the three months ended March 31, 1998 and subsequent to
                        December 31, 1998 is unaudited)

     Rent expense of $58,173, $144,914, $209,128 and $412,215 was recorded for operating leases for the years ended December 31, 1996, 1997 and 1998 and the period November 3, 1995 (date of inception) to December 31, 1998, respectively.

     Equipment under capital leases as of December 31, 1997 and 1998 is summarized as follows:

                                                             December 31,
                                                         ----------------------
                                                            1997        1998
                                                         ----------  ----------
   Studio equipment..................................... $  135,855  $  135,855
   Computer server and Web site equipment...............    492,793     504,055
   Molds and manufacturing equipment....................    419,332     301,406
   Office furniture and equipment.......................    295,296     299,269
                                                         ----------  ----------
                                                          1,343,276   1,240,585
   Less accumulated amortization........................   (351,567)   (953,303)
                                                         ----------  ----------
                                                         $  991,709  $  287,282
                                                         ==========  ==========

  Content Royalty Agreements

     The Company enters into content royalty agreements with various content providers. Royalties for licensed content are based on a percentage of content revenue. Minimum royalties of approximately $702,000 are required to be paid over the next two to three years. Payment dates are based upon specific terms within each agreement.

  Purchase Commitment

     Under the Company's manufacturing agreement with Flextronics, the Company is required to reimburse Flextronics for all purchases of components in connection with its decision to discontinue manufacturing Audible MobilePlayers, which amount is approximately $401,000 as of December 31, 1998. As of December 31, 1998, the parties agreed to use the Company's $350,000 deposit to satisfy a portion of this commitment and the Company recorded a charge of $51,000 for the remaining amount (see note 5). The Company has committed to purchase a limited quantity of enhanced Audible MobilePlayers for approximately $141,000 in early 1999 which are expected to be sold at or above cost.

  License Agreements

     In November 1998, the Company entered into a two-year agreement for certain joint software development, licensing and marketing. Audible is required to pay $250,000 in the aggregate at various dates during 1999 under the terms of this agreement, for both royalties, based on future sales, and advertising costs.

     The Company has entered into several other agreements whereby certain device manufacturers will license software from Audible. Under the terms of these agreements, the Company would be required to pay the device manufacturer revenue sharing on content sales by customers referred to the Company through the efforts of the device manufacturers.

                                 AUDIBLE, INC.
                         (A Development Stage Company)

                         Notes to Financial Statements

December 31, 1996, 1997 and 1998 and the period November 3, 1995 (Date of Inception) to December 31, 1998 three months ended March 31, 1998 and 1999 and the period November 3, 1995 (Date of Inception) to March 31, 1999
 (All information for the three months ended March 31, 1998 and subsequent to
                        December 31, 1998 is unaudited)


  Web Hosting Agreement

     During 1998, the Company entered into an agreement for Web hosting and Internet access services effective until May 1999. Future payments by the Company under this agreement total approximately $33,800, to be paid monthly.

(11) Notes Due from Stockholders for Common Stock

     Notes due from stockholders of $596,375 and $1,040,158 at December 31, 1997 and 1998, respectively, were received by the Company for payment for shares of common stock purchased by employees and consultants under the Company's Stock Restriction Agreements (see note 3). These notes have been reflected as a reduction to stockholders' deficit. The notes are full recourse promissory notes bearing interest at fixed rates ranging from 7.0% to 8.5%. The notes mature beginning in the year 2000.

     The Company has exercised its right to purchase shares of unvested stock from employees who were terminated (under the terms of the Company's Stock Restriction Agreement). During 1996, 1997, 1998 and the period November 3, 1995 (date of inception) to December 31, 1998, the Company repurchased 215,100, 233,055, 1,172,724 and 1,620,879 shares, respectively. The Company paid for these shares by reducing the indebtedness under the promissory notes issued to the Company.

     Certain Stock Restriction Agreements with employees contain a provision whereby the employee is awarded a one-time bonus if still employed by the Company on the due date of the promissory note equal to the amount of the promissory note. Compensation expense is recognized on a straight-line basis over the term of the promissory note. Deferred compensation in the accompanying balance sheets represents the earned, unpaid portion of such bonuses.

(12)Credit Facilities

     The Company had a bank line of credit which provided for borrowings of up to $500,000. No amounts were outstanding under this line of credit as of December 31, 1997. This credit facility was secured by interests in various Company assets. The credit facility expired on December 31, 1997.

     In April 1998, the Company entered into a $1,000,000 bank line of credit agreement. The agreement matures on April 5, 1999 and contains a minimum tangible net worth covenant, as defined in the agreement, of $1,500,000. Any loan amount bears interest at a per annum rate equal to one percentage point above the prime rate (8.75% as of December 31, 1998) and is limited to a borrowing base formula based on eligible accounts. As of December 31, 1998, the amount available for borrowing under the line of credit was nominal. The Company did not draw on this line of credit and was in compliance with the covenant as of December 31, 1998.

     In connection with securing the $1,000,000 line of credit, the Company issued warrants to the bank to purchase 5,000 shares of Series D convertible preferred stock. These warrants have an exercise price of $4.00 per share and expire on April 5, 2003.

     The Company pledged all goods and equipment, including inventory, accounts receivable, contract rights and intangibles currently owned or hereafter acquired, as collateral under this loan agreement.

                                 AUDIBLE, INC.
                         (A Development Stage Company)

                         Notes to Financial Statements

December 31, 1996, 1997 and 1998 and the period November 3, 1995 (Date of Inception) to December 31, 1998 three months ended March 31, 1998 and 1999 and the period November 3, 1995 (Date of Inception) to March 31, 1999
 (All information for the three months ended March 31, 1998 and subsequent to
                        December 31, 1998 is unaudited)


     The bank line of credit expired as of April 5, 1999 and was not renewed.

(13) Corporate Restructuring

     On February 2, 1998, the Company reduced its workforce by 32%, eliminating 15 full-time positions in a variety of functions. The Company offered a severance package to all the terminated employees. The total charge resulting from severance of $44,462 was paid in 1998.

(14) Employee Benefit Plan

     On July 1, 1998, the Company adopted and made available to all of its employees a 401(k) savings plan (the Plan). The Plan is based on contributions from employees and discretionary Company contributions. The Company has not contributed to the Plan to date.

(15) Subsequent Events

     In April 1999, the Company established the 1999 Stock Incentive Plan (the "Stock Incentive Plan") and has reserved 9,000,000 shares to be issued under the Stock Incentive Plan. The Stock Incentive Plan permits the granting of stock options, stock appreciation rights, restricted or unrestricted stock awards, phantom stock, performance awards and other stock-based awards. No awards have been granted under the Stock Incentive Plan.

     In April 1999, the Company increased the number of shares of common stock authorized from 16,000,000 to 50,000,000 and the number of shares of preferred stock authorized from 9,843,000 to 19,843,000.

     In April 1999, in connection with an amendment to the agreements with Microsoft, the Company issued to Microsoft a warrant to purchase 100,000 shares of common stock at the initial public offering price, or, if the initial public offering does not occur within 12 months of the date of issuance, such warrant is exercisable for 100,000 shares of common stock at $6.00 per share. Microsoft has a right of first negotiation in the event of a potential sale of the Company. The fair value of this warrant will be recognized as an expense on a straight line basis over the same period as the advance for the distribution right discussed in note 7.

     Effective May 26, 1999, the Company declared a 3 for 2 stock split in the form of a stock dividend payable on May 26, 1999 for stockholders of record at the close of business on May 26, 1999.

     In June 1999, in connection with a services agreement, the Company issued a warrant to purchase 150,000 shares of common stock at $0.01 per share, which is fully vested, and a warrant to purchase 750,000 shares of common stock at $8.00 per share, which is subject to vesting over a five year period. The fair value of these warrants will be recorded as an expense over the initial term of the service agreement, which is three years.

                              [AUDIBLE, INC. LOGO]

                      [LOGO OF AUDIBLE.COM APPEARS HERE]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

13. Other Expenses of Issuance and Distribution

   The following table sets forth the various expenses payable by us in connection with the sale and distribution of the securities offered hereby, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee, the National Association Securities Dealers, Inc. filing fee and the Nasdaq National Market listing fee.

    Securities and Exchange Commission registration fee.............. $   12,788
    National Association of Securities Dealers, Inc. filing fee......      5,100
    Nasdaq National Market listing fee...............................     95,000
    Transfer agent's and registrar's fees............................     10,000
   *Printing expenses................................................    250,000
   *Legal fees and expenses..........................................    275,000
   *Accounting fees and expenses.....................................    250,000
    Blue Sky filing fees and expenses................................     10,000
   *Miscellaneous expenses...........................................     92,112
                                                                      ----------
     Total........................................................... $1,000,000
                                                                      ==========

--------
* estimated.

14. Indemnification of Officers and Directors

   Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Our bylaws include provisions to require us to indemnify our directors and officers to the fullest extent permitted by Section 145, including circumstances in which indemnification is otherwise discretionary. Section 145 also empowers us to purchase and maintain insurance that protects our officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions.

   At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

   The form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification of our directors and officers by the Underwriters, for certain liabilities arising under the Securities Act.

15. Recent Sales of Unregistered Securities

   During the last three years, we have issued unregistered securities in the transactions described below. These securities were offered and sold by us in reliance upon the exemptions provided for in Section 4(2) of the Securities Act, relating to sales not involving any public offering, Rule 506 of the Securities Act relating to sales to accredited investors and Rule 701 of the Securities Act relating to a compensatory benefit plan. The sales were made without the use of an underwriter and the certificates representing the securities sold contain a restrictive legend that prohibits transfer without registration or an applicable exemption.

(1) In July 1996, we issued 2,000,000 shares of Series B preferred stock to a group of accredited investors at a purchase price of $1.50 per share for an aggregate of $3,000,000.

(2) In November 1996, we issued an additional 50,000 shares of Series B preferred stock to two accredited investors at a purchase price of $1.50 per share for an aggregate of $75,000.

(3) In November 1996, we issued warrants to purchase an aggregate of 46,082 shares of Series B preferred stock in connection with loans made to us.
(4) In March 1997, we issued 2,250,000 shares of Series C preferred stock to a group of accredited investors at a purchase price of $4.00 per share for an aggregate of $9,000,000.
(5) In March 1997, we issued warrants to purchase 674,999 shares of common stock to holders of Series C preferred stock in connection with the Series C preferred stock financing.
(6) In July 1997, we issued a warrant to purchase 12,188 shares of Series C preferred stock in connection with a loan made to us.
(7) In February 1998, we issued 1,350,000 shares of Series D preferred stock to a group of accredited investors at a purchase price of $4.00 per share for an aggregate of $5,400,000.
(8) In April 1998, we issued a warrant to purchase 5,000 shares of Series D preferred stock in connection with a loan made to us.
(9) In December 1998, we issued an additional 2,500,000 shares of Series D preferred stock to a group of accredited investors at a purchase price of $4.00 per share for an aggregate of $10,000,000.
(10) In February 1999, we issued an additional 250,000 shares of Series D preferred stock to an accredited investor at a purchase price of $4.00 per share for an aggregate of $1,000,000.
(11) In April 1999, we issued a warrant to purchase 100,000 shares of common stock to an accredited investor.

(12) From December 1995 through March 1999, we sold an aggregate of 9,244,734 shares of common stock to employees and consultants at purchase prices ranging from $.047 to $2.667 per share, for an aggregate of $1,541,384 as follows:

                                              Number of   Price     Aggregate
    Dates of Sale                              Shares   Per Share Purchase Price
    -------------                             --------- --------- --------------
December 1995................................ 2,250,000  $0.047      $105,000
June 1996....................................   112,500   0.100        11,250
June 1996....................................     7,500   0.057           425
July 1996.................................... 1,425,000   0.057        80,750
July 1996....................................    67,500   0.113         7,650
July 1996....................................    48,750   0.667        32,500
August 1996..................................    22,500   0.667        15,000
September 1996...............................   112,500   0.100        11,250
December 1996................................   922,500   0.100        92,250
January 1997.................................    37,500   0.100         3,750
February 1997................................    99,000   0.100         9,900
March 1997...................................    15,000   2.000        30,000
April 1997...................................    18,000   0.667        12,000
May 1997.....................................    83,250   0.100         8,325
June 1997....................................   323,250   0.267        86,200
July 1997....................................   553,500   0.267       147,600
September 1997...............................     3,750   0.100           375
October 1997.................................     4,500   2.667        12,000
November 1997................................   409,125   0.267       109,100
November 1997................................    17,310   0.333         5,770
December 1997................................     1,125   0.333           375
December 1997................................     4,050   0.667         2,700
December 1997................................     9,249   2.667        24,664
January 1998.................................     7,500   2.000        15,000
January 1998.................................    18,750   0.267         5,000
February 1998................................     3,750   0.333         1,250
February 1998................................ 1,500,000   0.267       400,000
May 1998.....................................   279,000   0.267        74,400
June 1998....................................   457,500   0.267       122,000

                                              Number of   Price     Aggregate
    Dates of Sale                              Shares   Per Share Purchase Price
    -------------                             --------- --------- --------------
July 1998....................................    82,500   0.267         22,000
September 1998...............................    80,250   0.267         21,400
October 1998.................................    38,625   0.267         10,300
March 1999...................................   229,500   0.267         61,200
                                              ---------             ----------
Total........................................ 9,244,734             $1,541,384

(13) In April 1999, we issued options to purchase 3,000 shares of our common stock for $2.00 per share to one of our employees.

(14) Effective May 26, 1999, we declared a stock dividend of .5 shares for each outstanding share of common stock.

(15) In June 1999, we issued to an accredited investor in connection with a business arrangement a warrant to purchase 150,000 shares of common stock at an exercise price of $0.01 per share and a warrant to purchase 750,000 shares of common stock at an exercise price of $8.00 per share.

(16) In June 1999, we issued options to purchase an aggregate of 900,500 shares of our common stock for $8.00 per share to employees and consultants.

16. Exhibits and Financial Statement Schedules

   (a) Exhibits

Exhibit No. Description
            Form of Underwriting Agreement
 1.1*

 3.1        Restated Certificate of Incorporation of Audible, dated March 31,
            1997

 3.1.1 Certificate of Amendment of Certificate of Incorporation, dated July 22, 1997

 3.1.2 Certificate of Amendment of Certificate of Incorporation, dated February 25, 1998

 3.1.3 Certificate of Amendment of Certificate of Incorporation, dated December 18, 1998

 3.1.4* Certificate of Amendment of Certificate of Incorporation, dated June 16, 1999

 3.2        Form of Amended and Restated Certificate of Incorporation of
            Audible

 3.3        Bylaws of Audible

 3.3.1      Amendment No. 1 to Audible, Inc. Bylaws, dated March 17, 1998

 3.4        Form of Amended and Restated Bylaws of Audible

 4.1        Specimen stock certificate for shares of common stock of Audible

            Opinion of Piper & Marbury L.L.P.
 5.1

10.1+ License Agreement dated November 4, 1998, by and between Microsoft Corporation and Audible

10.2+ Digital Rights Management Agreement dated November 4, 1998, between Microsoft Corporation and Audible

10.3+ Development Agreement dated November 12, 1998, by and between RealNetworks, Inc. and Audible

10.4 RealMedia Architecture Partner Program Internet Agreement dated November 12, 1998, between RealNetworks, Inc. and Audible

10.5 Master Lease Agreement dated November 19, 1996, by and between Comdisco, Inc. as lessor, and Audible as lessee

10.5.1
            Addendum to Master Lease Agreement dated November 20, 1996, by and between Comdisco, Inc., as lessor, and Audible, as lessee (relating to Exhibit 10.5)

10.6 Warrant Agreement to purchase 30,573 shares of Series B preferred stock at a price of $2.68 per share, dated November 19, 1996, and re-issued as of August 17, 1998, by Audible to Comdisco, Inc.
10.7 Warrant Agreement to purchase 12,188 shares of Series C preferred stock at a price of $4.00 per share, dated July 24, 1997, issued by Audible to Comdisco, Inc.
10.8 Loan and Security Agreement dated April 6, 1998, by and between Silicon Valley Bank, as lender, and Audible, as borrower, for a revolving line of credit of up to $1,000,000
10.9 Warrant to Purchase Stock issued April 6, 1998, by Audible to Silicon Valley Bank,
10.10 Security and Loan Agreement dated November 20, 1996, between Audible, as borrower, and Imperial Bank, as lender, for up to $500,000
10.11 Warrant Agreement to purchase 12,500 shares of Series B preferred stock at a price of $3.00 per share, dated November 20, 1996, issued by Audible to Imperial Bank
10.12 Promissory Note dated March 28, 1997, from Donald Katz in favor of Audible, in the principal amount of $100,000
10.12.1 Allonge to Note dated April 21, 1999 between Donald Katz and Audible (relating to Exhibit 10.12.1)
10.13 Security Agreement dated March 28, 1997, by and between Donald Katz and Audible
10.14 Amended and Restated Registration Rights Agreement dated February 26, 1998, by and among Audible and certain stockholders named therein
10.14.1 Amendment No. 1 to Amended and Restated Registration Rights Agreement dated December 18, 1998 (relating to Exhibit 10.14)

10.14.2*

            Amendment No. 2 to Amended and Restated Registration Rights Agreement dated June 17, 1999 (relating to Exhibit 10.14)
10.15       1999 Stock Incentive Plan
10.16 Form of Common Stock Warrants issued March 31, 1997 by Audible to various investors in connection with the Series C preferred stock financing
10.17 Form of Stock Restriction Agreement by and between Audible and the Named Executive Officers made in connection with various purchases and sales of shares of restricted common stock
10.18 Form of Promissory Note made by the Named Executive Officers in favor of Audible in connection with various purchases and sales of shares of restricted common stock
10.19 Office Lease dated June 20, 1997, by and between Audible, as tenant, and Passaic Investment LLC, Sixty-Five Willowbrook Investment LLC and Wayne Investment LLC, as tenants-in-common, as landlord
10.20 Sublease Agreement dated July 19, 1996, by and between Audible, as sublessee, and Painewebber Incorporated, as sublessor
10.21+ Agreement dated April 3, 1999 by and between Audible and Diamond Multimedia Systems, Inc.
10.22 Common Stock Purchase Warrant, issued April 22, 1999, to Microsoft Corporation
10.23       Employment Offer Letter from Audible to Guy Story dated June 10,
            1996
10.24       Employment Offer Letter from Audible to Matthew Fine dated March
            31, 1997
10.25       Employment Offer Letter from Audible to Brian Fielding dated April
             25, 1997
10.26 Employment Offer Letter from Audible to Travis Millman dated September 29, 1997
10.27       Employment Offer Letter from Audible to Foy Sperring dated April
            23, 1998
10.28 Employment Offer Letter from Audible to Andrew Huffman dated February 12, 1998

            Employment Offer Letter from Audible to Andrew Kaplan dated May
10.29*      25, 1999

10.30*      Common Stock Purchase Warrant, W-1, issued June 17, 1999, to Robin
            Williams

10.31*      Common Stock Purchase Warrant, W-2, issued June 17, 1999, to Robin
            Williams
10.32*
11.1        Letter Agreement dated June 17 1999, between Robin Williams and
            Audible
            Statement of computation of loss per share
23.1*       Consent of KPMG LLP
23.2*       Consent of Piper & Marbury L.L.P. (included as part of Exhibit 5.1
24.1        hereto)
            Power of Attorney (included in signature pages)
            Financial Data Schedule
27*
--------
+ Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant's Application Requesting Confidential Treatment under Rule 406 of the Act.
*  Filed herewith.

   (b) Financial Statement Schedules:

   Schedules have been omitted because the information required to be shown in the schedules is not applicable or is included elsewhere in our financial statements or the notes thereto.

17. Undertakings

   The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its Charter or Bylaws or the Delaware General Corporation Law or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted form the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the Company has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wayne, New Jersey, on the 17th day of June, 1999.

                                          AUDIBLE, INC.

                                                   /s/ Andrew J. Huffman
                                          By: _________________________________
                                                     Andrew J. Huffman
                                               President and Chief Executive
                                                          Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


             Signature                         Title                  Date
             ---------                         -----                  ----

       /s/ Andrew J. Huffman        President, Chief Executive    June 17, 1999
 _________________________________   Officer and Director
         Andrew J. Huffman           (Principal Executive
                                     Officer)

        /s/ Andrew P. Kaplan        Vice President, Finance and   June 17, 1999
 _________________________________   Administration and Chief
          Andrew P. Kaplan           Financial Officer
                                     (Principal Financial
                                     Officer)

                 *                  Chairman of the Board of      June 17, 1999
 _________________________________   Directors
           Donald R. Katz

                 *                  Director                      June 17, 1999
 _________________________________
            Timothy Mott

                 *                  Director                      June 17, 1999
 _________________________________
        R. Bradford Burnham

                 *                  Director                      June 17, 1999
 _________________________________
         Thomas Hirschfeld

                 *                  Director                      June 17, 1999
 _________________________________
         W. Bingham Gordon

                 *                  Director                      June 17, 1999
 _________________________________
         Winthrop Knowlton

                 *                  Director                      June 17, 1999
 _________________________________
           Richard Brass

*By: /s/ Nancy A. Spangler
  -------------------------
       Nancy A. Spangler
       Attorney-In-Fact

                                 EXHIBIT INDEX


Exhibit No. Description
 1.1*       Form of Underwriting Agreement

 3.1        Restated Certificate of Incorporation of Audible, dated March 31,
            1997

 3.1.1      Certificate of Amendment of Certificate of Incorporation, dated
            July 22, 1997

 3.1.2      Certificate of Amendment of Certificate of Incorporation, dated
            February 25, 1998

 3.1.3      Certificate of Amendment of Certificate of Incorporation, dated
            December 18, 1998

 3.1.4*     Certificate of Amendment of Certificate of Incorporation, dated
            June 16, 1999

 3.2        Form of Amended and Restated Certificate of Incorporation of
            Audible

 3.3        Bylaws of Audible

 3.3.1      Amendment No. 1 to Audible, Inc. Bylaws, dated March 17, 1998

 3.4        Form of Amended and Restated Bylaws of Audible

 4.1        Specimen stock certificate for shares of common stock of Audible

 5.1        Opinion of Piper & Marbury L.L.P.

10.1+       License Agreement dated November 4, 1998, by and between Microsoft
            Corporation and Audible

10.2+ Digital Rights Management Agreement dated November 4, 1998, between Microsoft Corporation and Audible

10.3+       Development Agreement dated November 12, 1998, by and between
            RealNetworks, Inc. and Audible

10.4        RealMedia Architecture Partner Program Internet Agreement dated
            November 12, 1998, between RealNetworks, Inc. and Audible

10.5        Master Lease Agreement dated November 19, 1996, by and between
            Comdisco, Inc. as lessor, and Audible as lessee

10.5.1 Addendum to Master Lease Agreement dated November 20, 1996, by and between Comdisco, Inc., as lessor, and Audible, as lessee
            (relating to Exhibit 10.5)

10.6 Warrant Agreement to purchase 30,573 shares of Series B preferred stock at a price of $2.68 per share, dated November 19, 1996, and re-issued as of August 17, 1998, by Audible to Comdisco, Inc.

10.7 Warrant Agreement to purchase 12,188 shares of Series C preferred stock at a price of $4.00 per share, dated July 24, 1997, issued by Audible to Comdisco, Inc.

10.8        Loan and Security Agreement dated April 6, 1998, by and between
            Silicon Valley Bank, as lender, and Audible, as borrower, for a revolving line of credit of up to $1,000,000

10.9        Warrant to Purchase Stock issued April 6, 1998, by Audible to
            Silicon Valley Bank, entitling Silicon Valley Bank to purchase
            5,000 shares of common stock at a price of $4.00 per share

10.10       Security and Loan Agreement dated November 20, 1996, between
            Audible, as borrower, and Imperial Bank, as lender, for up to
            $500,000

10.11 Warrant Agreement to purchase 12,500 shares of Series B preferred stock at a price of $3.00 per share, dated November 20, 1996, issued by Audible to Imperial Bank

10.12       Promissory Note dated March 28, 1997, from Donald Katz in favor of
            Audible, in the principal amount of $100,000

10.12.1
            Allonge to Note dated April 21, 1999 between Donald Katz and
            Audible (relating to Exhibit 10.12.1)

10.13       Security Agreement dated March 28, 1997, by and between Donald
            Katz and Audible

10.14       Amended and Restated Registration Rights Agreement dated February
            26, 1998, by and among Audible and certain stockholders named therein

10.14.1     Amendment No. 1 to Amended and Restated Registration Rights
            Agreement dated December 18, 1998 (relating to Exhibit 10.14)

10.14.2*    Amendment No. 2 to Amended and Restated Registration Rights
            Agreement dated June 17, 1999 (relating to Exhibit 10.14)

10.15       1999 Stock Incentive Plan

10.16 Form of Common Stock Warrants issued March 31, 1997 by Audible to various investors in connection with the Series C preferred stock financing

10.17 Form of Stock Restriction Agreement by and between Audible and the Named Executive Officers made in connection with various purchases and sales of shares of restricted common stock

10.18 Form of Promissory Note made by the Named Executive Officers in favor of Audible in connection with various purchases and sales of shares of restricted common stock

10.19 Office Lease dated June 20, 1997, by and between Audible, as tenant, and Passaic Investment LLC, Sixty-Five Willowbrook
            Investment LLC and Wayne Investment LLC, as tenants-in-common, as landlord

10.20 Sublease Agreement dated July 19, 1996, by and between Audible, as sublessee, and Painewebber Incorporated, as sublessor

10.21+      Agreement dated April 13, 1999 by and between Audible and Diamond
            Multimedia Systems, Inc.

10.22       Common Stock Purchase Warrant, issued April 22, 1999, to Microsoft
            Corporation

10.23       Employment Offer Letter from Audible to Guy Story dated June 10,
            1996

10.24       Employment Offer Letter from Audible to Matthew Fine dated March
            31, 1997

10.25       Employment Offer Letter from Audible to Brian Fielding dated April
            25, 1997

10.26       Employment Offer Letter from Audible to Travis Millman dated
            September 29, 1997

10.27       Employment Offer Letter from Audible to Foy Sperring dated April
            23, 1998

10.28       Employment Offer Letter from Audible to Andrew Huffman dated
            February 12, 1998

10.29*      Employment Offer Letter from Audible to Andrew Kaplan dated May
            25, 1999

10.30*      Common Stock Purchase Warrant, W-1, issued June 17, 1999, to Robin
            Williams

10.31*      Common Stock Purchase Warrant, W-2, issued June 17, 1999, to Robin
            Williams

10.32*      Letter Agreement dated June 17, 1999, between Robin Williams and
            Audible

11.1        Statement of computation of loss per share

23.1*       Consent of KPMG LLP

23.2 Consent of Piper & Marbury L.L.P. (included as part of Exhibit 5.1 hereto)

24.1

            Power of Attorney (included in signature pages)

27*         Financial Data Schedule
--------
+  Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant's Application
   Requesting Confidential Treatment under Rule 406 of the Act.
*  Filed herewith.
